UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No.   )

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Coeur Mining, Inc.
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2018
PROXY STATEMENT
COEUR MINING, INC.

104 South Michigan Avenue
Suite 900
Chicago, Illinois 60603

Dear Stockholder:

I am pleased to invite you to join our Board of Directors, executives, employees and your fellow stockholders at our 2018 Annual Stockholders’ Meeting. The meeting will take place at the Four Seasons Hotel, 57 East 57th Street, New York, New York, 10022, on Tuesday, May 8, 2018, at 10:30 a.m., local time. The attached notice and proxy statement provide information about the business to be conducted at the meeting.

A Year of Significant Achievements

2017 was a successful year for Coeur as we continued to see positive results from our multi-year strategy to transform into a lower-cost, high-quality, profitable precious metals producer. We worked together to uphold and achieve the fundamental principles underlying our purpose statement, “We Pursue a Higher Standard”.

►     We PROTECT our People, Places and Planet – 2017 was another year of strong health, safety and environmental performance, evidenced by significant improvements in key health, safety and environmental performance metrics described in this proxy statement. We also delivered on our ongoing commitment to have a positive impact in the communities in which we work.

►     We DEVELOP Quality Resources, Growth and Plans – We achieved major milestones on several key organic growth projects at our mines that are expected to increase margins, generate high returns, and lead to higher cash flow. For example, our strategy for our Palmarejo mine in Mexico led to a 63% year-over-year increase in silver equivalent production and a $150 million improvement in year-over-year free cash flow with lower costs for the fourth consecutive year. At the Rochester mine in Nevada, we completed a multi-year permitting and construction project to expand a leach pad which we expect will result in strong, sustainable cash flow going forward. Our higher level of investment in targeted near-mine exploration drove a 10% increase in Companywide year-end reserves and a 43% increase in mineralized material. In addition, we bolstered efforts to develop our people so they have the necessary capabilities and experiences to further advance our Company in the coming years.

►     We DELIVER Impactful Results through Teamwork – Our team delivered record production in 2017 and further improved our costs, leading to higher cash flow. We also delivered high-quality growth from recent acquisitions such as the Wharf gold mine in South Dakota, which has generated nearly $130 million in free cash flow through year-end 2017 since we acquired it just three years ago for $99 million. In addition, we acquired the high-grade Silvertip mine in British Columbia late last year, which commenced production in the first quarter of 2018 and is expected to be a source of high-margin growth for the Company. We completed several initiatives to further strengthen our balance sheet last year, resulting in a significant year-over-year decrease in interest expense, and we further repositioned our portfolio with the sale of the San Bartolomé mine in Bolivia and several other non-core assets.

2018 will be Coeur’s 90th year in the mining business. We are proud of the progress we have made to reposition the Company and we look to build on the momentum we generated in 2017 to deliver another year of strong results.

We Pursue a Higher Standard of Alignment, Engagement and Communication

In 2017, our compensation programs reflected our operational and financial successes, as well as strong three-year total stockholder return. We continued our robust outreach efforts to maintain an open and transparent dialogue with our stockholders and other stakeholders and to appropriately respond to their feedback. Our proxy statement now clearly and concisely describes our corporate governance practices, strong commitment to corporate social responsibility, and executive compensation programs that are directly linked to our performance.

Your Vote is Important

Thank you for being a Coeur stockholder. Whether or not you plan to attend the Annual Meeting in person, we encourage you to promptly vote your shares by submitting your proxy on the Internet or by telephone, or by completing, signing, dating and returning your proxy card. Instructions on how to vote begin on page 8.

Respectfully,

Mitchell J. Krebs
President, Chief Executive Officer and Director

Chicago, Illinois
March 28, 2018

NOTICE OF 2018
ANNUAL STOCKHOLDERS’ MEETING

Date: Tuesday, May 8, 2018 Time: 10:30 a.m. local time Place: the Four Seasons Hotel, 57 East 57th Street New York, New York 10022 Record Date: March 13, 2018
Agenda:

1.   Elect the ten directors named in the Proxy Statement

2.   Approve the adoption of the Coeur Mining, Inc. 2018 Long-Term Incentive Plan and
      the reservation of 11,204,419 shares of common stock for issuance under the plan

3.   Ratify the appointment of our independent registered public accounting firm for 2018

4.   Approve an advisory resolution to approve executive compensation

5.   Transact such other business as properly may come before the Annual Meeting

Only stockholders of record at the close of business on the Record Date are entitled to receive notice of and to vote at the Annual Meeting or any adjournments thereof.

YOUR VOTE IS IMPORTANT Please cast your vote as soon as possible by:

using the Internet at www.proxyvote.com	calling toll-free from the United States, U.S. territories and Canada to 1 800-690-6903

mailing your signed proxy or voting instruction form	attending the Annual Meeting in person

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to Be Held On May 8, 2018. Our Proxy Statement is attached. Financial and other information concerning Coeur Mining, Inc. is contained in our 2017 Annual Report to Stockholders. You may access this Proxy Statement and our 2017 Annual Report to Stockholders at www.proxyvote.com.

Beneficial (“Street Name”) Stockholders. If your shares are held in the name of a broker, bank or other holder of record, follow the voting instructions you receive from the holder of record to vote your shares.

By order of the Board of Directors,

CASEY M. NAULT,
Senior Vice President, General Counsel and Secretary
Coeur Mining, Inc.
104 S. Michigan Ave.
Suite 900
Chicago, Illinois 60603
March 28, 2018

PROXY STATEMENT SUMMARY

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Coeur Mining, Inc. (“Coeur” or the “Company”) of proxies of stockholders for shares to be voted at our Annual Stockholders’ Meeting (the “Annual Meeting”) and any and all adjournments thereof. This proxy statement and the accompanying proxy are first being made available to our stockholders on or about March 28, 2018.

This summary highlights information contained elsewhere in this proxy statement. This is only a summary, and we encourage you to read the entire proxy statement carefully before voting. For more complete information regarding our 2017 operating and financial performance, please also review our Annual Report to Stockholders for the year ended December 31, 2017 (our “Annual Report”).

Annual Meeting

Time and Date	10:30 a.m. local time on Tuesday May 8, 2018
Place	The Four Seasons Hotel, 57 East 57th Street, New York, New York 10022
Record Date	Tuesday, March 13, 2018
Voting	Holders of common stock as of the Record Date are entitled to vote. Each share of common stock is entitled to one vote for each director nominee and one vote for each of the proposals to be voted on.
Entry
You are entitled to attend the Annual Meeting only if you were a Coeur stockholder as of the close of business on the Record Date or hold a valid proxy for the Annual Meeting.

You should be prepared to present valid photo identification for admittance. If you do not provide photo identification, you will not be admitted to the Annual Meeting. Please let us know if you plan to attend the Annual Meeting by marking the appropriate box on the enclosed proxy card if you requested to receive printed proxy materials, or, if you vote by telephone or over the internet, by indicating your plans when prompted.

Voting Matters

Proposal		Coeur Board Voting Recommendation	Page Reference (for more detail)
1	Election of ten directors	FOR each nominee	12
2	Approve the adoption of the Coeur Mining, Inc. 2018 Long-Term Incentive Plan	FOR	30
3	Ratification of the appointment of Grant Thornton LLP as Coeur’s independent registered public accounting firm for 2018	FOR	37
4	Vote on an advisory resolution to approve executive compensation	FOR	66

   PROXY STATEMENT SUMMARY

2017 and Q1 2018 Performance Highlights

During 2017, we delivered on our commitment to Pursue a Higher Standard. Our efforts to operate safely and responsibly, invest in our existing assets and near-mine exploration, upgrade the quality of our portfolio and bolster the strength and flexibility of our balance sheet are showing positive results that we believe will provide long-term value for our stockholders.

PROTECT – Our People, Places, Planet

No environmental violation notices or monetary penalties

55% reduction in reportable spills compared to 2016 and nearly 67% reduction since 2013

Continued to perform concurrent reclamation activities at our mines, restoring the land as we mine other areas

50% reduction since 2012 in Total Reportable Injury Frequency Rate, a key safety metric in the mining industry Increased contractor safety training, including for third-party contractors at our sites

Our Rochester mine was named the safest medium-size surface operation in Nevada by the Nevada Mining Association and the second safest open pit mine in the U.S. by the Mine Safety and Health Administration

Our Palmarejo mine in Mexico has consistently been awarded the Clean Industry Certificate (Certificado de Industria Limpia), and a recertification is pending in 2018. Palmarejo has also received the Corporate Social Responsbility (Empresa Socialmente Responsible) award for nine consecutive years

Through sustainable development and actions, Coeur continued to support initiatives that addressed community needs and maintained or proactively pursued key partnerships with strong and positive community relations

DEVELOP – Quality Resources, Growth, Plans

Our investment in expected high-return growth opportunities accelerated, with capital expenditures in 2017 increasing 45% compared to 2016

Repositioning and investment at the Palmarejo complex resulted in our long-term production milestone of 4,500 tons per day being reached one quarter ahead of schedule including through the successful ramp-up of a second underground mine, a 64% year-over-year increase in silver equivalent (“AgEq”)(1) production and $110 million in free cash flow(1)

Completed and commissioned the Stage IV leach pad on time at our Rochester mine after three years of permitting and ten months of construction, allowing for increased scale and efficiency

Developed and began to mine the high-grade Jualin deposit at the Kensington mine

   PROXY STATEMENT SUMMARY

Bolstered Coeur’s North American-focused platform and successful acquisition track record:

  ►   Acquired the Silvertip silver-zinc-lead mine in British Columbia, Canada

  ►   More than recovered purchase price for Wharf mine in South Dakota         through free cash flow(1) in less than three years while adding reserves and         extending mine life

Increased investment in exploration by 66% compared to 2016 to $41.9 million, with particularly strong results at the Palmarejo complex and the Kensington mine

Year-over-year increases of 10% to our companywide(1) reserves, 42% to measured and indicated mineralized material

DELIVER – Impactful Results through Teamwork
Record production of 39.4 million AgEq(1) ounces (including 4.3 million ounces produced at the San Bartolomé Mine in Bolivia which was sold on February 28, 2018)(2)

Net income from continuing operations was $0.06 per share

Operating cash flow from continuing operations of $197.2 million, an increase of over 100% compared to 2016(2)

Positive free cash flow(1) of more than $60 million, an increase of over $85 million compared to 2016

All-in sustaining costs (“AISC”) per average spot AgEq ounce (“AgEqOz”)(1) were $13.82, slightly lower than 2016 despite higher diesel and consumables costs during 2017

Adjusted costs applicable to sales per average spot AgEqOz(1) at Palmarejo for 2017 were 34% lower year-over-year

Interest expense for 2017 was approximately 56% lower than for 2016 due to de-leveraging

Successfully refinanced our senior notes, extending maturity and reducing the interest rate by 200 basis points to 5.875%

Established new $200 million revolving credit facility to partially fund the Silvertip acquisition and provide balance sheet flexibility

Liquidity of $280 million(3) as of year-end 2017, a significant increase from $118 million as of year-end 2016

   PROXY STATEMENT SUMMARY

Portfolio Optimization

Sold the San Bartolomé Mine and processing facility in Bolivia in the first quarter of 2018, and the Joaquin project in Argentina and the Company’s portfolio of royalty and stream assets including the Endeavor silver stream in Australia in 2017

Divestiture of nine non-core assets for aggregate consideration of $65.1 million since the beginning of 2016

Investment in early-stage exploration projects with a focus on properties with existing operations to leverage existing investment, facilities and workforce

(1)	For purposes of silver equivalence, a 60:1 silver to gold ratio is used unless otherwise noted. Average spot prices included in “Appendix A - Certain Additional Information”. Free cash flow is calculated as Cash Provided by Operating Activities less Capital Expenditures and Gold Production Royalty Payments (see reconciliation tables in “Appendix A – Certain Additional Information”). AISC and adjusted costs applicable to sales per average spot AgEqOz are non-GAAP financial measures (see reconciliation tables in “Appendix A – Certain Additional Information”).
(2)	On December 22, 2017, the Company entered into an agreement to sell its wholly-owned Bolivian subsidiary, which owned and operated the San Bartolomé mine. The transaction closed on February 28, 2018. As a result, the mine was presented in the Company’s Annual Report as a discontinued operation and excluded from consolidated operating statistics and financial results for all periods presented. In 2017, San Bartolomé produced 4.3 million ounces of silver.
(3)	Includes $88.0 million available under Coeur’s revolving credit facility as of December 31, 2017.

   PROXY STATEMENT SUMMARY

2017 Executive Compensation Highlights (p. 43)

In 2017, our executive compensation programs demonstrated strong alignment with stockholder returns. Coeur performed at the 80th percentile among peers in three-year relative total stockholder return (“TSR”), which was a key driver in the 150% payout on performance shares for the three-year period ended December 31, 2017. In addition, Coeur delivered strong performance against strategic goals designed to create long-term stockholder value, resulting in above-target Annual Incentive Plan (“AIP”) payouts for 2017.

At our 2017 Annual Meeting, our stockholders showed strong support for our executive compensation program with over 97% of the votes cast for the approval of the “say-on-pay” proposal.

In 2017, our Compensation Committee continued to place a large proportion of the compensation of our Named Executive Officers (“NEOs”) at risk in order to align pay with performance. The graphs below illustrate the proportion of target total direct compensation opportunity in 2017 (base salary, target AIP, and target Long-Term Incentive Plan (“LTIP”) opportunity) that is variable and “at risk” for our CEO and our other NEOs (on an average basis). In 2017, as shown in the charts below, variable pay as a percentage of total direct compensation was 80% and 74% for our CEO and other NEOs (average), respectively, consistent with our peers, demonstrating that our pay-for-performance compensation philosophy aligns executive pay with creation of long-term value for our stockholders.

Peer group described in “Compensation Discussion and Analysis—Peer Groups” on page 52. Data is from public filings for fiscal year 2016.

   PROXY STATEMENT SUMMARY

Corporate Governance Highlights (p. 12)

►	Independent Board chairman	►	The Board and Board committees take an active role in the Company’s risk oversight and risk management processes
►	All directors independent other than CEO	►	Proactive ongoing outreach to large stockholders on governance, executive compensation and other matters
►	Board refreshment – two new directors elected to the Board in February 2018; 50% of the Board with tenure of approximately five years or less	►	All directors are elected annually for one-year terms
►	Annual evaluations promote Board and Board committee effectiveness	►	Majority voting in uncontested director elections with a resignation policy
►	Chairman’s one-on-one meetings with each director promote candor, effectiveness and accountability	►	Stockholders owning 20% or more of Coeur’s common stock have the right to call a special meeting of the stockholders
►	No related person transactions with directors or executive officers	►	Coeur does not have a poison pill or similar anti-takeover defenses in place

Board Refreshment & Director Nominees (p. 12)

The following tables provides summary information about each director nominee. In 2018, we demonstrated our commitment to Board refreshment and diversity by adding two new qualified directors, Jessica L. McDonald and Eduardo Luna, resulting in a reduction of average director tenure to less than nine years. You can read more about the qualifications of Ms. McDonald and Mr. Luna as well as the rest of our directors below and beginning on page 12. The Board recommends a vote “FOR” each of the directors.

Name	Age	Director Since	Committee Memberships(1)	Independent
Robert E. Mellor (Chairman)	74	1998	Comp, NCGC (C), Executive (C)	Yes
Linda L. Adamany	66	2013	Audit (C), EHSSR	Yes
Kevin S. Crutchfield	57	2013	Comp, EHSSR	Yes
Sebastian Edwards	64	2007	Comp, EHSSR	Yes
Randolph E. Gress	62	2013	Audit, NCGC	Yes
Mitchell J. Krebs	46	2011	Executive	No
Eduardo Luna	72	2018	EHSSR	Yes
Jessica L. McDonald	49	2018	Audit, EHSSR	Yes
John H. Robinson	67	1998	Audit, Comp (C), NCGC, Executive	Yes
J. Kenneth Thompson	66	1998	Audit, NCGC, EHSSR (C), Executive	Yes

(C) denotes the Chair of each committee

   PROXY STATEMENT SUMMARY

Key Qualifications of our Directors (p. 12)

Our Board believes that it should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee our business. In addition, the Board believes that there are certain attributes that every director should possess, as reflected in the membership criteria summarized in “Director and Nominee Experience and Qualifications” beginning on page 12. The following table provides summary information about the skills and qualifications of our Board.

Stockholder Engagement (p. 25) & Corporate Social Responsibility (p. 26)

In 2017, Coeur continued to actively engage with all relevant stakeholders, including our stockholders. We reached out to stockholders representing 64% of our aggregate outstanding shares (as of June 30, 2017) to engage on issues including corporate governance and executive compensation. Coeur continued to support initiatives that addressed community needs and proactively engaged in key partnerships to foster strong positive community relations. Finally, we continued to invest in our health and safety programs, achieved industry-leading safety performance and received prestigious safety awards in 2017.

COEUR MINING, INC.
PROXY STATEMENT

2018 ANNUAL MEETING
MAY 8, 2018

General Information

When and where is the Annual Meeting?

The Annual Stockholders’ Meeting (the “Annual Meeting”) will be held on Tuesday, May 8, 2018, at 10:30 a.m., local time, at the Four Seasons Hotel, 57 East 57th Street, New York, New York 10022.

Who is entitled to vote at the Annual Meeting? What is the Record Date?

All stockholders of record as of the close of business on March 13, 2018 (the “Record Date”) are entitled to vote at the Annual Meeting and any adjournment or postponement thereof upon the matters listed in the Notice of Annual Meeting. Each stockholder is entitled to one vote for each share held of record on that date. As of the close of business on the Record Date, a total of 186,219,222 shares of our common stock were outstanding.

What is the difference between a stockholder of record and a stockholder who holds in street name?

If your shares of Coeur common stock are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are a stockholder of record, and these proxy materials are being sent directly to you from the Company.

If your shares of Coeur common stock are held in “street name”, meaning your shares of Coeur common stock are held in a brokerage account or by a bank or other nominee, you are the beneficial owner of these shares, and these proxy materials are being forwarded to you by your broker, banker or other nominee, who is considered the stockholder of record with respect to such shares. As the beneficial owner of Coeur common stock, you have the right to direct your broker, bank or other nominee on how to vote, and you will receive instructions from your broker, bank or other nominee describing how to vote your shares of Coeur common stock.

How do I inspect the list of stockholders of record?

A list of the stockholders of record as of the Record Date entitled to vote at the Annual Meeting will be available at the Annual Meeting.

Why did I receive a notice in the mail regarding the internet availability of proxy materials?

In accordance with the rules of the SEC, instead of mailing to stockholders a printed copy of our proxy statement, Annual Report and other materials (the “proxy materials”) relating to the Annual Meeting, Coeur may furnish proxy materials to stockholders on the internet by providing a notice of internet availability of proxy materials (the “Notice of Internet Availability”) to inform stockholders when the proxy materials are available on the internet. If you receive the Notice of Internet Availability by mail, you will not receive a printed copy of the proxy materials unless you specifically request one. Instead, the Notice of Internet Availability will instruct you on how you may access and review all of Coeur’s proxy materials, as well as how to submit your proxy, over the internet. The proxy materials are available at www.proxyvote.com.

Will I get more than one copy of the notice or proxy materials if multiple stockholders share my address?

When multiple stockholders have the same address, the SEC permits companies and intermediaries, such as brokers, to deliver a single copy of certain proxy materials and the Notice of Internet Availability to them. This process is commonly referred to as “householding”. We do not participate in householding, but some brokers may for stockholders who do not take electronic delivery of proxy materials. If your shares are held in a brokerage account and you have received notice from your broker that it will send one copy of the Notice of Internet Availability or proxy materials to your address, householding will continue until you are notified otherwise or instruct your broker otherwise. If, at any time, you would prefer to receive a separate copy of the Notice of Internet Availability or proxy materials, or if you share an address with another stockholder and receive multiple copies but would prefer to receive a single copy, please notify your broker. We promptly will deliver to a stockholder who received one copy of the Notice of Internet Availability or proxy materials as the result of householding a separate copy upon the stockholder’s written or oral request directed to our investor relations department at (312) 489-5800, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois 60603. Please note, however, that if you wish to receive a paper proxy card or other proxy materials for purposes of this year’s Annual Meeting, you should follow the instructions provided in the Notice of Internet Availability.

What does it mean to give a proxy?

The persons named on the proxy card (the “proxy holders”) have been designated by the Board to vote the shares represented by proxy at the Annual Meeting. The proxy holders are officers of Coeur. They will vote the shares represented by each properly executed and timely received proxy in accordance with the stockholder’s instructions, or if no instructions are specified, the shares represented by the proxy will be voted “FOR” each nominee in Proposal 1 and “FOR” Proposals 2, 3 and 4 in accordance with the recommendations of the Board as described in this proxy statement. If any other matter properly comes before the Annual Meeting or any adjournment or postponement thereof, the proxy holders will vote on that matter in their discretion.

How do I vote?

If you are a holder of shares of Coeur common stock, you can vote by telephone or on the internet 24 hours a day through 11:59 p.m. (Central Time) on the day before the Annual Meeting date. If you are located in the United States or Canada and are a stockholder of record, you can submit a proxy for your shares by calling toll-free 1-800-690-6903. Whether you are a stockholder of record or a beneficial owner, you can also submit a proxy for your shares by internet at www.proxyvote.com. Both the telephone and internet systems have easy to follow instructions on how you may submit a proxy for your shares and allow you to confirm that the system has properly recorded your proxy. If you are submitting a proxy for your shares by telephone or internet, you should have in hand when you call or access the website, as applicable, the Notice of Internet Availability or the proxy card or voting instruction card (for those holders who have received, by request, a hard copy of the proxy card or voting instruction card). If you submit a proxy by telephone or internet, you do not need to return your proxy card to the Company. A telephone or internet proxy must be received no later than 11:59 p.m. (Central Time) on the day before the Annual Meeting date.

If you have received, by request, a hard copy of the proxy card or voting instruction card, and wish to submit your proxy by mail, you must complete, sign and date the proxy card or voting instruction card and return it in the envelope provided so that it is received prior to the Annual Meeting.

While the Company encourages holders of common stock to vote by proxy, you also have the option of voting your shares of common stock in person at the Annual Meeting. If you are a stockholder of record of common stock, you have the right to attend the Annual Meeting and vote in person, subject to compliance with the procedures described below.

How can I revoke a proxy or change my vote?

If you are a stockholder of record of Coeur common stock, you may change your vote or revoke your proxy at any time prior to the voting at the Annual Meeting:

►	by providing written notice to our Corporate Secretary;
►	by attending the Annual Meeting and voting in person (your attendance at the Annual Meeting will not by itself revoke your proxy);
►	by submitting a later-dated proxy card; or
►	if you submitted a proxy by telephone or Internet, by submitting a subsequent proxy by telephone or internet.

If you are a beneficial owner of Coeur common stock and have instructed a broker, bank or other nominee to vote your shares, you may follow the directions received from your broker, bank or other nominee to change or revoke those instructions.

How many shares must be represented in person or by proxy to hold the Annual Meeting?

A majority of the voting power of all issued and outstanding stock entitled to vote at the Annual Meeting, represented at the meeting in person or by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.

What is a broker non-vote?

A broker non-vote occurs when a broker or other nominee that holds shares on behalf of a street name stockholder does not vote on a particular matter because it does not have discretionary authority to vote on that particular matter and has not received voting instructions from the street name stockholder.

Under the rules of the New York Stock Exchange, if you hold your shares in street name and do not provide voting instructions to the broker, bank or other nominee that holds your shares, the nominee has discretionary authority to vote on routine matters but not on non-routine matters. If you hold your shares in street name, it is critical that you cast your vote if you want it to count for non-routine matters as described in the table below. Broker non-votes and abstentions by stockholders from voting (including brokers holding their clients' shares of record who cause abstentions to be recorded) will be counted towards determining whether or not a quorum is present. However, because broker non-votes and abstentions are not considered “votes cast” under Delaware law, they will have no effect on the approval of non-routine matters.

Who will tabulate the vote?

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed by us for the meeting.

Who bears the cost of this proxy solicitation?

We will bear the cost of soliciting proxies. Proxies may be solicited by directors, officers or regular employees in person or by telephone or electronic mail without special compensation. We have retained Morrow Sodali LLC, Stamford, Connecticut, to assist in the solicitation of proxies. Morrow Sodali LLC’s fee will be $8,000, plus out-of-pocket expenses.

Do stockholders have dissenters’ rights?

Pursuant to applicable Delaware law, there are no dissenters’ or appraisal rights relating to the matters to be acted upon at the Annual Meeting.

Important Notice Regarding the Internet Availability of Proxy Materials – Our Proxy Statement and Annual Report are available at www.proxyvote.com and on the Investor Relations page of Coeur's website at www.coeur.com/investors/.

Votes Required to Approve the Proposals:

	Proposal	Required Vote	Effect of Abstention	Broker Voting
(1)	Election of directors	Majority of votes cast for the nominees	None	Broker may not vote shares
(2)	Approve the adoption of the 2018 Long-Term Incentive Plan	Majority of votes cast for the action	None	Broker may not vote shares
(3)	Ratification of independent auditors for 2018	Majority of votes cast for the action	None	Broker may vote shares
(4)	Advisory vote on executive compensation	Majority of votes cast for the action	None	Broker may not vote shares
Please cast your vote as soon as possible by:

Using the Internet at www.proxyvote.com	Calling toll-free from the United States, U.S. territories and Canada to 1 800-690-6903

Mailing your signed proxy or voting instruction form	Attending the Annual Meeting in person

CORPORATE GOVERNANCE

PROPOSAL NO. 1: ELECTION OF DIRECTORS

What am I voting for?

►	The election of all ten of Coeur’s directors to hold office until the 2019 Annual Stockholders’ Meeting and until their successors have been elected and qualified. All nominees are currently Coeur directors who were elected by stockholders at the 2017 Annual Meeting, with the exception of Ms. McDonald and Mr. Luna, who were elected as directors by the Board in February 2018.
The Board of Directors recommends a vote FOR each nominee listed below

Director and Nominee Experience and Qualifications

Coeur is a precious metals mining company that owns and operates mines in several jurisdictions. The management of our business requires the balancing of many considerations, including strategic and financial growth and building long-term value for our stockholders, the cyclicality of commodities prices, the health and safety of our employees and business partners, environmental stewardship, building positive relationships with the communities in which we operate, ensuring compliance with laws and regulations in a heavily-regulated industry, and maintaining leading corporate governance and disclosure practices. Our Board believes that it should possess a combination of skills, professional experience and diversity of viewpoints necessary to oversee our business, together with relevant technical skills or financial acumen that demonstrates an understanding of the financial and operational aspects and associated risks of a large, complex organization like Coeur. Accordingly, the Board and the Nominating and Corporate Governance Committee (“NCGC”) consider the qualifications of directors and director candidates individually and in the broader context of the Board’s overall composition and our current and future needs.

As set forth in our Corporate Governance Guidelines, membership criteria include items relating to ethics, integrity and values, sound business judgment, strength of character, mature judgment, professional experience, industry knowledge and diversity of viewpoints, all in the context of an assessment of the perceived needs of the Board at that point in time. The Board and the NCGC have not formulated any specific minimum qualifications, but rather consider the factors described above. For incumbent directors, past performance and term of service on the Board are also considered. Among other things, the Board has determined that it is important to have individuals with the following skills and experiences on the Board:

Current or Former CEO

Directors with experience in significant leadership positions possess strong abilities to motivate and develop people and understand the complexities and challenges of managing a large organization

Project Development/Management

The mining business is project intensive. Coeur benefits by having directors who have experience through the entire lifecycle of acquiring, developing and managing large and complex projects

Geology/Natural Resources Board experience identifying, proving and extracting resources enables the Board to understand our business and strategy better	Health, Safety and Environmental Relevant because operating safely and protecting the environments in which we operate is our highest priority and critical to the success of our business
Gender Diversity We value a Board that reflects the diversity of our workforce and communities	Capital Markets Experience Facilitates analysis and understanding of proposed capital markets transactions, including risks and the impact to our existing capital structure
Legal Facilitates assistance with the Board’s oversight of our legal and compliance matters	Mining/Extractive Industry Relevant given the industry in which we operate

Economic Trends and Policies

An understanding and awareness of economic trends and policies is critical since we mine and sell commodities and strive to maintain a strong and flexible balance sheet, and therefore have significant exposure to macroeconomic trends and changes in the economic policies of central banks and governments

U.S. Public Company Board Service

As a U.S.-based and New York Stock Exchange (“NYSE”)-listed company, Directors who have experience serving on other U.S. public company boards generally are well prepared to fulfill the Board’s responsibilities of overseeing and providing insight and guidance to management in the context of U.S. public company regulation and governance structures

Government/Regulatory Affairs

We operate in a heavily regulated industry that is directly affected by governmental actions at the local, state and federal levels in the United States, Mexico and Canada

Board Composition and Refreshment

The Board seeks to identify and retain directors with deep knowledge and experience in the mining and natural resources sectors while also including an appropriate number of directors with perspectives from other industries and experience. The mining sector, particularly precious metals mining, is cyclical, and stockholders and management benefit from the perspectives and experience of directors who have led firms through several full business cycles. For instance, six of our ten directors have executive experience in the mining/extractive sector or natural resources sectors while others bring significant business, risk management and financial experience, including our Chairman, who has extensive experience in the home building industry, which is a capital-intensive and cyclical business not unlike precious metals mining. Directors who have served on the Board for an extended period of time also provide important insight based on industry experience and a deep understanding of our long-term plans and strategic objectives.

For these reasons, the Board does not have a mandatory retirement age. The Board believes that directors should be evaluated on their unique perspective and experience and ability to contribute to the Board and is focused on maintaining a balance between longer-serving directors with significant Coeur institutional knowledge and newer directors with complementary skills and expertise allows for natural turnover and an appropriate pace of Board refreshment.

As part of the Board’s ongoing efforts to seek this balance of skills, experience and tenure, in February 2018, the Board elected two new Directors, Jessica L. McDonald and Eduardo Luna, to our Board, and both are nominated for election at the Annual Meeting. Each is highly qualified, adds to the diversity of experience of our Board including valuable operating and government affairs experience in Mexico, where our largest mine is located, and British Columbia, Canada, where the newly-acquired high-grade Silvertip mine is located. You can read more about their qualifications starting on page 12 and about our nomination process on page 13.

If all of the nominees are elected to the Board, the average tenure of the directors will be less than nine years, a 12% reduction from the 2017 Annual Meeting.

Director Nomination Process

The NCGC reviews and makes recommendations regarding the composition and size of the Board. In identifying director candidates from time to time, the NCGC may establish specific skills and experience that it believes we should seek in order to constitute a balanced and effective Board. The NCGC assesses new director candidates and incumbent directors against the key director qualifications identified by the Board as our needs evolve and change over time.

The Board considers candidates identified by search firms it retains or consults with periodically, recommended by current directors and stockholders, and through other methods.

In 2017, against the backdrop of the growing importance of the Palmarejo complex in Mexico within the Company’s portfolio of mines and the acquisition of the Silvertip mine in British Columbia, Canada, the Board determined that adding new directors with relevant experience in hard rock mining and Mexico and British Columbia government relations and regulatory matters would benefit the Board. After consulting several outside parties, Mr. Luna and Ms. McDonald were identified among a small group of candidates as individuals who possessed the specific criteria described above. Mr. Luna and Ms. McDonald also possessed many of the other key skills and experiences discussed on page 12 in “Director and Nominee Experience and Qualifications”. Over a period of several months, our Chairman and our CEO carefully assessed the candidacies of Mr. Luna and Ms. McDonald through a series of meetings and conversations with the candidates and with others who know the candidates and could provide valuable perspective on them. The candidates then met with the entire Board and senior management team in conjunction with a regular Board meeting in late 2017, and all directors had an opportunity to have follow-up conversations and meetings with the candidates in the following weeks. In addition, Coeur conducted a formal background check and discussed each candidate with references who were provided by the candidate and with other individuals who had experience working with or were otherwise familiar in a professional context with Mr. Luna or Ms. McDonald. After careful consideration by the NCGC and the Board, the candidacies of Mr. Luna and Ms. McDonald were recommended and approved, and the new directors were elected by the Board effective February 9, 2018.

The NCGC has adopted a policy pursuant to which significant long-term stockholders may recommend a director candidate. See page 25 for more details.

Evaluation Process for Current Directors
Before recommending an incumbent director for re-nomination, the committee considers each incumbent director’s experience, qualifications and past tenure and contributions to the Board. The committee’s annual review of existing directors includes the following considerations:

► Key Attributes – Representing the interests of stockholders; assessing major risks facing the Company; ensuring processes are in place for maintaining the integrity of the Company, its financial statements, its compliance with law and ethics, its relationships with third parties, and its relationships with other stakeholders; and selecting, evaluating, retaining and compensating a well-qualified CEO and overseeing succession planning.

► Independence – Considering whether the interests or affiliations of a director are not in compliance with applicable laws or stock exchange requirements or could compromise the independence and integrity of an independent director’s service on behalf of stockholders, including the director’s relationships with the Company that would interfere with the director’s exercise of independent judgment.

► Commitment and Performance – Willingness and ability to devote the time necessary to serve as an effective director.

In addition, the Board and each of its committees conduct an annual self-evaluation process to evaluate its effectiveness in fulfilling its obligations. This process involves a discussion during an in-person meeting by the Board and each committee of directors’ observations arising from questions provided in advance of the meeting as well as one-on-one meetings between Mr. Mellor, Chairman of the Board, and each director, covering Board and committee composition, organization and effectiveness of meetings and communication, each director’s personal contribution to the Board and committees he or she serves, effectiveness of the Board and committees in executing their responsibilities, controls and ethics of the Board and its committees, and sufficiency of the level of internal and external support provided to the Board and its committees.

In 2017 the Board enhanced its self-evaluation process by bringing in a third party to facilitate the Board’s self-evaluation discussion. Key actions arising from the self-evaluation process included a focus on adding relevant skills and experience to the Board, which culminated in the election of Ms. McDonald and Mr. Luna, and allocation of more time to executive sessions during Board meetings.

Majority Vote Standard for the Election of Directors

According to our Bylaws, in an uncontested election, each director will be elected by a vote of the majority of the votes cast, which means the number of votes cast “for” a director’s election must exceed the number of votes cast “against” that director.

If a nominee for director does not receive the vote of at least a majority of votes cast at the Annual Meeting, it is the policy of the Board that the director must tender his or her resignation. The NCGC will then make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken, taking into account all of the relevant facts and circumstances. The director who has tendered his or her offer of resignation will not take part in the proceedings with respect to his or her resignation offer. For additional information, our Corporate Governance Guidelines are available on the Corporate Governance page of our website, currently www.coeur.com/company/corporate-governance/, and to any stockholder who requests them.

Nominees

The ten individuals named below have been nominated to be elected as directors at the Annual Meeting, each to serve for one year and until his or her successor is elected and qualified. All of the nominees were elected to the Board at the 2017 Annual Meeting, with the exception of Ms. McDonald and Mr. Luna, who were elected to the Board in February 2018. Proxies will be voted at the Annual Meeting FOR the election of each of the ten persons named below unless marked AGAINST or ABSTAIN. We do not contemplate that any of the persons named below will be unable, or will decline, to serve; however, if any such nominee is unable or declines to serve, the persons named in the accompanying proxy may vote for a substitute, or substitutes, in their discretion, or the Board may reduce its size.

Robert E. Mellor
Age: 74 Director Since: 1998	Experience:
►
Former Chairman, Chief Executive Officer and President of Building Materials Holding Corporation (distribution, manufacturing and sales of building materials and component products) from 1997 to January 2010, director from 1991 to January 2010

►
Member of the board of directors of Monro Muffler/Brake, Inc. (auto service provider) since August 2010, as independent Chairman of the board of directors since June 2017 and as lead independent director from April 2011 to June 2017

►
Member of the board of directors of CalAtlantic Group, Inc. (national residential home builder) from October 2015 to February 2018, when CalAtlantic was acquired by Lennar Corporation; member of the board of directors of The Ryland Group (national home builder, merged with another builder to form CalAtlantic) from 1999-October 2015

	►	Former member of the board of directors of Stock Building Supply Holdings, Inc. (lumber and building materials distributor) from March 2010 until December 2015 when it merged with another company
Education:
	►	Earned a Bachelor of Arts degree in Economics from Westminster College (Missouri) and a Juris Doctor from Southern Methodist University School of Law
Expertise:
►
As the former Chairman and Chief Executive Officer of Building Materials Holding Corporation, Mr. Mellor brings to the Board leadership, risk management, talent management, operations, capital markets, mergers & acquisitions and strategic planning experience.

►
Mr. Mellor also brings to the Board public company board experience through his service on the board of Monro Muffler/Brake, Inc., and former service with CalAtlantic Group, Inc., The Ryland Group, Inc. and Stock Building Supply Holdings, Inc.

Linda L. Adamany
Age: 66 Director Since: 2013	Experience:
►
Served at BP plc in several capacities from July 1980 until her retirement in August 2007, most recently from April 2005 to August 2007 as a member of the five-person Refining & Marketing Executive Committee responsible for overseeing the day-to-day operations and human resource management of BP plc's Refining & Marketing segment, a $45 billion business at the time

	►	Member of the board of directors of Leucadia National Corporation, a diversified holding company engaged in a variety of businesses, since March 2014
►
Non-executive director of Wood plc, a company that provides project, engineering and technical services to energy and industrial markets, since October 2017; non-executive director of Amec Foster Wheeler plc, an engineering, project management and consultancy company, from October 2012 until October 2017, when Amec Foster Wheeler was acquired by Wood Group plc

	►	Member of the board of directors of National Grid plc, an electricity and gas generation, transmission and distribution company from November 2006 to October 2012
	►	Ms. Adamany is a Certified Public Accountant
Education:
	►	Holds a degree in Accounting from John Carroll University (Magna Cum Laude)
	►	Executive education studies at Harvard University, University of Cambridge, and Tsing Hua University (China)
Expertise:
►
Ms. Adamany brings to the Board leadership, financial and accounting expertise, strategic planning, experience in the extractive resources industry through her positions with BP plc and project management experience as director of Wood plc and Amec Foster Wheeler plc

Kevin S. Crutchfield
Age: 57 Director Since: 2013	Experience:
►
Chief Executive Officer and member of the board of directors of Contura Energy, Inc., a private Tennessee-based company with affiliate mining operations in multiple major coal basins. Before joining Contura at its inception in July 2016, Mr. Crutchfield was Chairman (from May 2012) and CEO (from July 2009) of Alpha Natural Resources, Inc. He previously served as Executive Vice President, President and Director at Alpha, having been with the company since its formation in 2003. On August 3, 2015, Alpha Natural Resources filed for protection under Chapter 11 of the federal bankruptcy laws. On March 8, 2016, Alpha Natural Resources emerged from Chapter 11 bankruptcy protection as a privately held company and simultaneously sold certain core assets to the newly-formed Contura Energy, Inc.

►
Mr. Crutchfield is a 30-year veteran of the coal industry with technical, operating and executive management experience and recently served as the Chairman of the National Mining Association and Chairman of the American Coalition for Clean Coal Electricity

	►	Prior roles include Vice President of El Paso Corp. and President of Coastal Coal Co., an affiliate of El Paso Corp., from 2001 to 2003, until they were acquired by Alpha
	►	President and CEO of AMVEST Minerals Corp. and President of its parent company, AMVEST Corp
	►	Held senior management positions at Pittston Coal Co. and Cyprus Amax Minerals Co., including a period in Australia as Chairman of Cyprus Australia Coal Corporation
Education:
	►	Bachelor of Science degree in Mining and Minerals Engineering from Virginia Polytechnic Institute and State University
	►	The Executive Program, University of Virginia, Colgate Darden School of Business
Expertise:
►
As an experienced public company CEO in the extractive resources industry, Mr. Crutchfield brings leadership, industry, U.S. public company/governance, project development/management, health, safety and environmental, and government/regulatory affairs experience to the Board. His experience as a leader in the extractive resources industry gives him a valuable perspective, particularly with regards to the cyclical nature of the precious metals mining industry

Sebastian Edwards
Age: 64 Director Since: 2007	Experience:
	►	Henry Ford II Professor of International Business Economics at the Anderson Graduate School of Management at the University of California, Los Angeles (UCLA) from 1996 to present.
	►	Co-Director of the National Bureau of Economic Research's Africa Project from 2009 to present
	►	Chief Economist for Latin America at the World Bank Group from 1993-1996
	►	Taught at IAE Universidad Austral in Argentina and at the Kiel Institute from 2000-2004
	►	Member of the Board of Moneda Asset Management, an investment management firm in Chile
	►	Member of the Board, Centro de Estudios Publicos, Chile
Education:
	►	Earned an Ingeniero Comercial degree and became a Licenciado en Economia at the Universidad Católica de Chile
	►	Earned an MA and PhD in economics from the University of Chicago
Expertise:
►
As a professor of International Business, as well as through various positions relating to Latin American economies, Mr. Edwards brings to the Board international, government, economic and financial experience, all of which are beneficial to the board, which operates in an industry that is subject to macro-economic trends and events

Randolph E. Gress
Age: 62 Director Since: 2013	Experience:
►
Retired Chairman (November 2006 until January 2016 and director from August 2004 until January 2016) and Chief Executive Officer (from 2004 until December 2015) of Innophos Holdings, Inc., a leading international producer of performance-critical and nutritional specialty ingredients for the food, beverage, dietary supplements, pharmaceutical and industrial end markets

►
Various positions with Rhodia SA from 1997 to 2004, including Global President of Specialty Phosphates and Vice President and General Manager of the North American Sulfuric Acid and Regeneration businesses

	►	Various roles at FMC Corporation, from 1982 to 1997, including Corporate Strategy and various manufacturing, marketing and supply chain positions
Education:
	►	Earned a B.S.E. in Chemical Engineering from Princeton University
	►	Earned an M.B.A. from Harvard University
Expertise:
►
Mr. Gress is a seasoned industrial executive with a wide range of international, mergers & acquisitions, capital markets, operations, strategic planning, financial/accounting, government/regulatory and legal experience as well as mining experience (phosphates).

Mitchell J. Krebs
Age: 46 Director Since: 2011	Experience:
►
President and Chief Executive Officer of Coeur Mining, Inc., since 2011. Mr. Krebs joined Coeur in 1995 after spending several years in the investment banking industry in New York. Mr. Krebs held various positions in the corporate development department, including Senior Vice President of Corporate Development. In March 2008, Mr. Krebs was named Chief Financial Officer, a position he held until being appointed President and CEO

	►	Member of the board of directors of Kansas City Southern Railway Company since May 2017
Education:
	►	Holds a B.S. in Economics from the Wharton School at the University of Pennsylvania
	►	Holds an M.B.A. from Harvard University
Expertise:
►
Mr. Krebs brings leadership, industry, capital markets, mergers & acquisitions, and strategic planning experience, as well as his in-depth knowledge of Coeur through the high-level management positions he has held with Coeur over the years

Eduardo Luna
Age: 72 Director Since: 2018	Experience:
	►	Chairman of the board of directors of Rochester Resources Ltd., a junior natural resources company
	►	Member of the board of directors of DynaResource, Inc. and special advisor to the president of its wholly owned Mexican subsidiary
►
Member of the board of directors of Wheaton Precious Metals Corp. since 2004, Chairman of the board of directors from 2004 to 2009, interim Chief Executive Officer from October 2004 to April 2006, and Executive Vice President from 2002 to 2005

	►	Chairman of the Advisory Board of the Faculty of Mines at the University of Guanajuato
►
Member of the board of directors of Primero Mining Corp., from 2008 to 2016, and several senior management roles during that period, including Executive Vice President and President (Mexico), and President and Chief Operating Officer

	►	Executive Vice President of Goldcorp Inc. from March 2005 to September 2007
	►	President of Luismin, S.A. de C.V. from 1991 to 2007
Education:
	►	Bachelor in Science in Mining Engineering from Universidad de Guanajuato
	►	M.B.A. from Instituto Tecnologico de Estudios Superiores de Monterrey
	►	Advanced Management Degree from Harvard University
Expertise:
►
Mr. Luna brings extensive mining industry, executive leadership, public company board and project development/management experience through his roles with Luisman, Goldcorp., Primero and Wheaton, among others, as well as experience with Mexican government relations and regulatory matters, which is particularly valuable given the significance to Coeur of the Palmarejo complex.

Jessica L. McDonald
Age: 49 Director Since: 2018	Experience:
►
Chair of Board of Directors of Canada Post Corporation, the national postal service of Canada, since December 2017, and interim President and Chief Executive Officer, effective April 2018, until a successor to the former CEO is named

	►	Member of the Board of Directors of Trevali Mining Corporation, a Canadian zinc-focused base metals mining company, since October 2017
►
President and Chief Executive Officer from 2014 to 2017 of the British Columbia Hydro and Power Authority, a provincial Crown Corporation that operates generation, transmission and distribution infrastructure to deliver electricity to four million customers in British Columbia, Canada, and which generated total revenues of $5.87 billion in 2017

	►	Member of the Board of Directors of the Greater Vancouver Board of Trade since 2016
	►	Member of the Board of Directors of Insurance Corporation of British Columbia from 2014 to 2016
	►	Chair of the Board of Directors of Powertech Labs, one of the largest testing and research laboratories in North America, from 2014 to 2017
	►	Member of the Board of Directors of Powerex Corp., a key participant in energy trading markets in North America from 2014 to 2017
	►	Executive Vice President of Heenan Blaikie Management Ltd. from 2010-2013
	►	Various positions in the British Columbia, Canada, government, including as Deputy Minister to the Premier, Cabinet Secretary and Head of the British Columbia Public Service from 2005 to 2009
Education:
	►	Holds a Bachelor of Arts degree from the University of British Columbia
	►	Holds an ICD.D Designation from the Institute of Corporate Directors at the Rotman School of Management, University of Toronto
	►	Fellow at Stanford University, Steyer-Taylor Center for Energy Policy and Finance, since 2017
Experience:
►
Ms. McDonald brings extensive leadership, project development/management, and health, safety and environmental experience, including as the President and CEO of British Columbia Hydro and Power Authority and various prominent roles with the British Columbia government and as a director of several companies. Ms. McDonald’s experience with British Columbia government relations and regulatory matters is particularly relevant in light of Coeur’s acquisition in 2017 of the Silvertip silver-lead-zinc mine in British Columbia

John H. Robinson
Age: 67 Director Since: 1998	Experience:
	►	Chairman of Hamilton Ventures LLC since founding the firm in 2006
	►	Member of the Board of Directors of Alliance Resource Management GP, LLC (coal mining)
	►	Member of the Board of Directors of Federal Home Loan Bank of Des Moines (financial services)
	►	Member of the Board of Directors of Olsson Associates (engineering consulting)
	►	Chief Executive Officer of Nowa Technology, Inc. (development and marketing of environmentally sustainable wastewater treatment technology) from 2013 to 2014
	►	Chairman of EPC Global, Ltd. (engineering staffing company) from 2003 to 2004
	►	Executive Director of Amey plc (British business process outsourcing company) from 2000 to 2002
	►	Vice Chairman of Black & Veatch Inc. (engineering and construction) from 1998 to 2000. Mr. Robinson began his career at Black & Veatch and was Managing Partner prior to becoming Vice Chairman
Education:
	►	Holds a Master of Science degree in Engineering from the University of Kansas
	►	Graduate of the Owner-President-Management Program at the Harvard Business School
Expertise:
►
As a senior corporate executive in the engineering and consulting industries, and a director in the resource extraction and financial industries, Mr. Robinson brings to the Board leadership, project development/management, industry and capital markets experience. Mr. Robinson also brings to the Board U.S. public company board experience.

J. Kenneth Thompson
Age: 66 Director Since: 2002	Experience:
►
President and Chief Executive Officer of Pacific Star Energy LLC (private energy investment firm in Alaska) from September 2000 to present, with a principal holding in Alaska Venture Capital Group LLC (private oil and gas exploration company) from December 2004 to present

	►	Member of the Board of Directors of Alaska Air Group, Inc., the parent corporation of Alaska Airlines, Virgin America Airlines and Horizon Air
	►	Member of the Board of Directors of Tetra Tech, Inc., (engineering consulting firm)
	►	Lead Director of the Board of Pioneer Natural Resources Company (large independent oil and gas company)
	►	Executive Vice President of ARCO’s Asia Pacific oil and gas operating companies in Alaska, California, Indonesia, China and Singapore from 1998 to 2000
	►	President and Chief Executive Officer of ARCO Alaska, Inc., the oil and gas producing division of ARCO based in Anchorage from June 1994 to January 1998
	►	Chief executive of ARCO’s Research & Technology Center, managing technology development in the fields of engineering, geosciences, information techology and health, safety and environmental protection
Education:
	►	Holds a Bachelor of Science Degree and Honorary Professional Degree in Petroleum Engineering from the Missouri University of Science & Technology
Expertise:
►
Through Mr. Thompson’s various executive positions, including the role of Chief Executive Officer, he brings to the Board leadership, risk management, project development/management, engineering, strategic planning, natural resources/extractive industry and extensive health, safety and environmental experience. Mr. Thompson also has government and regulatory experience through his work in other highly-regulated industries such as the oil and gas, energy, and airline industries and possesses extensive U.S. public company board experience.

Meeting Attendance

Our Board met nine times during 2017. Each incumbent director who served in 2017 attended at least 75% of the meetings of the Board and committees on which he or she served, other than Kevin Crutchfield who, due to a family medical emergency, missed a set of Board and committee meetings that occurred on two consecutive days. Notwithstanding Mr. Crutchfield’s inability to attend those meetings, before the meetings he and our CEO discussed the key agenda items at length with Mr. Crutchfield providing his thoughts and feedback.

We have a policy that encourages directors to attend each annual meeting of stockholders, absent extraordinary circumstances. All directors then in office attended the 2017 Annual Meeting.

Committees of the Board of Directors

The Board has established an Audit Committee, a Compensation Committee, a NCGC and an Environmental, Health, Safety and Social Responsibility (“EHSSR”) Committee. Each committee functions under a written charter adopted by the Board, copies of which are available on the Corporate Governance page of our website, currently www.coeur.com/company/corporate-governance/, and to any stockholder who requests them. In addition, the Board has established an Executive Committee in accordance with our Bylaws, the relevant provisions of which are available on the Corporate Governance page of our website, currently www.coeur.com/company/corporate-governance/, and to any stockholder who requests them.

The current members, responsibilities and the number of meetings held in 2017 of each of these committees are shown below:

Audit Committee Committee Members Linda L. Adamany Randolph E. Gress Jessica L. McDonald John H. Robinson J. Kenneth Thompson Number of meetings in 2017: 8	Responsibilities
Reviewing and reporting to the Board with respect to the oversight of various auditing and accounting matters and related key risks, including:
	►	The selection and performance of our independent registered public accounting firm;
	►	The planned audit approach;
	►	The nature of all audit and non-audit services to be performed;
	►	Accounting practices and policies; and
	►	The performance of the internal audit function.

Independence and Financial Literacy
►
The Board has determined that each member of the Audit Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines, as well as additional, heightened independence criteria under the NYSE listing standards and SEC rules.

	►	All members of the Audit Committee satisfy the NYSE’s financial literacy requirements.
	►	The Board has determined that Ms. Adamany is an Audit Committee Financial Expert, as a result of her knowledge, abilities, education and experience.

 Chair

 Audit Committee Financial Expert

Compensation Committee Committee Members John H. Robinson Kevin S. Crutchfield Sebastian Edwards Robert E. Mellor Number of meetings in 2017: 6	Responsibilities
	►	Approving, together with the other independent members of the Board, the annual compensation of our CEO.
	►	Approving the annual compensation of the non-CEO executive officers.
	►	Reviewing and making recommendations to the Board with respect to compensation of the directors, our equity incentive plans and other executive benefit plans.
	►	Oversight of risk management of our compensation programs and executive succession planning.

Independence
►
The Board has determined that each member of the Compensation Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines, as well as additional, heightened independence criteria under the NYSE listing standards, SEC rules and applicable provisions of the Internal Revenue Code.

Nominating and Corporate Governance Committee Committee Members Robert E. Mellor Randolph E. Gress John H. Robinson J. Kenneth Thompson Number of meetings in 2017: 4	Responsibilities
	►	Identifying and recommending to the Board nominees to serve on the Board.
	►	Establishing and reviewing corporate governance guidelines.
	►	Reviewing and making recommendations to the Board and oversight of risk management with respect to corporate governance matters.

Independence
►
The Board has determined that each member of the Nominating and Corporate Governance Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines.

Environmental, Health, Safety and Social Responsibility Committee

Committee Members

J. Kenneth Thompson

Linda L. Adamany
Kevin S. Crutchfield
Sebastian Edwards
Eduardo Luna
Jessica L. McDonald

Number of meetings in 2017: 4
Responsibilities
Reviewing and reporting to the Board with respect to our efforts, results and oversight of key risks in the areas of:
►	Environmental permitting, compliance and stewardship;
►	Employee and contractor safety and health; and
►	Corporate social responsibility and community relations.
Details of our Health and Safety, Environmental and Corporate Responsibility performance and programs can be found on the Responsibility page of our website, currently www.coeur.com/responsibility/responsibility-overview/.

Independence and Financial Literacy
►
The Board has determined that each member of the EHSSR Committee is independent as defined by the NYSE listing standards and Coeur’s independence standards, which are included as part of Coeur’s Corporate Governance Guidelines.

 Chair

Executive Committee Committee Members Robert E. Mellor Mitchell J. Krebs John H. Robinson J. Kenneth Thompson Number of meetings in 2017: 0	Responsibilities Acting in the place of the Board on limited matters that require action between Board meetings.

 Chair

Board Leadership and Independent Chairman

The Board recognizes that one of its key responsibilities is to evaluate and determine its optimal leadership structure so as to provide independent oversight of management. The Board understands that there is no single, generally accepted approach to providing Board leadership, and that given the dynamic and competitive environment in which we operate, the right Board leadership structure may vary as circumstances warrant. An independent, non-executive Chairman has been determined by the Board to be optimal at the present time because that structure provides independent Board leadership and allows the CEO to concentrate on our business operations. Currently, Mr. Robert E. Mellor serves as independent Chairman of the Board. Mr. Mitchell J. Krebs serves as President, CEO and Director.

The Board and NCGC review the structure of Board and Company leadership as part of its annual review of the succession planning process. The Board believes that a separate Chairman and CEO, together with an Audit Committee, Compensation Committee, NCGC and EHSSR Committee, each consisting entirely of independent directors, is the most appropriate leadership structure for the Board at this time.

Director Independence

The Board has determined that each director other than Mr. Krebs, President and CEO, is independent within the meaning of applicable NYSE listing standards and rules and our independence standards, which are included as part of our Corporate Governance Guidelines. The Board has further determined that the Audit Committee, Compensation Committee, NCGC and EHSSR Committee are composed solely of independent directors and members of the Audit and Compensation Committees satisfy additional, heightened independence criteria applicable to members of those committees under the NYSE listing standards and SEC rules. Consequently, independent directors directly oversee such important matters as our financial statements, executive compensation, the selection and evaluation of directors and the development and implementation of our corporate governance programs and our health and safety, environmental and community relations programs and compliance.

In determining the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the NCGC) undertakes a rigorous annual review of the independence of all non-employee directors. Each non-employee director annually provides the Board with information regarding the director's business and other relationships with Coeur and its affiliates, and with senior management and their affiliates, to enable the Board to evaluate the director's independence. In the course of the annual determination of the independence of directors, the Board (with the assistance of the General Counsel and based upon the recommendation of the NCGC) evaluates all relevant information and materials, including any relationships between Coeur and any other company where one of our non-employee directors also serves as a director. In particular, the Board considered the potential impact of the longer tenures on the independence of Messrs. Mellor, Robinson and Thompson. Each director has significant experience serving Coeur in different economic environments and under multiple management teams, which provides them with experience and perspective that is highly valuable in providing strong leadership to a company in our industry. Accordingly, the Board has determined that each is independent because each satisfies all applicable legal and stock exchange criteria for independence and continues to be an effective director who fulfills his responsibilities with integrity and independence of thought.

Meetings of Non-Management Directors

Non-management members of the Board regularly hold executive sessions at Board meetings without members of management being present. Robert E. Mellor, the independent Chairman of the Board, presides over each such meeting.

Director Education and Development

Continuing education is provided for all directors through board materials and presentations, discussions with management, visits to our sites and other sources. In 2017, directors were provided concentrated educational and development programs at Board meetings about mining exploration, cybersecurity, and Board fiduciary duties. Several of our directors also attended programs focused on topics that are relevant to their duties as a director, including corporate governance and succession planning.

Policy Regarding Director Nominating Process

The NCGC has adopted a policy pursuant to which a stockholder who has owned at least 1% of our outstanding shares of common stock for at least two years may recommend a director candidate that the committee will consider when there is a vacancy on the Board either as a result of a director resignation or an increase in the size of the Board. Such recommendation must be in writing addressed to the Chairman of the NCGC at our principal executive offices and must be received by the Chairman at least 120 days prior to the anniversary date of the release of the prior year’s proxy statement. Although the NCGC has not formulated any specific minimum qualifications that it believes must be met by a nominee that the NCGC recommends to the Board, the NCGC will take into account the factors discussed under “Director and Nominee Experience and Qualifications” on page 12. The NCGC would evaluate any stockholder nominee according to the same criteria as a nominee from any other source.

Management Succession Planning

The Board oversees the recruitment, development, and retention of our senior executives. Significant focus is placed on succession planning both for key executive roles and also deeper into the organization. In-depth discussions occur multiple times per year in meetings of the Board, Compensation Committee and NCGC, including in executive sessions to foster candid conversations. Directors have regular and direct exposure to senior leadership and high-potential employees during Board and committee meetings and through other informal meetings and events held during the year.

Outreach and Engagement

We view our relationship with our stockholders as a critical part of our corporate governance proﬁle. Among other things, proactive engagement with our stockholders helps us to understand expectations for our performance, maintain transparency, and shape corporate governance and compensation policies. In 2017, we proactively reached out to stockholders representing approximately 64% of our aggregate outstanding shares (as of June 30, 2017) and engaged with all who responded to our invitation to discuss corporate governance and executive compensation matters. This led to focused discussions between senior executives and the stockholders who accepted our invitation, which gave us valuable feedback on key issues and specific elements of our programs. Stockholder feedback is reported to and discussed with our Board and relevant committees. In 2017 we received and acted upon feedback on topics such as Board gender diversity and refreshment, the importance of incorporating ESG (environmental, social and governance) factors into our long-term business strategy and incentive compensation programs, and the importance of maintaining a majority of our long-term equity incentive program in the form of performance-based awards.

Also in 2017, we conducted meetings and conference calls with investors and analysts, several of which were attended by our Chairman, participated in invitation-only investment conferences, and hosted the 2017 Annual Stockholders’ Meeting. In total in 2017, management conducted 14 presentations, held 145 one-on-one and group meetings with investors, and hosted 6 conference calls with investors and analysts allowing for questions and answers with management. In addition, the Company responded to questions from investors and analysts by telephone and email throughout the year.

We believe this combined approach has resulted in constructive feedback and input from stockholders and we intend to continue these efforts.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

The Board has adopted Corporate Governance Guidelines and a Code of Business Conduct and Ethics in accordance with NYSE corporate governance standards. In July 2017, we were proud to publish an updated and refreshed Code of Business Conduct and Ethics (the “Code”). We believe the updated Code aligns with our new purpose statement of “We Pursue a Higher Standard” by seeking and delivering a higher standard of honesty, ethics and integrity in every aspect of our business and throughout our organization. Copies of our Corporate Governance Guidelines and updated Code of Business Conduct and Ethics are available on the Corporate Governance page of our website, currently www.coeur.com/company/corporate-governance/, and to any stockholder who requests them. We have previously provided, and intend to provide in the future, amendment information to these documents and any waivers from our Code by posting to our website.

Corporate Social Responsibility

At Coeur, the first component of our purpose statement, We Pursue a Higher Standard, is to protect our people, places and planet. Not only is social responsibility the right thing to do, it is critical to our success. In order to succeed and build long-term value for our stockholders, we must operate our mines safely, in compliance with environmental laws and regulations and in collaboration with local communities.

Our purpose statement is the foundation for our decision making, and health, safety, environmental and social responsibility considerations are interwoven with our strategic planning, from our day-to-day decision making and operations to strategic life of mine decisions in planning, designing, operating and closing our mines.

For health and safety, this means investing sufficient time and resources to establish industry-leading policies and practices. We continuously assess the risks our employees and contractors face at our sites, and we work to mitigate those risks through frequent training, work procedures and other preventative safety and health programs. Our goal is to have zero safety incidents. We believe that leading safety practices and performance will lead to better performance and production at our mines. We achieved a 50% reduction in total reportable injury frequency rate for 2017 as compared to 2012 and a 43% reduction in lost time injury frequency rate over the same period. In 2017, our Coeur Rochester mine was named safest medium-size surface operation in Nevada by the Nevada Mining Association. The Palmarejo complex has received the Clean Industry Certificate (Certificado de Industria Limpia) in 2013 and 2015, and Coeur expects to be recertified during 2018. The Clean Industry Certificate is awarded by the Procuraduria Federal de Proteccion Ambiental, the federal environmental protection enforcement branch of the Secretary of Environmental and Natural Resources in Mexico, and recognizes companies that have gone above and beyond the environmental requirements. Palmarejo has also received the Corporate Social Responsibility (Empresa Socialmente Responsible) award from the Mexican Center for Philanthropy (Centro Mexicano de Filantropia A.C.) for nine consecutive years.

Coeur is committed to environmental excellence for the benefit of our communities, our stockholders and our other stakeholders. We maintain compliance with applicable environmental laws and regulations through policies, risk management and internal controls. Coeur recognizes that we operate in sensitive and biodiverse environments, and we utilize comprehensive environmental controls and management programs to promote safe and protective operations.

We seek to proactively establish and maintain strong and positive relationships with the communities where we operate. We build and maintain these relationships through tailored stakeholder engagement plans that include communication, career opportunities, volunteer opportunities for Coeur employees and donations to local civic, educational and charitable institutions.

We emphasize the importance of health, safety and environmental excellence to our employees by including health, safety and environmental goals in our annual incentive plans applicable to employees in the corporate office and every operating site.

Policy Regarding Stockholder Communications with Directors

Stockholders and other interested persons desiring to communicate with a director, the independent directors as a group or the full Board may address such communication to the attention of our Corporate Secretary, 104 South Michigan Avenue, Suite 900, Chicago, Illinois 60603, and such communication will be forwarded to the intended recipient or recipients.

Compensation Consultant Disclosure

The Compensation Committee retained The POE Group Inc. (“The POE Group”) for the 2017 compensation year to provide information, analyses, and advice regarding executive and director compensation, as described below. The POE Group is a compensation consulting firm specializing in executive compensation consulting services, and reported directly to the Compensation Committee.

The POE Group provided the following services for the Compensation Committee during 2017 and early 2018:

►	evaluated our executive officers’ base salary, annual incentive and long-term incentive compensation, and total direct compensation relative to the competitive market;
►	advised the Compensation Committee on executive officer target award levels within the annual and long-term incentive program and, as needed, on actual compensation actions;
►	assessed the alignment of our executive compensation levels relative to our compensation philosophy;
►	briefed the Compensation Committee on executive compensation trends among our peers and the broader industry;
►	assessed the alignment of CEO pay to relative industry performance measures; and
►	evaluated our non-employee director compensation levels and program relative to the competitive market.

At the Compensation Committee’s direction, The POE Group provided the additional services for the Compensation Committee during 2017 and in early 2018:

►	advised on the design of our annual and long-term incentive awards, described in “Compensation Discussion and Analysis”;
►	provided tally sheets detailing total compensation for 2017, equity and deferred compensation gains for 2017, and severance payouts for change in control; and
►	assisted with the preparation of the Compensation Discussion and Analysis for this proxy statement.

In the course of conducting its activities, The POE Group attended five of the six meetings of the Compensation Committee during 2017 and presented its findings and recommendations for discussion.

The decisions made by the Compensation Committee are its responsibility and may reflect factors and considerations other than the information and recommendations provided by The POE Group or any other advisor to the Compensation Committee.

The POE Group reported directly to the Compensation Committee and provided no services to Coeur other than executive and non-employee director compensation consulting services at the direction of the Compensation Committee. The POE Group has no other direct or indirect business or relationships with Coeur or any of its affiliates and no current business or personal relationships with members of the Compensation Committee or our executive officers. In addition, in its agreement with the Compensation Committee, The POE Group agreed to advise the Chair of the Compensation Committee if any potential conflicts of interest arise that could cause The POE Group’s independence to be questioned, and not to undertake projects for management except at the request or with the prior consent of the Compensation Committee Chair and as an agent for the Compensation Committee.

In March 2018, the Compensation Committee considered the following six factors with respect to The POE Group: (i) the provision of other services to Coeur by The POE Group; (ii) the amount of fees received from Coeur by The POE Group, as a percentage of the total revenue of The POE Group; (iii) the policies and procedures of The POE Group that are designed to prevent conflicts of interest; (iv) any business or personal relationship of The POE Group with a member of the Compensation Committee; (v) any Coeur stock owned by The POE Group; and (vi) any business or personal relationship of The POE Group with any of our executive officers. After considering the foregoing factors, the Compensation Committee determined that The POE Group was independent and that the work of The POE Group with the Compensation Committee for 2017 did not raise any conflict of interest.

During 2017, Coeur management engaged Semler Brossy Consulting Group LLC (“Semler Brossy”) to advise on certain aspects of Coeur’s executive compensation program. Coeur management relied on and incorporated some of Semler Brossy’s work in connection with analysis and recommendations it presented to the Compensation Committee.

Risk Oversight

The Board is responsible for overseeing management’s mitigation of the major risks facing Coeur, including but not limited to management succession planning, strategic asset portfolio optimization, major project execution, health, safety, environmental and social responsibility risks, cybersecurity, commodity price volatility, public policy and regulatory changes, balance sheet management and access to capital. In addition, the Board has delegated oversight of certain categories of risk to the Audit Committee, the EHSSR Committee, the Compensation Committee and the NCGC.

Committee	Oversight Role
Audit
Reviews with management and the independent auditor compliance with legal and regulatory requirements, with a focus on legal and regulatory matters related to internal controls, accounting, finance and financial reporting and contingent liabilities, and discusses policies with respect to risk assessment and risk management.

EHSSR
Reviews the effectiveness of our health, safety, environmental and social responsibility programs and performance, including but not limited to our compliance with environmental and safety laws, and oversees community relations risk management.

Compensation
Responsible for recommending compensation for executive officers that includes performance-based award opportunities that promote retention and support growth and innovation without encouraging or rewarding excessive risk. For a discussion of the Compensation Committee’s assessments of compensation-related risks, see “Compensation Committee Role in Risk” below. Oversees succession planning for the CEO in conjunction with the NCGC, and for other executives and key employees.

Nominating and Corporate Governance
Oversees risks related to our corporate governance, including Board and director performance, director and CEO succession, and the review of Coeur’s Corporate Governance Guidelines and other governance documents.

In performing their oversight responsibilities, each of these committees periodically discusses with management our policies with respect to risk assessment and risk management and reports to the Board regularly on matters relating to the specific areas of risk the committee oversees.

Throughout the year, the Board and relevant committees each receive reports from management regarding major risks and exposures facing Coeur and the steps management has taken to monitor and control such risks and exposures. The Board also dedicates a portion of their meetings to reviewing and discussing specific risk topics in greater detail and providing input on risk mitigation and compliance enforcement.

Compensation Committee Role in Risk

The Compensation Committee has conducted an analysis of the current risk profile of our compensation programs. The risk assessment included a review of the primary design features of our compensation programs and the process for determining executive and employee compensation. The risk assessment identified numerous ways in which our compensation programs potentially mitigate risk, including:

►	the structure of our executive compensation programs, which consist of both fixed and variable compensation and reward both annual and long-term performance;
►	the balance between long and short-term incentive programs, with greater weight placed on long-term programs;
►	the use of caps or maximum amounts in our incentive programs;
►	the use of multiple performance metrics under our incentive plans;
►	a heavier weighting toward overall corporate performance for cash-based incentive plans;
►	time-based vesting for equity-based awards (including performance share awards) to promote retention; and
►	strict and effective internal controls.

In addition, Coeur has a clawback policy providing for the recovery of incentive payments to executive officers in certain circumstances, which further mitigates risk.

Compensation Committee Interlocks and Insider Participation

None of the members of the Compensation Committee during 2017 or as of the date of this proxy statement is or has been an officer or employee of Coeur, and no executive officer of Coeur served on the compensation committee or board of any company that employed any member of the Compensation Committee or Board during that time.

Audit and Non-Audit Fees

Grant Thornton LLP served as our independent registered public accounting firm for the fiscal year ended 2017. The following table presents fees for professional services rendered by Grant Thornton for 2017 and 2016.

	2017	2016
Audit Fees(1)	$1,422,250	$1,424,632
Audit-Related Fees	$—	$—
Tax Fees(2)	$—	$—
All-Other Fees	$—	$—
(1)	Audit fees were primarily for professional services related to the audits of the consolidated financial statements and internal controls over financial reporting, review of our consolidated financial statements included in our Quarterly Reports on Form 10-Q, and comfort letters, consents, and other services related to SEC matters.
(2)	Tax Fees were primarily for professional services related to general tax consultation, tax advisory, tax compliance and international tax matters.

None of the services described above were approved by the Audit Committee under the de minimis exception provided by Rule 2-01(c)(7)(i)(C) under Regulation S-X.

Audit Committee Policies and Procedures for Pre-Approval of Independent Auditor Services

The Audit Committee has policies and procedures requiring pre-approval by the Audit Committee of the engagement of our independent auditor to perform audit services, as well as permissible non-audit services, for us. The nature of the policies and procedures depend upon the nature of the services involved, as follows:

Service	Description
Audit Services
The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. Audit services include the annual financial statement audit, required quarterly reviews, subsidiary audits and other procedures required to be performed by the auditor to form an opinion on our financial statements, and such other procedures including information systems and procedural reviews and testing performed in order to understand and place reliance on the systems of internal control. Other audit services may also include statutory audits or financial audits for subsidiaries and services associated with SEC registration statements, periodic reports and other documents filed with the SEC or used in connection with securities offerings.

Audit-Related Services
Audit-related services are assurance and related services that are reasonably related to the performance of the audit or review of our financial statements or that are traditionally performed by the independent auditor. Audit-related services are subject to the specific pre-approval of the Audit Committee. Audit-related services include, among others, due diligence services relating to potential business acquisitions/dispositions; accounting consultations relating to accounting, financial reporting or disclosure matters not classified as audit services; assistance with understanding and implementing new accounting and financial reporting guidance from rulemaking authorities; financial audits of employee benefit plans; agreed-upon or expanded audit procedures relating to accounting and/or billing records required to respond to or comply with financial, accounting or regulatory reporting matters; and assistance with internal control reporting requirements.

Tax Services
Tax services are subject to the specific pre-approval of the Audit Committee. The Audit Committee will not approve the retention of the independent auditor in connection with a transaction the sole business purpose of which may be tax avoidance and the tax treatment of which may not be supported by the Internal Revenue Code and related regulations.

All Other Services
The Audit Committee may grant pre-approval of those permissible non-audit services that it believes are routine and recurring services, would not impair the independence of the auditor and are consistent with the SEC’s rules on auditor independence. Such other services must be specifically pre-approved by the Audit Committee.

Our Chief Financial Officer is responsible for tracking all independent auditor fees against the budget for such services and reports at least annually to the Audit Committee. The Audit Committee Chair has been delegated pre-approval authority to address any approvals for services requested between Audit Committee meetings.

PROPOSAL NO. 2: APPROVE THE ADOPTION OF THE COEUR MINING, INC. 2018 LONG-TERM INCENTIVE PLAN

What am I voting for?

►	Approve the adoption of the Coeur Mining, Inc. 2018 Long-Term Incentive Plan
The Board of Directors recommends a vote FOR the adoption of the Coeur Mining, Inc. 2018 Long-Term Incentive Plan

On March 5, 2018, Coeur’s Board adopted the Coeur Mining, Inc. 2018 Long-Term Incentive Plan (the “2018 LTIP”) and recommended submitting the 2018 LTIP to stockholders for approval. As of December 31, 2017, there were 2,204,419 shares available for issue under our 2015 Long-Term Incentive Plan (the “2015 LTIP”), and we anticipate that our equity-based compensation needs will soon exceed the remaining shares available. Adoption of the 2018 LTIP is necessary to increase the share pool available for equity-based compensation and allow us to be able to continue delivering a majority of total direct compensation to executives in the form of equity incentives directly aligned with stockholders. The adoption of the 2018 LTIP is contingent upon approval by stockholders at the Annual Meeting. The Board believes our interests are best advanced by providing equity-based incentives to certain individuals responsible for our long-term success by encouraging such persons to remain in the service of Coeur and to align the financial objectives of such individuals with those of our stockholders.

We currently administer our equity-based compensation programs under the 2015 LTIP. We also have equity awards outstanding under the Coeur d’Alene Mines Corporation 2005 Non-employee Directors’ Equity Incentive Plan (the “Prior Plan” and together with the 2015 LTIP, the “Existing Plans”). No new awards may currently be granted under the Prior Plan.

The 2018 LTIP, if approved, will provide for the issuance of up to 11,204,419 shares pursuant to awards granted on or after December 31, 2017, which as of the record date represents approximately 6.0% of Coeur’s outstanding common stock and represents an increase of 9,000,000 shares from the number of shares available for issuance pursuant to new awards under the 2015 LTIP as of December 31, 2017.

Other Key Features of the 2018 LTIP

►	Fungible Share Counting Formula. Shares issued pursuant to stock options and stock appreciation rights will count against the number of shares available for issuance under the 2018 LTIP on a one-for-one basis, whereas each share issued pursuant to all other awards will count against the number of shares available for issuance under the 2018 LTIP as 1.5 shares.
►	Limitation on Share Recycling. Shares surrendered for the payment of the exercise price or withholding taxes under stock options or stock appreciation rights, shares subject to stock appreciation rights not issued upon net settlement of such awards, and shares repurchased in the open market with the proceeds of an option exercise, may not again be made available for issuance under the 2018 LTIP.
►	No Automatic Single-Trigger Vesting Acceleration. The 2018 LTIP does not provide for automatic acceleration of the vesting of outstanding awards upon the occurrence of a change in control or other corporate transactions so long as such awards are assumed and continued in connection with such transaction. The 2018 LTIP does provide for double-trigger vesting acceleration in the event of a termination of employment without cause within two years following the occurrence of a change in control.
►	No Discounted Stock Options or SARs. All stock option and stock appreciation rights (“SAR”) awards under the 2018 LTIP must have an exercise or base price that is not less than the fair market value of the underlying common stock on the date of grant.
►	No Repricing. Other than in connection with a corporate transaction affecting Coeur, the 2018 LTIP prohibits any repricing of stock options or SARs without stockholder approval.
►	No Reload Stock Options. Stock options under the 2018 LTIP will not be granted in consideration for and will not be conditioned upon the delivery of shares to Coeur in payment of the exercise price or tax withholding obligation under any other stock option.
►	Independent Committee. The 2018 LTIP will be administered by our Compensation Committee, which is composed entirely of independent directors.

Why You Should Vote for the 2018 LTIP

The Board recommends that our stockholders approve the 2018 LTIP because it believes appropriate equity incentives are important to attract and retain the best employees and non-employee directors, to link incentive reward to company performance, to encourage employee and director ownership in Coeur, and to align the interests of participants with those of our stockholders. The approval of the 2018 LTIP will enable us to continue to provide such incentives; without approval we may be faced with the challenge of attracting and retaining the best talent needed to achieve our future business objectives. If the plan is not approved, we may need to increase our use of cash compensation, which may negatively impact our liquidity and desired alignment with stockholder interests that the 2018 LTIP has been designed to achieve.

Company Considerations

When approving the 2018 LTIP, the Board and the Compensation Committee considered various factors:

►	Potential Dilution
►	Burn Rate
►	Overhang
►	Historical Grant Practices

The sections below explain these four considerations:

Potential Dilution.

Coeur measures annual dilution as the total number of shares subject to equity awards granted less cancelations and other shares returned to the reserve, divided by total common shares outstanding at the end of the year. Our total annual dilution under our existing equity incentive plans for 2017 was 2.8% and our three-year average annual dilution for the three most recently completed years was 2.7%.

Burn Rate.

We actively manage our long-term dilution by reviewing our burn rate at least annually. Burn rate is another measure of dilution that shows how rapidly a company is depleting its share reserve for equity compensation plans. Burn rate differs from annual dilution, because it does not take into account cancellations and other shares returned to the reserve. Please see the table below for our historic burn rate under the 2015 LTIP:

Time Period	Options Granted	Full-Value Shares Granted	Total Granted = Options + Full-Value Shares	Weighted Average Number of CSO(a)	Burn Rate
2017	14,820	1,115,378	1,130,198	185,637,724	0.6%
2016	183,251	3,205,823	3,389,074	180,933,287	1.9%
2015	310,028	1,989,677	2,299,705	151,339,136	1.5%
(a)	“CSO” means “current shares outstanding”.

The three-year average burn rate (calculated from 2015 to 2017) is 1.3%.

Overhang.

An additional metric that we use to measure the cumulative impact of our equity program is overhang (number of shares subject to equity awards outstanding but not exercised or settled, plus number of shares available to be granted, divided by total common shares outstanding at the end of the year). Our overhang as of December 31, 2017 was 4.0%. If the 2018 LTIP is approved, our overhang as of that date would increase to 8.8%.

Historical Grant Practices.

In 2015, 2016 and 2017 Coeur made equity award grants under the Existing Plans totaling approximately 2,299,705 shares, 3,389,074 shares and 1,130,198 shares, respectively. We estimate, based on historical grant dates, that the availability of 11,204,419 shares under the 2018 LTIP for awards granted after December 31, 2017 would provide a sufficient number of shares to enable us to continue to make awards at historical average annual rates for three to four years. In approving the share pool under the 2018 LTIP, the Compensation Committee determined that reserving shares sufficient for three to four years of new awards at historical grant rates is in line with the practice of our peer public companies.

The following are the factors that were material to the evaluation of the Board and Compensation Committee, in determining acceptable levels of dilution: competitive data from relevant peer companies, the current and future accounting expense associated with our equity award practices, and the influence of stockholder advisory firms like Institutional Stockholder Services (“ISS”). Our equity programs are revisited at least annually and assessed against these (and other) measures.

Key Data

The following table includes information regarding all of our outstanding equity awards and shares available for future awards under our equity plans and equity award agreements as of December 31, 2017:

Outstanding stock options	617,446
Outstanding restricted stock awards	2,155,845
Outstanding performance shares*	2,368,281
Total shares subject to outstanding awards as of December 31, 2017*	5,141,572
Proposed shares available for future awards under the 2018 LTIP	11,204,419
*	Based on then-current projections for payout under performance shares for which the performance period had not ended prior to December 31, 2017.

Summary of the 2018 LTIP

The following is a description of the material features of the 2018 LTIP. The complete text of the 2018 LTIP is attached hereto as Appendix B to this proxy statement. The following discussion is qualified in all respects by reference to Appendix B.

Purpose

The purpose of the 2018 LTIP is to advance our interests by providing for the grant to participants of stock-based and other performance-based compensation.

Eligibility

The Compensation Committee selects participants from among employees and directors of Coeur, its subsidiaries and its affiliates. Eligibility for options intended to be incentive stock options (“ISOs”) is limited to employees of Coeur or certain affiliates. As of December 31, 2017, approximately eighty-two employees and seven non-employee directors (effective February 9, 2018, the Board increased its size to ten members and appointed two new non-employee directors to the Board to fill the vacancies created by such increase) would be eligible to participate in the 2018 LTIP.

Share Reserve

Subject to stockholder approval, the maximum number of shares of common stock that may be issued pursuant to awards granted under the 2018 LTIP is 11,204,419, plus any shares of common stock subject to awards made under the Existing Plans as of the date of approval by stockholders that subsequently cease to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of common stock), and reduced by any shares of common stock subject to awards granted under the 2015 LTIP granted after December 31, 2017. Any shares of common stock issued pursuant to options or stock appreciation rights under the 2018 LTIP (or under the 2015 LTIP after December 31, 2017) will be counted against this limit on a one-for-one basis and any shares of common stock issued pursuant to awards under the 2018 LTIP (or under the 2015 LTIP after December 31, 2017) other than options or stock appreciation rights will be counted against the above limit as 1.5 shares for every one share issued pursuant to such award. The share reserve is subject to adjustments to reflect stock dividends, stock splits or combination of shares, recapitalization or other changes in our capital structure and certain transactions as provided in the 2018 LTIP.

Shares of common stock issued under the 2018 LTIP may be authorized but unissued shares of common stock or previously issued common stock acquired by Coeur. Shares of common stock underlying awards which expire or otherwise terminate, or become unexercisable without having been exercised or which are forfeited to or repurchased by us due to failure to vest will again become available for grant under the 2018 LTIP. Additionally, shares that are withheld by Coeur in satisfaction of tax withholding with respect to an award other than stock options or SARs, and any shares of common stock underlying awards settled in cash will also become available for grant under the 2018 LTIP. Any shares of common stock that again become available for grant shall be added back as one share if such shares were subject to options or stock appreciation rights, and as 1.5 shares if such shares were subject to awards other than options or stock appreciation rights.

Notwithstanding the foregoing, shares of common stock subject to an award may not again become available for grant under the 2018 LTIP (and will not be added to the 2018 LTIP in respect of awards under the Existing Plans) if such shares are: (i) shares that were subject to a stock-settled stock appreciation right and were not issued upon the net settlement or net exercise of such stock appreciation right, (ii) shares delivered to or withheld by Coeur to pay the exercise price of an option, (iii) shares delivered to or withheld by Coeur to pay the withholding taxes related an option or stock appreciation right, or (iv) shares repurchased on the open market with the proceeds of an option exercise.

Administration

The 2018 LTIP is administered by the Compensation Committee, which has the authority to, among other things, interpret the 2018 LTIP, determine eligibility for, grant and determine the terms of awards under the 2018 LTIP, and to do all things necessary or appropriate to carry out the purposes of the 2018 LTIP. The Compensation Committee’s determinations under the 2018 LTIP are conclusive and binding.

Individual Limits

The maximum number of shares for which awards may be granted under the 2018 LTIP to any person in any calendar year is 1,500,000 shares. The maximum cash amount payable pursuant to an incentive opportunity granted in any calendar year to any person under the 2018 LTIP is $10,000,000. If the 2018 LTIP is approved by stockholders, these new individual award limits will apply to both awards granted after such approval and to awards outstanding as of the date of such approval.

Under the 2018 LTIP, the aggregate number of shares that may be subject to awards granted during any calendar year to any one non-employee director (other than the Chairman of the Board or Lead Director) cannot exceed that number of shares having a fair market value on the date of grant equal to $200,000. Under the 2018 LTIP, the aggregate number of shares that may be subject to awards granted during any calendar year to the Chairman of the Board or Lead Director cannot exceed that number of shares having a fair market value on the date of grant equal to $400,000.

The maximum number of shares of common stock that may be issued in satisfaction of the exercise or surrender of ISOs granted under the 2018 LTIP after the date of stockholder approval is 11,204,419 shares.

Types of Awards

The 2018 LTIP provides for grants of options, SARs, restricted stock, restricted stock units, performance shares, and incentive opportunities. Dividend equivalents may also be provided in connection with awards under the 2018 LTIP, except in the case of an award of options or SARs, for which dividend equivalents will not be provided. In no event will dividend equivalents become payable prior to the vesting of the underlying award to which such dividend equivalents relate.

Stock Options and SARs: The 2018 LTIP provides for the grant of ISOs, non-qualified stock options (“NSOs”), and SARs. The exercise price of an option, and the base price against which a SAR is to be measured, may not be less than the fair market value (or, in the case of an ISO granted to a ten percent stockholder, 110% of the fair market value) of a share of common stock on the date of grant. Our Compensation Committee determines when stock options or SARs become exercisable and the terms on which such awards remain exercisable. Stock options and SARs will generally have a maximum term of ten years.

Restricted Stock: A restricted stock award is an award of common stock subject to forfeiture restrictions.

Restricted Stock Units: A restricted stock unit award is denominated in shares of common stock and entitles the participant to receive stock or cash measured by the value of the shares in the future.

Performance Shares: A performance share is an award of restricted stock or restricted stock units that are subject during specified periods of time to such performance conditions and terms.

Incentive Opportunities: An incentive opportunity is an award denominated in cash pursuant to which the participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a specified performance period.

Repricing Prohibited

The Compensation Committee may not authorize the amendment of any outstanding stock option or SAR to reduce the exercise or base price, and no outstanding stock option or SAR may be cancelled in exchange for other awards, or cancelled in exchange for stock options or SARs having a lower exercise or base price, or cancelled in exchange for cash, without the approval of our stockholders. However, this prohibition does not apply in connection with an adjustment involving a corporate transaction or event as provided in the 2018 LTIP.

Vesting

The vesting of any award granted under the 2018 LTIP will occur when and in such installments and/or pursuant to the achievement of such performance criteria, in each case, as the Compensation Committee, in its sole and absolute discretion, shall determine.

Termination of Service

The Compensation Committee determines the effect of termination of employment or service on an award.

Qualifying Performance Criteria

The 2018 LTIP provides that grants of performance shares may be made based upon, and subject to achieving, “performance objectives” over a specified performance period, which may include the following performance criteria, or derivations of such criteria, either individually, alternatively or in any combination, applied to either Coeur as a whole or to a business unit or subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Compensation Committee: (i) earnings per share (actual or targeted growth); (ii) economic valued added ; (iii) net income after capital costs; (iv) net income (before or after taxes); (v) return measures (including return on average assets, return on capital, return on equity, or cash flow return measures); (vi) stock price (including growth measures and total stockholder return); (vii) expense targets; (viii) margins; (ix) production levels; (x) cost performance measures, including but not limited to cash and/or all-in sustaining costs of production, and/or costs applicable to sales (in each case on a per ounce, per ton, aggregate or other basis); (xi) earnings before interest, tax, depreciation, and amortization; (xii) capital budget targets; (xiii) budget target measures; (xiv) earnings before interest and taxes ; (xv) revenue; (xvi) cash flow (including operating cash flow); (xvii) reserve replacement; (xviii) resource levels, including but not limited to growth in reserves and resources either on an aggregate or per share basis; (xix) statistical health, safety and/or environmental performance; (xx) growth in gross investments ; (xxi) net asset value (or growth therein); and (xxii) such other criteria as the Compensation Committee shall approve.

Transferability

Awards under the 2018 LTIP may not be transferred except by will or by the laws of descent and distribution, unless (for awards other than ISOs) otherwise provided by the Compensation Committee.

Change in Control

Unless otherwise expressly provided for in an award agreement or another contract, including an employment agreement, in the event of an involuntary termination without cause (as defined in the 2018 LTIP) within twenty-four months following a Change in Control (as defined in the 2018 LTIP), the following shall occur: (i) outstanding stock options and stock appreciation rights shall become fully vested and may be exercised for a period of twelve months following such termination; (ii) outstanding awards subject to qualifying performance criteria, as described above, shall be converted into the right to receive a payment based on performance through a date of the Change in Control, and (iii) outstanding restricted stock and/or restricted stock units (other than those described in clause (ii)) shall become fully vested. In the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding awards upon the Change in Control, immediately prior to the Change in Control, all awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (i) outstanding options or stock appreciation rights shall become fully vested and exercisable; (ii) outstanding awards subject to qualifying performance criteria, as described above, shall be converted into the right to receive a payment based on performance through a date of the Change in Control (as determined by the Compensation Committee); and (iii) outstanding restricted stock and/or restricted stock units (other than those described in clause (ii)) shall become fully vested.

Adjustment

In the event of certain corporate transactions (including, but not limited to, a stock dividend, stock split or combination of shares, recapitalization or other change in our capital structure), the Compensation Committee will make appropriate adjustments to the maximum number of shares that may be delivered under and the individual limits included in the 2018 LTIP, and will also make appropriate adjustments to the number and kind of shares of stock or securities subject to awards, the exercise prices of such awards or any other terms of awards affected by such change. The Compensation Committee may also make the types of adjustments described above to take into account distributions to stockholders and events other than those listed above if it determines that such adjustments are appropriate to avoid distortion in the operation of the 2018 LTIP.

Term

No awards will be made after the tenth anniversary of the 2018 LTIP’s approval by our stockholders at the Annual Meeting, but previously granted awards may continue beyond that date in accordance with their terms. However, grants of ISOs may not be granted after March 5, 2028.

Amendment and Termination

The Compensation Committee may amend the 2018 LTIP or outstanding awards, or terminate the 2018 LTIP as to future grants of awards, except that the Compensation Committee will not be able alter the terms of an award if it would affect materially and adversely a participant’s rights under the award without the participant’s consent (unless expressly provided in the 2018 LTIP or reserved by the Compensation Committee at the time of grant). Stockholder approval will be required for any amendment to the extent such approval is required by law, including the Code or applicable stock exchange requirements.

U.S. Tax Consequences

The following is a brief description of the anticipated federal income tax treatment that generally will apply to awards granted under the 2018 LTIP, based on federal income tax laws in effect on the date of this proxy statement. The exact federal income tax treatment of awards will depend on the specific circumstances of the grantee. No information is provided herein with respect to estate, inheritance, gift, state, or local tax laws, although there may be certain tax consequences upon the receipt or exercise of an award or the disposition of any acquired shares under those laws. Grantees are advised to consult their personal tax advisors with regard to all consequences arising from the grant or exercise of awards, and the disposition of any acquired shares.

Incentive Stock Options

Pursuant to the 2018 LTIP, employees may be granted options which are intended to qualify as ISOs under the provisions of Section 422 of the Code. Generally, the optionee is not taxed and we are not entitled to a deduction on the grant or the exercise of an ISO. If the optionee sells the shares acquired upon the exercise of an ISO (“ISO Shares”) at any time after the later of (a) one year after the date of transfer of shares to the optionee pursuant to the exercise of such ISO and (b) two years after the date of grant of such ISO (the “ISO holding period”), then the optionee will recognize capital gain or loss equal to the difference between the sales price and the exercise price paid for the ISO Shares, and we will not be entitled to any deduction. However, if the optionee disposes of the ISO Shares at any time during the ISO holding period, then (a) the optionee will recognize capital gain in an amount equal to the excess, if any, of the sales price over the fair market value of the ISO Shares on the date of exercise, (b) the optionee will recognize ordinary income equal to the excess, if any, of the lesser of the sales price or the fair market value of the ISO Shares on the date of exercise, over the exercise price paid for the ISO Shares, (c) the optionee will recognize capital loss equal to the excess, if any, of the exercise price paid for the ISO Shares over the sales price of the ISO Shares, and (d) we will generally be entitled to a deduction in an amount equal to the amount of ordinary income recognized by the optionee.

Nonqualified Stock Options

The grant of a nonqualified stock option (“NSO”) is generally not a taxable event for the optionee. Upon exercise of the option, the optionee will generally recognize ordinary income in an amount equal to the excess of the fair market value of the stock acquired upon exercise of the NSO (“NSO Shares”) over the exercise price of such option, and we will be entitled to a deduction equal to such amount. A subsequent sale of the NSO Shares generally will give rise to capital gain or loss equal to the difference between the sales price and the sum of the exercise price paid for such shares plus the ordinary income recognized with respect to such shares.

Stock Appreciation Rights

A grantee is not taxed on the grant of a stock appreciation right. On exercise, the grantee recognizes ordinary income equal to the cash or the fair market value of any shares received. We are entitled to an income tax deduction in the year of exercise in the amount recognized by the grantee as ordinary income.

Restricted Stock, Restricted Stock Units, Performance Shares

Grantees of restricted stock, restricted stock units, and performance shares do not recognize income at the time of the grant. When the award vests or is paid, grantees generally recognize ordinary income in an amount equal to the fair market value of the stock or units at such time, and we will receive a corresponding deduction. However, no later than 30 days after a participant receives an award of restricted stock, the participant may elect to recognize taxable ordinary income in an amount equal to the fair market value of the shares at the time of receipt. Provided that the election is made in a timely manner, when the restrictions on the shares lapse, the participant will not recognize any additional income. If the participant forfeits the shares to us (e.g., upon the participant’s termination prior to vesting), the participant may not claim a deduction with respect to the income recognized as a result of the election. Dividends paid with respect to unvested shares of restricted shares generally will be taxable as ordinary income to the participant at the time the dividends are received.

Section 409A

Section 409A imposes an additional 20% income tax, plus, in some cases, a further income tax in the nature of interest, on nonqualified deferred compensation that does not comply with deferral, payment-timing and other formal and operational requirements specified in Section 409A and related regulations and that is not exempt from those requirements. Stock options and SARs granted under the 2018 LTIP are intended to be exempt from Section 409A. The 2018 LTIP gives the Compensation Committee the flexibility to prescribe terms for other awards that are consistent with the requirements of, or an exemption from, Section 409A.

Certain Change of Control Payments

Under Section 280G of the Code, the vesting or accelerated exercisability of options or the vesting and payments of other awards in connection with a change of control of a corporation may be required to be valued and taken into account in determining whether participants have received compensatory payments, contingent on the change in control, in excess of certain limits. If these limits are exceeded, a substantial portion of amounts payable to the participant, including income recognized by reason of the grant, vesting or exercise of awards, may be subject to an additional 20% federal tax and may be non-deductible to Coeur.

Section 162(m)

Due to the Tax Cuts and Jobs Act, there is no longer a performance-based exception to the $1,000,000 deduction limitation under Section 162(m) of the Code. As such, awards granted under the 2018 LTIP may not be exempt from the limits on deductibility under Section 162(m).

New Plan Benefits

Our executive officers and directors have an interest in approval of the 2018 LTIP because it relates to the issuance of equity awards for which executive officers and directors may be eligible. The benefits that will be awarded or paid under the 2018 LTIP to executive officers cannot currently be determined. Awards granted under the 2018 LTIP to executive officers are within the discretion of the Compensation Committee.

Effectiveness and Required Vote

Approval of the 2018 LTIP requires the vote of a majority of votes cast (i.e., the 2018 LTIP will be approved if the number of votes cast “for” the 2018 LTIP exceeds the number of votes cast “against” it). Under our Bylaws, abstentions and broker non-votes are not counted as votes cast and therefore will have no effect on the outcome of the vote on this proposal. However, for purposes of approval of the 2018 LTIP under NYSE rules, abstentions are treated as votes cast, and, therefore, will have the same effect as a vote “against” the proposal; broker non-votes are not considered votes cast, and, therefore, will not be included in the calculation of the vote under NYSE rules.

PROPOSAL NO. 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

What am I voting for?

►	Ratifying the selection of Grant Thornton LLP as the independent auditor of our consolidated financial statements and our internal control over financial reporting for 2018
The Board of Directors recommends a vote FOR the appointment of Grant Thornton LLP

The Audit Committee, which consists entirely of independent directors, is recommending approval of its appointment of Grant Thornton LLP as our independent registered public accounting firm for the year ending December 31, 2018. Grant Thornton LLP served as the Company’s independent registered public accounting firm for the year ended December 31, 2017 and for the 2016 fiscal year after the Audit Committee selected them to replace our former auditor.

In 2016, following over ten years of continuous service by KPMG LLP, the Audit Committee conducted a competitive process to determine the Company's independent registered public accounting firm for the Company’s year ending December 31, 2016. On March 8, 2016, the Audit Committee approved, effective as of that date, the engagement of Grant Thornton LLP as the Company’s independent registered public accounting firm for the Company’s year ending December 31, 2016 and the dismissal of KPMG LLP.

KPMG LLP’s audit reports on the Company’s financial statements for the years ended December 31, 2015 and 2014 did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principle. During the years ended December 31, 2015 and 2014, and the subsequent interim period through March 8, 2016, there were (i) no disagreements (within the meaning of Item 304(a)(1)(iv) of Regulation S-K) with KPMG LLP on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to KPMG LLP’s satisfaction, would have caused KPMG LLP to make reference thereto in their reports on the financial statements for such years, and (ii) no “reportable events” within the meaning of Item 304(a)(1)(v) of Regulation S-K.

During the years ended December 31, 2015, and 2014, and the subsequent interim period through March 8, 2016, neither the Company nor anyone on its behalf had consulted with Grant Thornton LLP regarding (i) the application of accounting principles to a specific transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Company’s financial statements, and neither a written report or oral advice was provided to the Company that Grant Thornton LLP concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing, or financial reporting issue, (ii) any matter that was the subject of a disagreement within the meaning of Item 304(a)(1)(iv) of Regulation S-K, or (iii) any reportable event within the meaning of Item 304(a)(1)(v) of Regulation S-K.

As a matter of good corporate governance, a resolution will be presented at the Annual Meeting to ratify the appointment by the Audit Committee of Grant Thornton LLP to serve as our independent registered public accounting firm for the year ending December 31, 2018. Representatives of Grant Thornton LLP are expected to be present at the Annual Meeting and will have the opportunity to make a statement, if they desire to do so, and are expected to be available to respond to appropriate questions.

The Board has put this proposal before the stockholders because the Board believes that seeking stockholder ratification of the appointment of the independent registered public accounting firm is good corporate practice. If the appointment of Grant Thornton LLP is not ratified, the Audit Committee will evaluate the basis for the stockholders’ vote when determining whether to continue the firm’s engagement.

EXECUTIVE OFFICERS

The following table sets forth certain information regarding our current executive officers.

Name	Age	Current Position with Coeur	Since	Joined Coeur
Mitchell J. Krebs	46	President, Chief Executive Officer & Director	2011	1995
Peter C. Mitchell	62	Senior Vice President & Chief Financial Officer	2013	2013
Frank L. Hanagarne, Jr	60	Senior Vice President & Chief Operating Officer	2013	2011
Casey M. Nault	46	Senior Vice President, General Counsel & Secretary	2015	2012
Hans J. Rasmussen	58	Senior Vice President, Exploration	2016	2013
Ken Watkinson	49	Vice President, Corporate Controller & Chief Accounting Officer	2018	2013

Mitchell J. Krebs, President, Chief Executive Officer & Director
Age: 46
Mitchell J. Krebs was appointed President, Chief Executive Officer and member of the Board of Directors of Coeur Mining, Inc. in July 2011. Prior to that, Mr. Krebs served as Senior Vice President and Chief Financial Officer from March 2008 to July 2011; Treasurer from July 2008 to March 2010; Senior Vice President, Corporate Development from May 2006 to March 2008; Vice President, Corporate Development from February 2003 to May 2006. Mr. Krebs first joined Coeur in August 1995 as Manager of Acquisitions after spending two years as an investment banking analyst for PaineWebber Inc. Mr. Krebs holds a Bachelor of Science in Economics from The Wharton School at the University of Pennsylvania and a Master of Business Administration from Harvard University. Mr. Krebs has also served as a member of the board of directors of Kansas City Southern Railway Company since May 2017.

Peter C. Mitchell, Senior Vice President & Chief Financial Officer
Age: 62
Peter C. Mitchell was appointed Senior Vice President and Chief Financial Officer in June 2013. Prior to joining Coeur, Mr. Mitchell served as Chief Financial Officer of Taseko Mines Limited, a Vancouver, B.C.-based mining company, starting in September 2008. In that capacity he led the financial operations of Taseko, including sourcing strategic capital to fund Taseko’s strategic growth plan. Previously, Mr. Mitchell was involved in leading and managing growth in private equity portfolio companies through acquisitions, integrations and greenfield initiatives. His roles included serving as President of Florida Career College, a for-profit college in Fort Lauderdale, Florida, from March 2008 to September 2008; President and Chief Executive Officer of Vatterott Educational Centers, Inc. in St. Louis, Missouri, a for-profit educational company, from 2002 to 2007; Vice Chairman and Chief Financial Officer of Von Hoffmann Corporation in St. Louis, a commercial and educational printing company in St. Louis, Missouri, from 1997 to 2002; Senior Vice President and Chief Financial Officer of Crown Packaging Ltd., an integrated paper packaging company in Seattle, Washington and Vancouver, B.C., from 1993 to 1997; and Vice President and Chief Financial Officer of Paperboard Industries Corporation, a packaging and container manufacturer in Toronto, from 1985 to 1993. None of these prior employers are affiliates of Coeur. Mr. Mitchell is a Chartered Professional Accountant of Canada (CPA-CA) with degrees in Economics (BA) from the University of Western Ontario and Business Administration (MBA) from the University of British Columbia.

Frank L. Hanagarne, Jr., Senior Vice President & Chief Operating Officer
Age: 60
Frank L. Hanagarne, Jr. was appointed Senior Vice President and Chief Operating Officer in February 2013. Mr. Hanagarne joined Coeur as Senior Vice President and Chief Financial Officer effective October 2011. Prior to joining Coeur, Mr. Hanagarne served from September 2006 to December 2010 as Director of Corporate Development at Newmont Mining Corporation, a gold producer, and from January 2011 to September 2011 as Chief Operating Officer of Valcambi SA, a precious metal refiner in which Newmont has an equity interest. Valcambi and Newmont are not affiliates of Coeur. Over a 17-year career at Newmont, Mr. Hanagarne also served as Mill Project Superintendent from September 2004 to September 2006 and as Advisor in Corporate Health and Safety and Loss Prevention from July 2001 to September 2004. His years of service at Newmont included positions of increasing responsibility within key areas of Newmont’s operations and business functions as well as environmental, health and safety. Mr. Hanagarne has a total 30 years of industry experience in the finance, operations, and business development areas. Mr. Hanagarne holds a Master’s degree in Business Administration from the University of Nevada, Reno, and a Bachelor of Metallurgical Engineering degree from the New Mexico Institute of Mining and Technology. Mr. Hanagarne was nominated to join the board of directors of Metalla Royalty & Streaming Ltd. in March 2018.

Casey M. Nault, Senior Vice President, General Counsel & Secretary
Age: 46
Casey M. Nault was appointed Senior Vice President, General Counsel and Secretary in January 2015. Mr. Nault was appointed as Vice President and General Counsel upon joining Coeur in April 2012 and was appointed Secretary in May 2012. Mr. Nault has over 20 years of experience as a corporate and securities lawyer, including prior in-house positions with Starbucks Corporation and Washington Mutual, Inc. and law firm experience with Gibson, Dunn & Crutcher. His experience includes securities compliance and SEC reporting, corporate governance and compliance, mergers and acquisitions, public and private securities offerings and other strategic transactions, general regulatory compliance, cross-border issues, land use and environmental issues, and overseeing complex litigation. Mr. Nault has a B.A. in Philosophy from the University of Washington and received his law degree from the University Southern California Law School.

Hans J. Rasmussen, Senior Vice President, Exploration
Age: 58
Hans J. Rasmussen was appointed Senior Vice President, Exploration in January 2016. Mr. Rasmussen was appointed Vice President, Exploration upon joining Coeur in September 2013. Mr. Rasmussen has many years of experience in the mining business, 16 years of which were with senior producers Newmont Mining and Kennecott/Rio Tinto, as well as serving as a consultant for senior producers such as BHP, Teck-Cominco and Quadra Mining. Since 2004, he has been an officer or served on the Board of Directors of several junior public exploration companies with gold and silver projects in Quebec, Nevada, Argentina, Chile, Colombia, Peru, and Bolivia. Mr. Rasmussen has a Master of Science in Geophysics from the University of Utah, and Bachelor of Science degrees in Geology and Physics from Southern Oregon University.

Ken Watkinson, Vice President, Corporate Controller & Chief Accounting Officer (1)
Age: 49
Ken Watkinson was appointed Chief Accounting Officer in February 2018. He was named Vice President, Corporate Controller in March 2017. He joined Coeur in September 2013 as Director of Financial Reporting. Mr. Watkinson came to Coeur from HSBC North America where he managed SEC reporting for HSBC USA, Inc. He previously served as Senior Manager of SEC Reporting for Baxter International Inc. and Manager of Consolidations and Reporting for Kraft Foods, Inc. Mr. Watkinson is a Certified Public Accountant and holds a Bachelor of Science in Accounting from Northeastern Illinois University.

(1)	Mark A. Spurbeck was an executive officer and Coeur’s principal accounting officer during 2017. On January 25, 2018, as reported in the Company’s Current Report on Form 8-K filed January 26, 2018, Mr. Watkinson replaced Mr. Spurbeck as principal accounting officer.

SHARE OWNERSHIP

The following table sets forth information, as of the close of business on February 16, 2018 (except as otherwise noted), concerning (i) the beneficial ownership of our common stock by each beneficial holder of more than 5% of our outstanding shares of common stock, (ii) each of our current directors, (iii) each of the named executive officers listed in the 2017 Summary Compensation Table set forth on page 67, and (iv) by all of our current directors and executive officers as a group.

Stockholder	Shares Beneficially Owned		Percent of Outstanding
Van Eck Associates Corporation	18,975,182	(1)	10.22%
The Vanguard Group, Inc.	15,774,049	(2)	8.50%
GMT Capital Corp.	14,632,089	(3)	7.88%
BlackRock, Inc.	11,963,568	(4)	6.44%
Mitchell J. Krebs	724,456	(5)	*
Peter C. Mitchell	276,907	(5)	*
Frank L. Hanagarne, Jr.	261,721	(5)	*
Casey M. Nault	258,570	(5)	*
Hans J. Rasmussen	171,212	(5)	*
Robert E. Mellor	129,995		*
John H. Robinson	108,329		*
Sebastian Edwards	99,550		*
J. Kenneth Thompson	97,929		*
Linda L. Adamany	92,909		*
Kevin S. Crutchfield	92,189		*
Randolph E. Gress	92,189		*
Eduardo Luna	10,648		*
Jessica L. McDonald	10,648		*
All current executive officers and directors as a group (15 persons)	2,451,669	(5)	1.32%
*	Holding constitutes less than 1% of the outstanding shares on February 16, 2018 of 185,519,397.
(1)	As of December 31, 2017, based on information contained in a Schedule 13G/A filed on February 9, 2018, Van Eck Associates Corporation had sole voting and dispositive power over 18,975,182 shares. The shares are held within mutual funds and other client accounts managed by Van Eck Associates Corporation, one of which individually own more than 5% of the outstanding shares. The address for Van Eck Associates Corporation is 666 Third Ave. – 9th Floor, New York, NY 10017.
(2)	As of December 31, 2017, based on information contained in a Schedule 13G/A filed on February 8, 2018, The Vanguard Group, Inc. had sole voting power over 231,872 shares, shared voting power over 34,895 shares, sole dispositive power over 15,522,529 shares and shared dispositive power over 251,520 shares. The address for The Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA 19355.
(3)	As of December 31, 2017, based on information contained in a Schedule 13G filing on February 14, 2018, GMT Capital Corp. (“GMT Capital”), as general partner or discretionary investment manager of certain limited partnerships and certain other accounts, had shared voting and dispositive power over 14,632,089 shares. Thomas E. Claugus is the President of GMT Capital and in that capacity directs the operations of each of GMT Capital and the limited partnerships and separate client accounts managed by GMT Capital.
(4)	As of December 31, 2017, based on information contained in a Schedule 13G filed on January 29, 2018, Blackrock, Inc. had sole voting power over 11,531,951 shares and sole dispositive power over 11,963,568 shares. The address for Blackrock, Inc. is 55 E. 52nd St., New York, NY 10055.
(5)	Holdings include the following shares which may be acquired upon the exercise of options outstanding under the 1989/2003/2015 Long-Term Incentive Plans and exercisable within 60 days of February 16, 2018: Mitchell J. Krebs — 88,056 shares; Frank L. Hanagarne, Jr. — 26,060 shares; Casey M. Nault — 18,207 shares; Hans J. Rasmussen – 5,598 shares and all current directors and executive officers as a group — 137,921 shares.

AUDIT COMMITTEE REPORT

The Audit Committee, which consists of Linda L. Adamany (Chair), Randolph E. Gress, Jessica L. McDonald, John H. Robinson and J. Kenneth Thompson, is governed by its charter, a copy of which is available on the Corporate Governance page of our website, currently http://www.coeur.com/company/corporate-governance/. The Board has determined that Linda L. Adamany is an “audit committee financial expert” within the meaning of rules adopted by the Securities and Exchange Commission (the “SEC”). All of the members of the Audit Committee are “independent” as defined in the rules of the SEC and the listing standards of the New York Stock Exchange.

The Audit Committee assists the Board in fulfilling its responsibilities to stockholders with respect to our independent auditors, our internal audit function, our corporate accounting and reporting practices, and the quality and integrity of our financial statements and reports. The Audit Committee is responsible for the appointment, compensation and oversight of the work of our independent auditors and internal audit function.

The Audit Committee discussed with our independent auditors the scope, extent and procedures for the 2017 audit. On a quarterly basis, the Audit Committee meets separately with the Company’s independent public accountants, Grant Thornton LLP, without management present, and the Company’s internal auditors, to discuss the results of their audits and reviews, the cooperation received by the auditors during the audit examination, their evaluations of the Company’s internal controls over financial reporting, and the overall quality of the Company’s financial reporting. The committee also meets separately with the Company’s Chief Financial Officer and General Counsel quarterly and with the Company’s CEO from time to time. Following these separate discussions, the committee meets in executive session.

Management is primarily responsible for our financial statements, reporting process and systems of internal controls. In ensuring that management fulfilled that responsibility, the Audit Committee reviewed and discussed with management the audited financial statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017. Discussion topics included the quality and acceptability of the accounting principles, the reasonableness of significant judgments, the clarity of disclosures in the financial statements, and an assessment of the work of the independent auditors.

The independent auditors are responsible for expressing an opinion on the conformity of the audited financial statements with generally accepted accounting principles. The Audit Committee reviewed and discussed with the independent auditors their judgments as to the quality and acceptability of our accounting principles and such other matters as are required to be discussed under applicable standards of the Public Company Accounting Oversight Board (‘PCAOB”), including PCAOB accounting standard 1301. In addition, the Audit Committee received from the independent auditors the written disclosures and the letter as required by applicable requirements of the PCAOB regarding the independent auditors’ communications with the Audit Committee concerning independence, discussed with the independent auditors their independence from us and our management, and considered the compatibility of non-audit services with the auditors’ independence.

Grant Thornton LLP reported to the Audit Committee that:

►	there were no disagreements with management;
►	it was not aware of any consultations about significant matters that management discussed with other auditors;
►	no major issues were discussed with management prior to Grant Thornton LLP’s retention;
►	it received full cooperation and complete access to our books and records;
►	it was not aware of any material fraud or likely illegal acts as a result of its audit procedures;
►	there were no material weaknesses identified in its testing of our internal control over financial reporting; and
►	there were no known material misstatements identified in its review of our interim reports.

Based on the reviews and discussions described above, the Audit Committee recommended to the Board (and the Board subsequently approved) the inclusion of the audited financial statements in the Annual Report on Form 10-K for the fiscal year ended December 31, 2017 for filing with the SEC.

In addition, the Audit Committee selected Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018. The Board has recommended to our stockholders that they ratify and approve the selection of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2018.

The Audit Committee is also responsible for establishing procedures for the receipt, retention and treatment of complaints we receive regarding accounting, internal accounting controls or auditing matters, including the confidential, anonymous submission of complaints by our employees, received through established procedures, of concerns regarding questionable accounting or auditing matters. Reference is made to the Audit Committee’s charter for additional information as to the responsibilities and activities of the Audit Committee.

Audit Committee of the Board of Directors

LINDA L. ADAMANY, Chair
RANDOLPH E. GRESS
JESSICA L. MCDONALD
JOHN H. ROBINSON
J. KENNETH THOMPSON

COMPENSATION DISCUSSION AND ANALYSIS

This Compensation Discussion and Analysis (“CD&A”) describes our compensation program for our NEOs. The following individuals are our current NEOs and were NEOs in 2017:

Name	Title
Mitchell J. Krebs	President and Chief Executive Officer
Peter C. Mitchell	Senior Vice President and Chief Financial Officer
Frank L. Hanagarne, Jr.	Senior Vice President and Chief Operating Officer
Casey M. Nault	Senior Vice President, General Counsel and Secretary
Hans J. Rasmussen	Senior Vice President, Exploration

This CD&A describes the components of our executive compensation program, provides a discussion of our executive compensation philosophy, the program’s elements, policies and practices, and the impact of Company performance on compensation results. It also describes how and why the Compensation Committee of the Board arrived at specific 2017 executive compensation decisions and the factors the Compensation Committee considered in making those decisions.

This CD&A is divided into five sections:

►	CD&A Summary
►	2017 Executive Compensation– Realized and Realizable Pay
►	Executive Compensation Program Philosophy and Elements
►	2017 Executive Compensation Results
►	Other Compensation Arrangements and Policies

In this CD&A we use the following terms to describe our operations and results, some of which are non-GAAP financial measures. Please see “Appendix A – Certain Additional Information” for additional information and for any GAAP to non-GAAP reconciliations.

Term	Definition
AISC	All-in sustaining costs. AISC is a non-GAAP financial measure.
Ag	Silver
AgEq
Silver equivalent. Silver equivalence assumes a 60:1 silver to gold ratio except where noted as the ratio of average spot prices. Please see “Appendix A - Certain Additional Information” for historical average spot prices.

AgEqOz	Silver equivalent ounces
EBITDA	Earnings before interest, tax, depreciation and amortization. EBITDA is a non-GAAP financial measure.
FCF/free cash flow	Cash flow from operating activities, less capital expenditures and royalty payments. Please see reconciliation tables in “Appendix A - Certain Additional Information”.

CD&A Summary

Who We Are

Coeur is a well-diversified, growing precious metals producer with five mines in North America. Coeur produces from its wholly-owned operations: the Palmarejo silver-gold complex in Mexico, the Silvertip silver-zinc-lead mine in British Columbia, the Rochester silver-gold mine in Nevada, the Kensington gold mine in Alaska, and the Wharf gold mine in South Dakota. In addition, the Company has interests in several precious metals exploration projects throughout North America.

Coeur’s headquarters are located in Chicago, IL. Coeur employs approximately 2,000 people. We are proud of the jobs we provide, the people we employ and the communities we serve. Coeur identifies the importance of working together to tackle challenges head-on. Together, we welcome new ideas, and leaders who will own and deliver solutions. With 90 years of mining experience, Coeur understands the importance of innovation, responsible mining and collaboration. Coeur strives to integrate sustainable operations and development into our business decisions and strategic goals. We proactively conduct our business with a focus on positively impacting the environment, health and safety, and socioeconomics of the communities in which we do business.

SILVERTIP
KENSINGTON
WHARF
CORPORATE OFFICE
ROCHESTER
PALMAREJO

2017 Executive Compensation Strongly Aligned with Performance

Company Performance

2017 was a year of significant accomplishments for Coeur. We completed several significant strategic transactions and important capital projects at our mines, continued environmental, health and safety performance improvements, and significantly strengthened the balance sheet to drive improved operating and financial performance:

►	Record Full-Year AgEq Production – 39.4 million AgEq ounces produced(1), representing a 9% year-over-year increase, driven, in part, by a successful ramp-up in production at the Palmarejo complex to 4,500 tons per day one quarter ahead of schedule following a multi-year development and ramp-up period.
►	Positive Free Cash Flow Driven by Multi-Year Portfolio Transformation – Generated revenue from continuing operations of $709.6 million in 2017, 24% higher than 2016, free cash flow from continuing operations of $60.4 million, an increase of $85.5 million compared to 2016, and EBITDA of $202.9 million, a 42% increase compared to 2016.

(1)	Includes 4.3 million ounces produced at the San Bartolome Mine in Bolivia. On December 22, 2017, the Company entered into an agreement to sell its wholly-owned Bolivian subsidiary, which owned and operated the San Bartolomé mine. The transaction closed on February 28, 2018. As a result, the mine was presented in the Company’s Annual Report as a discontinued operation and excluded from consolidated operating statistics and financial results for all periods presented.

   CD&A Summary

►	Solid Execution of Key Capital Projects – Completed the Rochester mine’s Stage IV leach pad expansion on schedule and commenced mining the high-grade Jualin deposit at the Kensington mine following two years of underground development.
►	Increased Strength and Flexibility of Balance Sheet – Successfully refinanced the Company’s existing 7.875% senior notes due 2021 with 5.875% senior notes due 2024 and established a four-year $200 million revolving credit facility, under which the Company drew $100 million to partially fund the Silvertip mine acquisition. Full-year interest expense decreased 56% to $16.4 million from $36.9 million in 2016.
►	Continued Portfolio Enhancements – Acquired the Silvertip mine in British Columbia, which is expected to provide Coeur with high-margin, low-cost production, near-term cash flow, and long-term exploration potential in a low-risk, mining-friendly jurisdiction. In addition, the Company entered into an agreement in the fourth quarter of 2017 to sell the San Bartolomé Mine in Bolivia, its mine with the highest-costs, shortest-mine life and least favorable jurisdiction. The transaction closed during the first quarter of 2018. Finally, the Company completed the sale of the Endeavor silver stream and other non-core assets during the year for total consideration of approximately $40 million, including the sale of the Joaquin project for consideration of $27 million, representing a gain of $21 million.
►	Strong Results from Prior Acquisitions– Generated $127.2 million in cumulative free cash flow at Wharf through year-end 2017 since buying the mine in February 2015 for $99 million. Properties acquired as part of the Paramount Gold and Silver Corp. acquisition in 2015 contributed to record production and $110.0 million of free cash flow at Palmarejo during 2017.
►	Reserve and Mineralized Material Increases Driven by Enhanced Exploration Program. Total exploration investment increased 66% in 2017 to $41.9 million with a focus on near-mine drilling which resulted in the following year-over-year improvements:
○	36% increase in gold reserves at Wharf, which now has an estimated approximately seven-year mine life based solely on reserves;
○	15% increase to contained silver and gold reserves and 56% increase in measured and indicated mineralized material at Palmarejo, promising results from the La Bavisa and Zapata veins and discovery of several additional veins; and
○	71% increase in measured and indicated mineralized material at Rochester.

Alignment of 2017 Compensation

As highlighted below our 2017 executive compensation programs were aligned with our operational and financial performance and stockholder returns. One-year total stockholder return (“TSR”) in 2017 was negative, but given the 267% peer-leading one-year TSR in 2016, two-year TSR was still 70%, and three-year TSR was 21%, at the 80th percentile of our peer group.

►	CEO compensation declined year-over-year from 2016 to 2017, in line with the decline in one-year TSR in 2017;
►	three-year realized compensation for our CEO was 22% lower than pay reported in the Summary Compensation Table (“SCT”) due primarily to zero or minimal payouts on performance shares for the three-year periods ended December 31, 2015 and 2016 driven by a weaker metals price environment and the resulting impact on TSR and performance under internal performance share metrics;
►	three-year CEO realizable pay was 35% higher than SCT pay reflecting alignment with strengthening three-year TSR and the value of unvested equity awards at year-end 2017;
►	the 2015 performance share award paid out at 150% of overall target based on maximum performance on two of three measures:
○	three-year TSR relative to peers for the 2015-2017 performance period was very strong at the 80th percentile, resulting in a 200% of target payout of performance shares tied to relative TSR performance (representing 50% of performance share opportunity awarded in early 2015);
○	operating cash flow (“OCF”) per share increased by 121.5% over the 2015-2017 performance period resulting in a 200% of target payout of performance shares tied to OCF per share (representing 25% of performance share opportunity awarded in early 2015); and
○	the remaining 25% of 2015 performance shares were tied to growth in reserves and other measured and indicated mineralized material per share and resulted in zero payout based on achievement below threshold, due primarily to the issuance of shares over the three-year period as part of initatives to strengthen our balance sheet and as consideration for accretive acquisitions; and
►	strong Company performance against strategic annual objectives resulted in above-target 134% performance under the corporate component of the AIP and above-target payouts to NEOs; however, due to negative one-year TSR in 2017, in accordance with the Company’s compensation philosophy and policies, the individual components of NEO payouts were capped at 100% and paid out in the range of 90-95%.

   CD&A Summary

Our Executive Compensation Philosophy and Objectives

Our Compensation Committee continues to drive strong pay-for-performance alignment in our executive compensation program and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives. The objectives of our executive compensation program are to (i) drive performance against critical strategic goals designed to create long-term stockholder value and (ii) pay our executives at a level and in a manner that attracts, motivates and retains top executive talent. As described in “Stockholder Outreach”, we seek to continuously refine and improve our executive compensation program and practices to ensure consistency with this philosophy.

Our Executive Compensation Practices

Below is a summary of compensation practices we have adopted and practices we avoid because we believe they are not aligned with our executive compensation and corporate governance principles.

What We Do		What We Do Not Do
✔	Pay for performance with strong alignment of realized pay to TSR	✘	No excise tax gross-ups, tax gross-ups on perquisites or tax gross-ups applicable to change-in-control and severance payments
✔	Proactive stockholder outreach with meaningful compensation program changes made based on feedback	✘	No hedging Coeur stock
✔	AIP metrics drive stockholder value, with rigorous goals tied to Board-approved budget and safety and environmental objectives	✘	No pledging Coeur stock
✔	Majority of equity compensation in the form of performance shares with three-year cliff vesting tied to relative TSR and rigorous value-driving internal performance metrics	✘	No holding Coeur stock in margin accounts
✔	Majority of compensation “at-risk”	✘	No employment contracts for NEOs other than CEO
✔	Independent compensation consultant	✘	No re-pricing of stock options or SARs without stockholder approval
✔	Modest perquisites	✘	No guaranteed bonuses for NEOs
✔	“Double trigger” equity acceleration upon a change-in-control	✘	No “single trigger” cash severance based solely upon a change-in-control of the company
✔	Stock ownership guidelines for our directors and executive officers, including 6x base salary for CEO
✔	Clawback policy
✔	Annual stockholder “say on pay” vote

Elements of Coeur’s Executive Compensation Program

In 2017, the mix of the components of our executive compensation program were as follows:

Direct Compensation Elements

Direct Compensation Component	Performance Based	Not- Performance Based	Value Linked to Stock Price	Value Not Linked to Stock Price	% of CEO Pay	% of NEO Pay (Average)
Base Salary		✔		✔	20%	26%
Annual Incentive Plan	✔			✔	20%	18%
Long-Term Restricted Stock		✔	✔		24%	22%
Internal Metric-Based Performance Shares	✔		✔		18%	17%
TSR-Based Performance Shares	✔		✔		18%	17%

   CD&A Summary

A substantial majority of executive compensation is variable and “at risk”, demonstrating our strong pay-for-performance alignment.

CEO Variable and “At Risk” Compensation		NEO Variable and “At Risk” Compensation (excluding CEO)
Coeur	Peer Group Average	Coeur Average	Peer Group Average
80%	80%	74%	73%

The variable components of our 2017 executive compensation program are aligned with our strategic objectives and purpose statement.

PROTECT	Zero fatalities TRIFR(1) % reduction	AIP 15%
No NOVs(2) % reduction in reportable spills
DEVELOP	Three-Year Growth in Reserves and Measured & Indicated Mineralized Material/Share	PSUs(3) 25%
DELIVER	All-in Sustaining Costs Cash Flow Three-Year Growth in Operating Cash Flow (“OCF”)/Share Relative Total Stockholder Return	AIP 60% PSUs 75%
	Production	AIP 25%
(1)	“TRIFR” means Total Reportable Injury Frequency Rate.
(2)	“NOV” means notice of violation of environmental regulations for actions by Coeur that caused or created the potential for environmental harm.
(3)	“PSUs” means performance share units.

2017 Total Direct Compensation

In accordance with our pay-for-performance philosophy and executive compensation objectives, the Compensation Committee established the following target values for the elements of total direct compensation for our NEOs in 2017:

	Variable Compensation			Fixed Compensation
Named Executive Officer	Long-Term Equity Incentives	Annual Incentives	Total Variable	Base Salary
Mitchell J. Krebs, President, Chief Executive Officer & Director	$2,025,000	$675,000	$2,700,000	$675,000
Peter C. Mitchell, Senior Vice President & Chief Financial Officer	$922,500	$307,500	$1,230,000	$410,000
Frank L. Hanagarne, Jr. Senior Vice President & Chief Operating Officer	$922,500	$307,500	$1,230,000	$410,000
Casey M. Nault, Senior Vice President, General Counsel & Secretary	$843,750	$281,250	$1,125,000	$375,000
Hans J. Rasmussen, Senior Vice President, Exploration	$541,500	$142,500	$684,000	$285,000

2017 Executive Compensation – Realized and Realizable Pay

Given that a substantial portion of NEO compensation is performance-based and, in the case of our long-term incentive plan (“LTIP”), earned over a multi-year period, we believe it is important to consider the actual pay our NEOs receive as compared to the value of compensation disclosed in the SCT on page 67. SCT pay illustrates the target value of equity awards at the beginning of a year or time period but does not account for the final payout of performance shares, if any, or the effect of a changing stock price on the value of time-vesting restricted stock.

Since awards under the Company’s LTIP do not fully vest until after three years, it can be difficult to assess the link between pay and performance by reviewing the SCT alone. For that reason, we also analyze both realized and realizable pay. Realized pay demonstrates the actual impact on executive pay of changes in our share price during the performance period, and realizable pay measures the compensation value that could be realized by executives over a given time period, including outstanding variable components of pay, and taking into account the change in Company stock price during that time.

Realized pay measures the value of compensation received by an individual over a given time period measured as of the dates it is received. Shares of restricted stock that vest during the applicable time period are valued at the date of vesting. Performance shares are valued at the date of payout, if any.

In a realizable pay analysis, unvested restricted shares and performance shares are valued based on Coeur’s closing stock price on the last trading day of 2017, and performance shares are assumed to pay out at target.

Realized and realizable pay show strong alignment with TSR

The chart on the following page illustrates three-year SCT total compensation compared to three-year realized total compensation and three-year realizable total compensation for our CEO for the 2015-2017 period. The chart demonstrates loss of realized value of variable compensation elements, tracking negative three-year TSR performance for the periods ended 2015 and 2016 and a decreasing stock price. By contrast, strong stock performance since the first quarter of 2016, driven by the successful execution of our multi-year strategic transformation, may result in higher potential compensation results (realizable pay) for the portions of 2015-2017 variable pay components that will vest in 2018-2020.

In the realized pay calculation, the value of restricted stock awarded in prior years and vesting in 2015, 2016 and 2017 was essentially unchanged due to our very low stock price in the first quarter of 2016 when several tranches of CEO restricted stock vested, offset by CEO vestings in 2017 at a higher stock price following 267% TSR during 2016. The realized pay calculation also reflects a loss of 93.7% of the value of the CEO’s performance shares due to forfeiture of almost all of them for the three-year performance periods ended in 2014, 2015 and 2016 and which would have paid out during 2015, 2016 and 2017, caused primarily by weak metals prices and our historical higher cost structure, which we have now significantly improved. There was zero payout for performance shares in 2016 and 2015 for the 2013-2015 and 2012-2014 performance periods, respectively, partially offset by a limited payout of 23% of target in 2017 of performance shares for the 2014-2016 performance period.

By comparison, the increase in realizable pay at year-end 2017 reflects strong performance by management in executing a multi-year strategic transformation of the Company leading to a strengthening stock price, including peer-group leading 267% TSR performance during 2016, improving three-year TSR (which is tied to 50% of performance shares issued during this period), which was in the 80th percentile of our peers for 2015-2017, and over 120% improvement in operating cash flow per share (which is tied to 25% of performance shares issued during this period). The multi-year strategic transformation has resulted in stronger safety and environmental performance, significant cost reductions, increased cash flows and metals production through investment in existing operations and acquisitions, identification of higher grade mineral deposits near existing operations, an optimized asset portfolio in jurisdictions with lower political risk, and a strengthened balance sheet.

The chart illustrates no differences between the comparisons for salary, cash incentives, or other annual compensation, as these compensation components are paid in cash.

In summary, the chart below demonstrates:

►	SCT pay awarded at levels consistent with our compensation philosophy;
►	Realized pay 23% lower than SCT pay, demonstrating alignment with stockholders during a period of time when our stock initially declined and then significantly strengthened as metals prices recovered and the results of our multi-year strategic transformation took hold; and
►	Realizable pay 35% higher than SCT pay reflects the alignment of our compensation program with strengthening TSR and provides our NEOs with appropriate incentives to achieve rigorous performance goals tied to stockholder returns.

*	“Cash Incentives Paid” includes an aggregate of $3,000,000 earned under Mr. Krebs’s supplemental incentive opportunity entered into in 2014 which was satisfied in 2016 and was tied to critical multi-year performance objectives.

Executive Compensation Program Philosophy and Elements

Executive Compensation Program Philosophy

Our executive compensation program aligns with our strong pay-for performance philosophy and ties a substantial portion of executive compensation to the achievement of annual and long-term strategic objectives. The objectives of our executive compensation program are to:

►	Drive performance against critical strategic goals designed to create long-term stockholder value
►	Pay our executives at a level and in a manner that attracts, motivates and retains top executive talent

We believe these compensation objectives directly drive achievement of our long-term strategic objectives, including continuous improvement in safety and environmental performance, lowering costs, increasing cash flow, and increasing reserves and measured and indicated mineralized material.

We target total direct compensation (base salary, target annual incentive, and target equity award value) between the 50th and 75th percentile of peers, depending on scope of role, experience in position, performance and other factors deemed relevant by the Compensation Committee.

Our compensation program consists of various elements with varying characteristics which allow us to reward performance in achieving both long-term and short-term goals. The Compensation Committee determines the appropriate mix of these compensation elements in consultation with an independent compensation consultant and with appropriate input from management.

In addition, our executive compensation program promotes and is aligned with our purpose statement: We Pursue a Higher Standard.

► Protect
We are focused on safeguarding the safety and health of our employees and preserving the environment where we operate. Our AIP rewards outstanding health, safety and environmental performance to reflect this commitment.

►Develop
We endeavor to develop quality resources, grow and enhance our assets, pursue new opportunities, develop and grow our people, and build a solid technical foundation. Our LTIP award structure drives performance against these goals by tying a portion of our performance shares to increases in our reserves and measured and indicated mineralized material, whether at our existing operations or through the acquisition of new properties and assets, and on a per share basis to reward growth only if it is accretive to stockholders. Our AIP encourages development of our executives and employees by rewarding exemplary individual performance and growth.

► Deliver
We strive to deliver impactful results through teamwork and act with integrity. Both our AIP and LTIP reward achievement of operational and financial objectives and creation of long-term stockholder value, including by incentivizing increases in OCF per share and outperforming peers in TSR, while our clawback policy ensures that our executives act with integrity and in accordance with applicable laws in achieving the goals linked to our compensation programs.

Executive Compensation Program Elements

Our executive compensation program consists of the following key elements of total direct compensation.

Compensation Component	Objective		Key Features
Base salary	►	Provide a fixed base pay for performance of core job responsibilities	►	Initial levels and annual adjustments are based on positioning relative to the market and experience of the executive
	►	Attract and retain highly skilled individuals
Annual incentives	►	Performance-based and “at risk”	►
Cash payments based on Company and individual performance, with a high percentage weighted on Company performance (100% in the case of the CEO). Individual performance component capped at 100% if one-year TSR is negative

	►	Drive achievement of annual Company financial and operational goals and, for NEOs other than the CEO, individual executive goals
Long-term equity incentives	►	Performance-based and “at risk”	►	Mix of 60% performance shares and 40% time-vesting restricted stock
	►	Align executive and stockholder interests, drive the creation of long-term stockholder value, attract and retain talented executives
			►	Restricted stock vests ratably over three years
►
Performance shares cliff-vest after a three-year performance period, based on relative TSR, growth in reserves and measured and indicated mineralized material per share, and growth in operating cash flow per share

Results of 2017 Stockholder Advisory Vote on Executive Compensation

At our 2017 Annual Meeting, we received support from 97.4% of votes cast on the Company’s “Say on Pay” proposal. We believe this high level of support reflects strong performance in executing our multi-year strategic transformation of the Company, an understanding by our stockholders of how our executive compensation practices are aligned with creation of long-term stockholder value, and the changes that our Compensation Committee has made to our executive compensation practices in recent years in response to stockholder feedback. Our Compensation Committee took the 2017 Say on Pay proposal result into account in making subsequent decisions about our executive compensation programs as described in further detail below.

Stockholder Outreach

In the fall of 2017, we proactively reached out to stockholders holding 0.2% or more of our shares, representing in total approximately 64% of our aggregate outstanding shares (as of June 30, 2017), and engaged with all who responded to our invitation to discuss corporate governance and executive compensation matters. This led to focused discussions between senior executives and the stockholders who accepted our invitation, which gave us valuable feedback on key issues and specific elements of our programs.

Also in 2017, we conducted meetings and conference calls with investors and analysts, participated in invitation-only investment conferences, and hosted the 2017 Annual Stockholders’ Meeting. In total in 2017, management conducted 14 presentations, held 145 one-on-one and group meetings with investors, and hosted 6 conference calls with investors and analysts allowing for questions and answers with management. In addition, the Company responded to questions from investors and analysts by telephone and email throughout the year.

We listen to our stockholders and consider their feedback when making decisions about our executive compensation program. The 2017 executive compensation program incorporated several significant changes made over the past several years in response to stockholder feedback. In 2017, we were encouraged by receiving strong positive feedback from stockholders about our compensation program, particularly the inclusion of health, safety and environmental components in our AIP, and measuring the internal metrics under our performance share program on a per share basis. Therefore, we did not make any significant changes to our executive compensation program in 2017, but we seek to continuously refine and improve our executive compensation program and practices, including the notable changes for 2018 described below.

Select Compensation Program Changes for 2018

	2017	2018
PEER GROUP
►   Peer group contained a mix of precious metals
        companies, diversified mining companies and
        companies from other related industries, including
        steel and aluminum

►   Allowed inclusion of additional US-listed
        companies in industries not directly related to
         Coeur’s (such as steel, aluminum and diversified
         metals) since many precious metals mining
         companies are listed in Canada
► Peer group consists solely of precious metals companies ► More relevant to Coeur’s business and anticipated to lead to more consistency in the population of the peer group from year to year
LTIP
►   Three components:

      ►   three-year relative TSR vs. peer group (50%              weighting, 150% maximum payout)

      ►   three-year growth in OCF per share (25%              weighting, 200% maximum payout)

      ►   three-year growth in reserves and measured              and indicated mineralized material per share              (25% weighting, 200% maximum payout)

►   Streamline to two internal measures that drive
        creation of long-term stockholder value:

      ►   three-year growth in OCF per share (50%
              weighting, 200% maximum payout)

      ►   three-year growth in reserves and measured
             and indicated mineralized material per share
             (50%weighting, 200% maximum payout)

►   TSR modifier with potential to increase or reduce
       the results from the above two components by
       + / - 25% for top / bottom quartile relative TSR
       performance (total maximum payout potential of
       250%)

Competitive Market Assessment

The Compensation Committee annually reviews the compensation of executives relative to the competitive market, based on assessments prepared by its independent compensation consultant. In preparing this assessment, the compensation consultant analyzes publicly disclosed compensation data from our peer group (see “Peer Groups” below). The consultant also uses specific industry surveys as a supplement to proxy research. Management, together with the consultant, assists the Committee by providing data, analyses and recommendations regarding the Company’s executive compensation practices and policies.

Peer Groups

The Compensation Committee establishes peer groups to help make executive pay decisions and to measure TSR against our competitors. For 2018 our peer group consists of precious metals peers with revenues generally between 0.3 and 3.0 times our revenues which are predominately headquartered in North America.

2017 Peer Group

For 2017, the Compensation Committee considered how best to structure peer groups for both relative TSR performance (discussed below in the section “Performance Shares”) and compensation benchmarking. The most relevant companies for comparing relative TSR performance are predominately Canadian. However, for 2017 and prior years we included a variety of similarly sized U.S.-based diversified metals and mining companies for U.S. compensation benchmarking purposes. Accordingly, for 2017, the Compensation Committee identified the peer group below, with revenue and market capitalization statistics presented as of the most recently issued proxy statements (or Canadian equivalents):

2017 Peer Company	Revenue* ($ millions)	Market Cap* ($ millions)	Corporate Headquarters	Industry
Agnico-Eagle Mines Ltd.	$2,138	9,356	Canada	Precious Metals & Mining
Alamos Gold Inc.	$482	$1,868	Canada	Precious Metals & Mining
B2Gold Corp.	$683	$2,303	Canada	Precious Metals & Mining
Centerra Gold	$761	$1,384	Canada	Precious Metals & Mining
Century Aluminum Company	$1,319	$745	US	Aluminum
Compass Minerals International Inc.	$1,138	$2,647	US	Diversified Metals & Mining
First Majestic Silver Corp.	$278	$1,273	Canada	Precious Metals & Mining
Hecla Mining Co.	$646	$2,071	US	Precious Metals & Mining
Hochschild Mining	$688	$1,430	UK	Precious Metals & Mining
IAMGOLD Corporation	$987	$1,778	Canada	Precious Metals & Mining
Kaiser Aluminum Corp.	$1,331	$1,391	US	Aluminum
Materion Corp.	$969	$790	US	Diversified Metals & Mining
New Gold Inc.	$684	$1,825	Canada	Precious Metals & Mining
OceanaGold Corporation	$629	$1,804	Australia	Precious Metals & Mining
Pan American Silver Corp.	$775	$2,328	Canada	Precious Metals & Mining
Primero Mining Corp.	$219	$151	Canada	Precious Metals & Mining
Royal Gold Inc.	$360	$4,703	US	Precious Metals & Mining
SSR Mining Inc.	$491	$1,083	Canada	Precious Metals & Mining
Stillwater Mining Co.	$711	$1,849	US	Diversified Metals & Mining
Suncoke Energy, Inc.	$1,223	$728	US	Steel
Tahoe Resources Inc.	$785	$2,972	US	Precious Metals & Mining
TimkenSteel Corporation	$870	$685	US	Steel
U.S. Silica Holdings, Inc.	$560	$4,514	US	Silica
Median:	$711	$1,804
	Revenue* ($ millions)	Market Cap* ($ millions)		Industry
Coeur Mining, Inc.	$666	$1,645	US	Precious Metals & Mining
*	Revenues are for the 2016 fiscal year. Market cap is as publicly disclosed as of the date of filing of each company’s proxy statement or home country equivalent filed in 2017.

For 2017, as in recent years, the Compensation Committee determined that it would use a subset of the full peer group consisting of precious metals and mining companies shown in the table below, plus Newmont Mining Corporation, a U.S.-based major gold producer, only for TSR benchmarking, which the Compensation Committee believes represents the most relevant industry peer group for measuring relative TSR for purposes of performance share awards since our stock price is not impacted by the same market forces as the stock of producers of steel, aluminum and other commodities included in the full 2017 peer group. The TSR peer group is composed of other precious metals mining companies which, like Coeur, see their stock prices significantly impacted by changes in prices of gold and silver.

2017 TSR Peer Company	Revenue* ($ millions)	Market Cap* ($ millions)	Corporate Headquarters
Agnico-Eagle Mines Ltd.	$2,138	$9,356	Canada
Alamos Gold Inc.	$482	$1,868	Canada
B2Gold Corp	$683	$2,303	Canada
Centerra Gold	$761	$1,384	Canada
First Majestic Silver Corp.	$278	$1,273	Canada
Hecla Mining Co.	$646	$2,071	US
Hochschild Mining	$688	$1,430	UK
IAMGOLD Corporation	$987	$1,778	Canada
New Gold Inc.	$684	$1,825	Canada
Newmont Mining Corp.	$6,711	$18,083	US
OceanaGold	$629	$1,804	Australia
Pan American Silver Corp.	$775	$2,328	Canada
Primero Mining Corp.	$219	$151	Canada
Royal Gold Inc.	$360	$4,703	US
SSR Mining Inc.	$491	$1,083	Canada
Stillwater Mining Co.	$711	$1,849	US
Tahoe Resources Inc.	$785	$2,972	US
Median:	$683	$1,825
	Revenue* ($ millions)	Market Cap* ($ millions)
Coeur Mining, Inc.	$666	$1,645	US
*	Revenues are for the 2016 fiscal year. Market cap is as publicly disclosed as of the date of filing of each company’s proxy statement or home country equivalent filed in 2017.

2018 Peer Group

Starting in 2018, Coeur will use a single peer group comprised solely of precious metals companies for compensation benchmarking and relative TSR performance:

2018 Peer Company	Revenue* ($ millions)	Market Cap* ($ millions)	Corporate Headquarters	Industry
Agnico-Eagle Mines Ltd.	$2,138	$9,356	Canada	Precious Metals & Mining
Alamos Gold Inc.	$482	$1,868	Canada	Precious Metals & Mining
B2Gold Corp.	$683	$2,303	Canada	Precious Metals & Mining
Centerra Gold	$761	$1,384	Canada	Precious Metals & Mining
Detour Gold Corporation	$658	$2,619	Canada	Precious Metals & Mining
Eldorado Gold Corporation	$389	$2,135	Canada	Precious Metals & Mining
First Majestic Silver Corp.	$278	$1,273	Canada	Precious Metals & Mining
Hecla Mining Co.	$646	$2,071	US	Precious Metals & Mining
Hochschild Mining	$688	$1,430	UK	Precious Metals & Mining
IAMGOLD Corporation	$987	$1,778	Canada	Precious Metals & Mining
New Gold Inc.	$684	$1,825	Canada	Precious Metals & Mining
OceanaGold Corporation	$629	$1,804	Australia	Precious Metals & Mining
Pan American Silver Corp.	$775	$2,328	Canada	Precious Metals & Mining
Royal Gold Inc.	$360	$4,703	US	Precious Metals & Mining

2018 Peer Company	Revenue* ($ millions)	Market Cap* ($ millions)	Corporate Headquarters	Industry
SSR Mining Inc.	$491	$1,083	Canada	Precious Metals & Mining
Tahoe Resources Inc.	$785	$2,972	US	Precious Metals & Mining
Yamana Gold Inc.	$1,788	$2,636	Canada	Precious Metals & Mining
Median:	$683	$2,071
	Revenue* (millions)	Market Cap* ($ millions)	Corporate Headquarters	Industry
Coeur Mining, Inc.	$666	$1,645	US	Precious Metals & Mining
*	Revenues are for the 2016 fiscal year. Market cap is as publicly disclosed as of the date of filing of each company’s proxy statement or home country equivalent filed in 2017.

2017 Executive Compensation Results

2017 NEO Performance & Compensation

Base Salary

The Compensation Committee approved the following base salaries for 2017. Mr. Krebs received a modest salary increase after not receiving an increase in salary the previous three years. Messrs. Mitchell and Hanagarne also received modest salary increases, their first salary increases since 2013 and 2014, respectively.

Modest or no base salary increases for NEOs in 2017
Named Executive Officer	2017 Base Salary	2016 Base Salary	Percentage Increase
Mitchell J. Krebs, President, Chief Executive Officer & Director	$675,000	$650,000	3.8%
Peter C. Mitchell, Senior Vice President & Chief Financial Officer	$410,000	$400,000	2.5%
Frank L. Hanagarne, Jr. Senior Vice President & Chief Operating Officer	$410,000	$400,000	2.5%
Casey M. Nault, Senior Vice President, General Counsel & Secretary	$375,000	$375,000	N/A
Hans J. Rasmussen, Senior Vice President, Exploration	$285,000	$285,000	N/A

Annual Incentive Plan

Our AIP is designed to drive creation of stockholder value through achievement of annual financial and operational goals. We also reward executives other than the CEO for the achievement of individual goals within their functional areas, living up to our values and showing their commitment to our purpose statement: We Pursue a Higher Standard.

2017 AIP: AIP target %’s generally in line with or below median

AIP Target Opportunities

Under our AIP, each executive has a target award opportunity expressed as a percentage of base salary established at the beginning of each year. 2017 target award opportunities are shown below and were determined based on desired market positioning, the individual executive’s role, scope of responsibility and ability to impact our performance.

2017 Target AIP Opportunity (% of Salary)
Named Executive Officer
Mitchell J. Krebs	100%
Peter C. Mitchell	75%
Frank L. Hanagarne, Jr.	75%
Casey M. Nault	75%
Hans J. Rasmussen	50%

Actual awards can range from 0% to 200% of the target award, based on our Company performance relative to corporate AIP objectives and each individual executive other than the CEO relative to individual goals. The CEO’s AIP opportunity is based 100% on corporate objectives. Individual performance for NEOs is capped at 100% in any year that Company TSR is negative.

2017 Company AIP Performance Measures and Weights

The 2017 AIP corporate performance measures complement the measures used for performance share awards in driving achievement of multi-year strategic initiatives directly aligned to the creation of long-term stockholder value. The Compensation Committee selected these metrics based on the following considerations and objectives:

►	Align with our business objectives and strategic priorities;
►	Transparency to investors and executives;
►	Incentivize profitable production growth, not growth for growth’s sake;
►	Balance financial and operational performance; and
►	Reflect our commitment to safe and environmentally responsible operations.

2017 AIP metrics, weightings and targets were as follows:

Measure	Weight		Minimum(1)	Target(2)	Maximum(3)
Silver Production (ounces)(4)	25%		≥90% of Target	17,999,262	≥110% of Target
Gold Production (ounces)(4)			≥90% of Target	381,247	≥110% of Target
AISC Per AgEqOz(5)	30%		≤115% of Target	$15.94	≤80% of Target
Operating Cash Flow (6)	30%		≥80% of Target	$172.30M	≥120% of Target
Safety & Environmental Performance
Employee Fatalities	15%, Split Equally Among Four Measures	3.75%	(1) One or more fatalities (0%)	N/A	No fatalities (200%)
TRIFR(7) Reduction		3.75%	(2) Maintain TRIFR at 2016 level	Reduce 10% from 2016 level	Reduce 20% from 2016 level
Immediately reportable spills		3.75%	(3) Maintain immediately reportable spills at 2016 level	Reduce 10% from 2016 level	Reduce 20% from 2016 level
NOV(8)		3.75%	(4) One or more NOVs (0%)	N/A	No NOVs (200%)
(1)	“Minimum” means the minimum performance required for any payout related to the measure.
(2)	“Target” is the level of performance required for 100% payout on each measure, except as noted below that certain measures pay out at either zero or 200%.
(3)	“Maximum” shows the level of performance required to result in the maximum payout (200%) for the measure.
(4)	Silver and gold production together comprise 25% weighting and are split pro rata based on the assumed silver/gold revenue split in Coeur’s 2017 budget. The actual weightings on that basis were 10% for silver production and 15% for gold production.
(5)	Using an assumed 60:1 silver to gold ratio. Please see “Appendix A - Certain Additional Information” for reconciliations of GAAP to non-GAAP financial measures.
(6)	Our operating cash flow metric measures performance against a target based on the Board-approved budget set at the beginning of the year. In setting the goal and evaluating performance against it, items that arise during the year that were not contemplated by the budget including variances between actual realized metals prices and budgeted prices, cash taxes paid on asset sales and transaction advisor fees, whether having a positive or negative impact, are not factored into the calculation in order to ensure a consistent assessment of performance against budget.
(7)	"TRIFR” means Total Reportable Injury Frequency Rate.
(8)	“NOV” means notice of violation of environmental regulations for actions by Coeur that caused or created the potential for environmental harm.

At the beginning of each year the Compensation Committee approves AIP performance measures, weightings and targets, along with threshold, target and maximum performance and payout levels, based primarily on the Board-approved budget and internal forecasts. The goals and targets are designed to be rigorous and require strong execution in-line with budget and other critical objectives. After the end of the year, the Compensation Committee reviews performance against the goals prior to certifying results and approving payouts. Once the performance measures and goals are set, they are not subject to change for that plan year without the specific approval of the Board.

The potential payouts for minimum, target and maximum performance for each measure were as shown in the table below. Measures related to employee fatalities and NOV’s pay out at 200% for minimum performance of no occurrences, and there is no payout for any occurrence. Payouts for other measures are interpolated for performance between minimum and maximum.

Measure	Payout Below Minimum Performance	Payout at Minimum Performance	Payout at Target Performance	Payout at Maximum Performance
Silver/Gold Production (ounces)	$0	50%	100%	200%
AISC Per AgEqOz(1)	$0	50%	100%	200%
Operating Cash Flow	$0	50%	100%	200%
Safety & Environmental:
No Employee Fatalities	$0	200%	200%	200%
TRIFR Reductions	$0	50%	100%	200%
Immediately Reportable Spill Reductions	$0	50%	100%	200%
No NOV’s	$0	200%	200%	200%
(1)	Based on assumed 60:1 silver-gold ratio. Please see “Appendix A - Certain Additional Information” for reconciliations of GAAP to non-GAAP financial measures included in this section.

Individual AIP Objectives

In addition to Company metrics, specific individual objectives are developed for each executive other than the CEO at the beginning of the year. 2017 AIP award percentages based on individual performance were 20% for all NEOs other than the CEO at 0% and Mr. Rasmussen at 50%, reflecting an emphasis on specific exploration-related goals. The specific objectives for each executive support our strategic objectives, reflect each executive’s individual responsibilities, and can be grouped into the following broad categories:

►	Major project and operational execution, including strategic transformation
►	Mitigation of risk
►	Enhancement of each executive’s responsibilities
►	Support of Coeur’s values regarding worker safety, health, environment and corporate responsibility
►	A commitment to the talent development and retention of our employees
►	Continued personal development and adherence to Company culture and behavior

Many of the individual objectives established for the executives can be reviewed against objective and quantifiable Company results, in particular, those described in “2017 and Q1 2018 Performance Highlights” in the Proxy Summary, which helps to ensure executive accountability for Company performance. Others, however, are subjective by nature, which requires discretion and judgment to assess performance.

2017 AIP Calculation and Payments

2017 AIP: Company Objectives

Strong operational performance on multi-year strategic initiatives resulted in above-target payout
Metric	2017 Target	2017 Performance	Performance (% of target)		Payout (% of target)	Weight		Weighted Payout (% of target)
Silver Production (ounces)	18.0M	16.4M	91%		55%	25	%(2)	22%
Gold Production (ounces)	381,247	383,445	101%		110%
AISC Per AgEqOz(1)	$15.94	$16.15	101%		98%	30%		29%
Operating Cash Flow	$172.3M	$208.5M	121%		200%	30%		60%
Safety & Environmental Performance	(See below)	Above- Target	150	%(3)	150%	15%		23%
Total								134%
(1)	Based on assumed 60:1 silver-gold ratio. Please see “Appendix A - Certain Additional Information” for reconciliations of GAAP to non-GAAP financial measures included in this section.
(2)	Based on the silver/gold revenue split in the 2017 budget, silver production was weighted 10% and gold 15%, with the silver production payout at 55% of target and gold at 110%, for a weighted total payout of 22%.

(3)	See table below for additional detail on the 2017 Safety & Environmental Performance metric.
Performance Factors	Weight	Award Maximum (200%)	Target (100%)	Threshold (0%)	2017 Performance	2017 Weighted Payout
Safety & Environmental Performance	25%	No Employee Fatalities	N/A	Fatality	No Employee Fatalities	50%
	25%	Reduce TRIFR by 20%+	Reduce TRIFR by 10%+	Hold TRIFR at 2016 level	28% increase in TRIFR	0%
	25%	Reduce Immediately Reportable Spills by 20%+	Reduce Immediately Reportable Spills by 10%+	Hold Immediately Reportable Spills at 2016 level	55% reduction in Immediately Reportable Spills	50%
	25%	No NOVs	N/A	NOV	No NOVs	50%
	100%	TOTAL				150%

2017 AIP: Individual Objectives

In 2017, individual NEO performance achievements for Messrs. Mitchell, Hanagarne, Nault and Rasmussen were set below 100% in accordance with our policy of capping individual performance levels at 100% when annual TSR is negative. As discussed above, Mr. Krebs’s 2017 AIP award was based solely on Company performance.

Named Executive Officer	2017 AIP Individual Annual Percentage	Change from 2016	Individual Performance Categories
Mitchell J. Krebs	N/A	N/A		N/A
Peter C. Mitchell	90%	-35%	►	Led balance sheet optimization efforts; completed deleveraging process and improved overall credit rating
			►	Managed Company costs in alignment with budget and external guidance
			►	Continued to instill a proactive risk management culture
Frank L. Hanagarne, Jr.	90%	-20%	►	Provided framework and leadership of Company-wide efforts for strong safety and environmental performance
			►	Led operational diligence on external growth opportunities, including acquisition of Silvertip
			►	Continued to lead cost reduction efforts
Casey M. Nault	95%	-10%	►	Led portfolio optimization and due diligence efforts on strategic growth opportunities
			►	Maintained strong corporate governance profile and disclosures
			►	Provided strategic guidance with balance sheet optimization efforts
			►	Continued to bolster the organization with strong compliance programs
Hans J. Rasmussen	90%	-25%	►	Led efforts to enhance the pipeline of future growth for the Company
			►	Improved quality of existing assets through planning and drilling programs to ultimately extend mine lives

2017 AIP: Payouts

For 2017, based on Company and individual NEO performance achievement as a percentage of target and the performance weights described above, the Compensation Committee approved annual incentive payments to the NEOs as follows. In general, payouts were higher due to 134% performance on corporate objectives compared to 111% in 2016, partially offset (for executives other than the CEO) by lower individual performance percentages that were set below 100% due to negative TSR in 2017:

Named Executive Officer	Actual 2017 AIP Payment
	$ Amount	% change from 2016
Mitchell J. Krebs	$904,500	+25.4%
Peter C. Mitchell	$384,990	+12.8%
Frank L. Hanagarne, Jr.	$384,990	+15.8%
Casey M. Nault	$354,938	+14.9%
Hans J. Rasmussen	$159,600	-1.6%

Long-Term Equity Incentive Awards

The primary purpose of our long-term equity incentive awards is to align the interests of our executives with those of our stockholders by rewarding our executives for creating long-term stockholder value. Long-term incentives also assist in retaining our executive team.

Forms and Mix of 2017 Long-Term Incentive Compensation

Consistent with prior years, in 2017 executive awards were composed of 60% performance shares and 40% restricted stock. The Compensation Committee believes that this mix provides alignment with stockholder interests and balances incentive and retention needs, while minimizing share dilution.

Long-Term Incentive Grant Levels

Target long-term incentive award values for each executive in 2017 are set forth below and were determined based on desired market positioning, the individual executive’s role, scope of responsibility and ability to impact overall Company performance.

	2017 LTIP Grant
Named Executive Officer	% of Salary	$ Amount
Mitchell J. Krebs	300%	$2,025,000
Peter C. Mitchell	225%	$922,500
Frank L. Hanagarne, Jr.	225%	$922,500
Casey M. Nault	225%	$843,750
Hans J. Rasmussen	190%	$541,500

In 2017, the Compensation Committee targeted executive LTIP award values at previous historical levels given strong TSR and company performance in 2016, after having reduced target award levels by approximately 20% in 2016 due to poor TSR performance in 2015.

Grant Date

The number of shares of restricted stock and performance shares granted is determined by dividing the total grant value by the closing market price per share of our common stock on the New York Stock Exchange on the date after the Compensation Committee approves the awards, which is generally the grant date (or the previous trading day if the grant date is not a trading day).

Restricted Stock (and Other Stock-Based Awards)

In 2017, restricted stock represented 40% of the target long-term equity incentive award value granted to NEOs. Restricted stock aligns executives’ interests with those of stockholders via actual share ownership, and vesting requirements promote retention and continuity in our senior leadership team. Restricted stock also provides value to the executives even with a declining share price, which may occur due to general market or industry-specific forces that are beyond the control of the executives (for example, a drop in the market prices of gold and silver). Holders of restricted stock may, if the Compensation Committee so determines, receive dividends, if any, and exercise voting rights on their restricted stock during the period of restriction. Restricted stock grants generally vest ratably over three years beginning on the first anniversary of the grant.

The following graph illustrates the design and structure of the restricted stock awards:

2017 Performance Share Grants

In 2017, performance shares represented 60% of the target long-term equity incentive award value. To the extent earned based on achievement of performance goals, awards are generally settled in stock.

TSR-Based Performance Shares

50% of the performance share component (or 30% of the total 2017 long-term incentive target award value) may be earned based on our annualized TSR performance over a three-year period relative to our 2017 precious metals and mining peer group. TSR is defined as stock price appreciation plus dividends and any cash-equivalent distributions. Annualized TSR is calculated using the three-month average share price at the beginning and end of the period (i.e., three-month averages ending December 31, 2016 and December 31, 2019 for the 2017–2019 grant). This measure is intended to focus our executives on creating long-term stockholder value, while further aligning executives’ interests with those of stockholders via the use of shares. Performance is measured relative to peers in order to mitigate the impact of metal prices on the ultimate award value, as the share prices of our peers are similarly influenced by realized metal prices. Measuring TSR relative to peers also aligns executives’ interests with those of stockholders by rewarding the creation of stockholder value in excess of what our stockholders could realize by investing in other companies in our industry. For the 2017–2019 performance period, the relative TSR performance scale and the corresponding number of shares that can be earned as a percentage of target were set by the Compensation Committee as follows (unchanged from 2016):

Performance Level	TSR Percentile Rank (vs. Peer Group)	Number of Shares Earned (% of Target)
Maximum	75th percentile	150% of target
Target	50th percentile	100% of target
Minimum	25th percentile	25% of target

The maximum TSR performance share payout will be capped at 100% if TSR is negative over the three-year performance period. The number of performance shares earned is interpolated for relative TSR performance between minimum and maximum levels. Equity compensation is a component of total executive compensation intended to compensate executives for maintaining Coeur’s performance in line with its peers. Therefore, 100% of shares are earned if our performance is level with the median level of our peer group, and shares in excess of the target are earned if we outperform the 50th percentile of our peer group. Beginning in 2018, there will no longer be performance share awards that are solely TSR-based. Instead, as described above, a TSR modifier will be applied to internal metric-based performance shares with the potential to increase or reduce the results by + / - 25% for top or bottom quartile relative TSR performance.

Internal Metric-Based Performance Shares

The remaining 50% of the 2017 performance share opportunity may be earned based on achievement of internal goals that drive creation of long-term stockholder value. For 2017, consistent with prior years, two critical metrics were used, each comprising 25% of the total performance share opportunity (or 15% of the total 2017 long-term incentive target award value): (1) three-year growth in reserves and measured and indicated mineralized material per share and (2) three-year growth in OCF per share. OCF per share is not adjusted for changes in gold and silver prices, aligning executives with stockholders over a longer-term period when executives are expected to adjust strategy according to changes in metal prices. Growth in reserves and measured and indicated mineralized material is critical to ensure that we replace ounces mined each year and grow resources to create longer mine lives, which we believe will drive stockholder value. Reserves and measured and indicated mineralized material also decline due to falling metals prices, as previously economic grades are rendered uneconomic. This further aligns performance with stockholders. OCF is critical to focus management on internal growth, cost control, and accretive external growth opportunities, which subsequently should tie directly to creation of stockholder value. For both metrics, performance is measured on a per share basis to account for dilution, and, as described in the tables below, the plan will pay at target for meeting expectations, maximum for exceeding expectations by 15% or more, and at threshold for performance at 85% of target.

The following illustrates the design and structure of the internal metric-based performance share grants:

Three-Year Change in Reserves and Measured and Indicated Mineralized Material Per Share for 2017 Grant (2017-2019 Performance Period)

Payout Target	25%	50%	75%	100%	125%	150%	200%
Performance Target	15% Decrease	10% Decrease	5% Decrease	Target	5% Increase	10% Increase	15%+ Increase
Target (ounces per share)(1)	3.24	3.43	3.62	3.81	4.00	4.19	4.38
(1)	Based on total proven and probable reserves and measured and indicated mineralized material, on an AgEqOz basis using an assumed 60:1 silver-gold ratio, divided by shares of common stock outstanding as of December 31, 2016

Three-Year Change in Operating Cash Flow (OCF) Per Share for 2017 Grant (2017-2019 Performance Period)

Payout Target	25%	50%	75%	100%	125%	150%	200%
Performance Target	15% Decrease	10% Decrease	5% Decrease	Target	5% Increase	10% Increase	15%+ Increase
Target (OCF per share)(1)	$0.67	$0.71	$0.75	$0.79	$0.83	$0.87	$0.91
(1)	Based on average shares of common stock outstanding during 2016.

Payouts for 2015-2017 Performance Shares

Result: Payout at 150% of target driven by strong TSR and OCF per share

The 2015 performance share award opportunity covering the 2015-2017 performance period was based on the same measures and weightings as 2017. The tables below illustrate our performance.

Three-Year Relative TSR Performance (2015-2017 Performance Period)

Result: Payout at 200% of target for TSR-based component due to three-year TSR in the 80th percentile of peer group
Performance Level	2015-2017 Actual TSR (Annualized)	Shares Earned at Performance Level (% of Target)
Maximum (80th percentile)	20.8%	200%
Target (50th percentile)	11.3%	100%
Minimum (25th percentile)	0.0%	25%
Coeur	20.8%	200%

As a result, the following numbers of performance shares were awarded to our NEOs in the first quarter of 2018 for the 2015-2017 performance period:

Named Executive Officer	Target Performance Shares at Grant Date	# of Performance Shares Awarded	Value Realized
Mitchell J. Krebs	92,563	185,126	$1,486,562
Peter C. Mitchell	42,721	85,442	$686,099
Frank L. Hanagarne, Jr.	42,721	85,442	$686,099
Casey M. Nault	29,311	58,622	$470,735
Hans J. Rasmussen	24,802	49,604	$398,320

Three-Year Change in Reserves and Measured and Indicated Mineralized Material Per Share (2015-2017 Performance Period)

Result: No payout for reserves/ measured and indicated mineralized material per share component
Payout Target	0%	25%	50%	75%	100%	125%	150%	200%
Performance Target	>15% Decrease	15% Decrease	10% Decrease	5% Decrease	Target	5% Increase	10% Increase	15%+ Increase
Target (ounces per share)(1)	<5.62	5.62	5.95	6.28	6.61	6.94	7.27	7.60
Coeur	4.00 (39.5% Decrease)
(1)	Based on total proven and probable reserves and measured and indicated mineralized material, on an AgEqOz basis using an assumed 60:1 silver-gold ratio, divided by shares of common stock outstanding as of December 31, 2014. See calculations of target ratio in table below.
In millions except per share data	2014	2017
Ounces of AgEq Reserves (60:1)	683.1	743.0
Shares Outstanding at Year-End	103.4	185.6
Ounces of AgEq Reserves + Measured and Indicated Mineralized Material per Share	6.6	4.0
% Increase/(Decrease)	(39.5)%

Three-Year Change in Operating Cash Flow (OCF) Per Share (2015-2017 Performance Period)

Result: Performance shares tied to OCF per share paid out at 200% as a result of a 121.5% increase over the three-year performance period.
Payout Target	0%	25%	50%	75%	100%	125%	150%	200%
Performance Target	>15% Decrease	15% Decrease	10% Decrease	5% Decrease	Target	5% Increase	10% Increase	15%+ Increase
Target (OCF per share)(1)	<$0.44	$0.44	$0.47	$0.49	$0.52	$0.55	$0.57	$0.60
Coeur	$1.16 (121.5% Increase)
(1)	Based on average shares of common stock outstanding during 2014. See calculations of target ratio in table below.
In millions except per share data	2014	2017
Operating Cash Flow	$53.5	$208.5
Average Shares Outstanding	102.4	180.1
Operating Cash Flow per Share	$0.52	$1.16
% Increase/(Decrease)	121.5%

As a result, the following numbers of performance shares were awarded to our NEOs in the first quarter of 2018 for the 2015-2017 performance period:

Named Executive Officer	Target Performance Shares at Grant Date	# of Performance Shares Awarded	Value Realized
Mitchell J. Krebs	46,282	92,563	$743,281
Peter C. Mitchell	21,361	42,722	$343,058
Frank L. Hanagarne, Jr.	21,361	42,722	$343,058
Casey M. Nault	14,656	29,312	$235,375
Hans J. Rasmussen	12,401	24,802	$199,160

Timing of Long-Term Incentive Awards

The Compensation Committee typically approves annual long-term incentive grants to our executives in the first quarter. The Compensation Committee does not coordinate the timing of equity awards with the release of material, non-public information.

Benefits and Perquisites

The primary purpose of providing benefits and limited perquisites to our executives is to provide a market-competitive total compensation package to attract and retain executive talent. The Compensation Committee intends the type and value of benefits and perquisites offered to be market competitive. Details of the benefits and perquisites provided to our NEOs are disclosed in the “All Other Compensation” column of the 2017 Summary Compensation Table set forth in this proxy statement.

In 2017, we provided a car allowance to our CEO and certain other limited perquisites to our NEOs. In addition, in 2017 Mr. Hanagarne was reimbursed $1,346 for commuting expenses. We offered a comprehensive physical exam to all executives, which was used by all executives other than Mr. Hanagarne, for the primary purpose of identifying any health-related risks to executive retention and continuity.

Termination of Employment/Severance and Change-in-Control Arrangements

Executive Severance Policy; CEO Employment Agreement

We adopted our Executive Severance Policy to move toward a uniform program and reduce the number of individual employment and change-in-control agreements with executive officers. All NEOs are covered by this policy, other than Mr. Krebs, whose severance and change-in-control benefits are covered in an employment agreement.

Under the Executive Severance Policy and the CEO employment agreement, as applicable, each NEO is covered by an arrangement to provide certain benefits payable in the event of qualifying terminations of employment in connection with a change-in-control. The Compensation Committee believes that these arrangements provide reasonable compensation in the unique circumstances of a change-in-control that is not provided by our other compensation programs. The Compensation Committee believes change-in-control benefits, if structured appropriately, minimize the distraction caused by a potential change-in-control transaction and reduce the risk of key executives resigning from Coeur before a change-in-control transaction closes. The Compensation Committee also believes that these provisions motivate executives to make decisions in the best interests of stockholders should a transaction take place by providing executives with the necessary job stability and financial security during a change-in-control transaction (and the subsequent period of uncertainty) to help them remain focused on managing the Company rather than on their own personal employment. The Compensation Committee believes that all of these objectives serve the stockholders’ interests.

Under the Executive Severance Policy and CEO employment agreement, as applicable, each NEO is also entitled to certain benefits payable in the event of qualifying terminations of employment not in connection with a change-in-control. The Compensation Committee believes these arrangements enhance our ability to attract and retain executives by providing market competitive severance benefits for involuntary, not-for-cause terminations of employment.

Double-Trigger Change-in-Control Vesting Acceleration under LTIP

Our equity awards provide for “double-trigger” accelerated vesting of equity awards in connection with a change-in-control, which requires a qualifying termination of employment in addition to a change-in-control.

Other Compensation Arrangements and Policies

The Compensation Committee has established additional policies to ensure the overall compensation structure is responsive to stockholder interests and competitive with the market. These specific policies are outlined below.

Stock Ownership Guidelines

We have adopted minimum stock ownership guidelines for our executive officers and non-employee directors. In December 2016, the Compensation Committee approved increases to the stock ownership guidelines to further align executives and directors with stockholders, as shown in the table below:

Position	Stock Ownership Guideline
CEO	6x base salary
CFO/COO/GC	4x base salary
Other Section 16 Executive Officers	2x base salary
Non-Employee Directors	5x base annual director cash retainer

Unvested shares of time-vesting restricted stock count toward satisfying the guideline, but unexercised stock options and unvested performance shares do not. The Compensation Committee has determined that each director and executive officer complies with the applicable level of stock ownership required under these guidelines.

Insider Trading Policy

Our insider trading policy prohibits all employees and directors from engaging in hedging or other transactions with derivative securities tied to Coeur’s common stock. This prohibition applies to trading in Coeur-based put and call option contracts and transacting in straddles and similar transactions, except holding and exercising options or other derivative securities granted under Coeur’s equity incentive plans. The policy also prohibits directors and executive officers from holding Coeur securities in a margin account or pledging Coeur securities as collateral for a loan.

Clawback Policy

Coeur has adopted a “clawback” policy providing for the recovery of incentive compensation in certain circumstances. Under the clawback policy, if the Board determines that there has been a restatement due to material noncompliance with a financial reporting requirement, then the Board will seek recovery of all incentive payments that were made to executive officers, and all performance-based equity awards granted to executive officers that vested, in each case, on the basis of having met or exceeded performance targets in grants or awards made after December 18, 2012 during the fiscal year prior to the filing of the Current Report on Form 8-K announcing the restatement, if the payments or vesting would have been lower had they been calculated based on the restated results, and if the relevant executive officers are found personally responsible for the restatement, as determined by the Board.

Limitations on Deductibility of Compensation

As in effect for 2017, Section 162(m) of the Internal Revenue Code generally limited the deductibility of compensation paid by a public company to its chief executive officer and its next three most highly compensated officers (not including its chief financial officer) to $1 million, per executive, per year. However, there were, in 2017, exceptions for payments that are performance-based and meet certain requirements under Section 162(m). The Compensation Committee has designed the stock options and performance shares granted to our NEOs under the 2015 LTIP and its predecessor plans to qualify under Section 162(m) as performance-based compensation under Section 162(m) as in effect at the time those awards were granted. The Compensation Committee also designed the portion of the Annual Incentive Plan that pays out based on the achievement of corporate goals with the intent to qualify under Section 162(m) as in effect in 2017. The application of Section 162(m) is complex, however, and thus the deductibility of any single element of compensation cannot be guaranteed.

Base salary and grants of service-vesting restricted stock are not performance-based, and therefore are potentially not deductible. In addition, as a result of changes to Section 162(m) under the Tax Cut and Jobs Act effective beginning January 1, 2018, it is expected that equity awards or other compensation granted or provided under arrangements entered into or modified after November 2, 2017 to any person who is or was a named executive officer (including the CFO) will not be deductible to the extent such amounts exceed $1 million in any one year. Further, the Compensation Committee reserves the right to modify compensation that was initially intended to be exempt from Section 162(m) if it determines that such modifications are consistent with the Company’s business needs.

Deductibility is not the sole factor used by the Compensation Committee in ascertaining appropriate levels or manner of compensation. The Compensation Committee believes that it is important to preserve flexibility in administering compensation programs in a manner designed to attract, retain and reward high-performing executives, and to promote business objectives that may not necessarily align with the requirements for full deductibility under Section 162(m). Consequently, the Compensation Committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m), and given the elimination of the performance-based exception effective January 1, 2018, we expect a significant portion of 2018 executive compensation not to be deductible under Section 162(m).

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Board has reviewed and discussed the above Compensation Discussion and Analysis with management and, based on such review and discussion, has recommended to the Board that the Compensation Discussion and Analysis be included in our proxy statement and our Annual Report.

Compensation Committee of the Board of Directors

JOHN H. ROBINSON, Chairman
KEVIN S. CRUTCHFIELD
SEBASTIAN EDWARDS
ROBERT E. MELLOR

PROPOSAL NO. 4:

ADVISORY RESOLUTION TO APPROVE EXECUTIVE COMPENSATION

What am I voting for?

►	We are asking our stockholders to vote on an advisory resolution to approve the compensation paid to our executive officers for 2017
The Board of Directors recommends a vote FOR the advisory resolution to approve executive compensation

Our 2017 compensation program reflects our pay-for-performance philosophy. We continue to tie a significant portion of CEO and NEO compensation to both short and long-term Company performance objectives and executive compensation outcomes reflect this philosophy:

►	three-year realized compensation for our NEOs was 23% lower than SCT pay, demonstrating alignment with stockholders during a period of time when our stock initially declined and then significantly strengthened as metals prices recovered and the results of our multi-year strategic transformation took hold;
►	three-year realizable pay was 35% higher than SCT pay reflecting alignment with strengthening three-year TSR and provides our NEOs with appropriate incentives to achieve rigorous performance goals tied to stockholder returns;
►	The 2015 performance share award paid out at 150% of target based on three-year relative TSR at the 80th percentile of peers and more than doubling OCF per share; and
►	strong Company performance against strategic annual objectives resulted in above-target 134% performance under the corporate component of AIP and above-target payouts to NEOs; however, due to negative one-year TSR, in accordance with the Company’s compensation philosophy, the individual components of NEO payouts were capped at 100% and paid out at 90-95%.

We urge stockholders to read the “Compensation Discussion and Analysis” beginning on page 43 of this proxy statement, which details how our executive compensation policies and procedures are designed to achieve our compensation objectives, as well as the 2017 Summary Compensation Table and other related compensation tables and narrative, appearing on pages 67 to 76 of this proxy statement, which provide detailed information on the compensation of our NEOs.

An advisory stockholder vote on the frequency of stockholder votes to approve executive compensation is required to be held at least once every six years. After considering the vote of stockholders at the 2017 Annual Stockholders’ Meeting and other factors, the Board determined to hold advisory votes on the approval of executive compensation annually until the next advisory vote on frequency occurs. In accordance with Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), and as a matter of good corporate governance, we are asking stockholders to approve the following advisory resolution at the Annual Meeting:

RESOLVED, that the stockholders of Coeur Mining, Inc. (the “Company”) approve, on an advisory basis, the compensation of the Company’s Named Executive Officers disclosed in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s Annual Meeting. This advisory resolution, commonly referred to as a “say-on-pay” resolution, is non-binding on the Board. Although non-binding, the Board and the Compensation Committee will review and consider the voting results when making future decisions regarding our executive compensation programs.

2017 EXECUTIVE COMPENSATION INFORMATION

2017 Summary Compensation Table

Set forth below is information regarding compensation earned by or paid or awarded to all persons serving as our CEO, CFO, and the other three most highly compensated executive officers during 2017 (the “Named Executive Officers” or “NEOs”) for the years ended December 31, 2017, 2016 and 2015.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(a)	Option Awards ($)	Non-Equity Incentive Plan Compensation Earnings ($)(b)	Change in Nonqualified Deferred Compensation Earnings ($)(c)	All Other Compensation ($)(d)	Total ($)
Mitchell J. Krebs President, Chief Executive Officer & Director	2017	675,000	0	2,036,646	0	904,500	0	106,463	3,722,609
	2016	650,000	0	1,544,485	0	2,721,500	0	244,849	5,160,834
	2015	650,000	0	1,976,837	0	1,695,500	0	91,002	4,413,339
Peter C. Mitchell Senior Vice President & Chief Financial Officer	2017	410,000	0	927,794	0	384,990	0	61,806	1,784,590
	2016	400,000	0	712,840	0	341,400	0	50,361	1,504,601
	2015	400,000	0	912,389	0	312,000	0	49,089	1,673,478
Frank L. Hanagarne, Jr. Senior Vice President & Chief Operating Officer	2017	410,000	0	927,794	0	384,990	0	56,391	1,779,175
	2016	400,000	0	712,840	0	332,400	0	85,036	1,530,276
	2015	400,000	0	912,389	0	316,500	0	87,843	1,716,732
Casey M. Nault Senior Vice President, General Counsel & Secretary	2017	375,000	0	848,588	0	354,938	0	51,399	1,629,925
	2016	370,833	0	482,650	0	308,813	0	39,008	1,201,304
	2015	325,000	0	625,996	0	171,438	0	40,632	1,163,066
Hans J. Rasmussen Senior Vice President, Exploration	2017	285,000	0	544,615	0	159,600	0	42,425	1,031,640
	2016	285,000	0	408,397	0	162,165	0	30,265	885,827

Explanatory Notes:

(a)	Set forth below is the aggregate grant date fair value of stock awards, as calculated in accordance with FASB ASC 718, granted in 2017. The assumptions used to calculate the valuation of the awards are set forth in Note 6 to the Notes to Consolidated Financial Statements in Coeur’s Annual Report.
	Restricted share award(1) ($)	Performance share award(2) ($)
Mr. Krebs	810,000	1,226,647
Mr. Mitchell	368,990	558,804
Mr. Hanagarne	368,990	558,804
Mr. Nault	337,493	511,095
Mr. Rasmussen	216,599	328,015
(1)	As explained in the narrative of this proxy statement, the restricted share awards vest one-third on the first anniversary of the award, one-third on the second anniversary of the award and one-third on the third anniversary of the award.
(2)	The performance share awards cliff-vest based on the attainment of performance goals over a three-year period. The actual value to the NEO of the performance share portions of the grant depends on meeting certain performance criteria over the three-year period as explained in “Compensation Discussion and Analysis”. The grant date fair value of the 2017 performance shares at target is shown in the above table, while the value of these 2017 grants at the time of grant assuming the maximum level of performance was achieved is as follows: for Mr. Krebs $2,143,718; for Mr. Hanagarne $976,581; for Mr. Mitchell $976,581; for Mr. Nault $893,202; and for Mr. Rasmussen $573,247.
(b)	Includes amounts paid under the AIP.
(c)	Participants in our Deferred Compensation Plan do not receive preferential or above-market plan earnings.

(d)	All other compensation, including perquisites and amounts paid or accrued under termination arrangements. Mr. Krebs received a vehicle allowance of $12,170 during 2017. Mr. Krebs, Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Rasmussen received excess group term life insurance valued at $2,250, $5,940, $5,940, $1,260 and $2,683, respectively, for 2017. Mr. Krebs, Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Rasmussen received disability insurance coverage whose premiums were $6,219, $3,966, $3,885, $2,264 and $3,585, respectively, for 2017. Mr. Krebs, Mr. Mitchell, Mr. Nault and Mr. Rasmussen received transit benefits valued at $2,205, $2,205, $1,560 and $600, respectively, for 2017. For 2017, each NEO received a company matching contribution to the Coeur Mining, Inc. Defined Contribution and 401(K) Plan of $10,800. For 2017, the Board approved a discretionary contribution equal to 4% of eligible compensation for all participating employees, subject to applicable IRS limits, including to each NEO in the amount of $10,800. For 2017, each of Mr. Krebs, Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Rasmussen received an additional contribution from the Company into the Deferred Compensation Plan in the amount of $56,325, $24,070, $23,620, $20,691 and $8,858, respectively, which represents 4% of their 2017 compensation in excess of their 2017 401(K) Retirement Plan limit. In addition, each of Messrs. Krebs, Mitchell, Nault and Rasmussen was provided with an executive physical paid for by the Company in the amount of $5,694, $4,025, $4,025 and $5,098, respectively.

2017 Grants of Plan-Based Awards

The following table sets forth information regarding all plan awards that were made to the NEOs during 2017, including incentive plan awards (equity-based and non-equity based) and other plan-based awards. Disclosure on a separate line item is provided for each grant of an award made to an NEO during the year. The information supplements the dollar value disclosure of stock, option and non-stock awards in the 2017 Summary Compensation Table by providing additional details about such awards. Equity incentive-based awards are subject to a performance condition or a market condition as those terms are defined by FASB ASC 718. Non-equity incentive plan awards are awards that are not subject to FASB ASC 718 and are intended to serve as an incentive for performance to occur over a specified period.

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(d)	Grant Date Fair Value of Stock and Options Awards ($)(e)
	Grant Date		Threshold ($)(a)	Target ($)(a)	Maximum ($)(a)	Threshold (#)	Target (#)	Maximum (#)
Mitchell J. Krebs			388,125	675,000	1,350,000
	1/18/2017(b	)				13,241	52,964	79,446		619,149
	1/18/2017(c	)				6,621	26,482	52,964		303,749
	1/18/2017(c	)				6,621	26,482	52,964		303,749
	1/18/2017(d	)							70,619	810,000
Peter C. Mitchell			172,200	307,500	615,000
	1/18/2017(b	)				6,032	24,128	36,192		282,056
	1/18/2017(c	)				3,016	12,064	24,128		138,374
	1/18/2017(c	)				3,016	12,064	24,128		138,374
	1/18/2017(d	)							32,170	368,990
Frank L. Hanagarne, Jr.			172,200	307,500	615,000
	1/18/2017(b	)				6,032	24,128	36,192		282,056
	1/18/2017(c	)				3,016	12,064	24,128		138,374
	1/18/2017(c	)				3,016	12,064	24,128		138,374
	1/18/2017(d	)							32,170	368,990
Casey M. Nault			157,500	281,250	562,500
	1/18/2017(b	)				5,517	22,068	33,102		257,975
	1/18/2017(c	)				2,759	11,034	22,068		126,560
	1/18/2017(c	)				2,759	11,034	22,068		126,560
	1/18/2017(d	)							29,424	337,493
Hans J. Rasmussen			76,594	142,500	285,000
	1/18/2017(b	)				3,541	14,163	21,245		165,565
	1/18/2017(c	)				1,771	7,082	14,164		81,231
	1/18/2017(c	)				1,770	7,081	14,162		81,219
	1/18/2017(d	)							18,884	216,599

Explanatory Notes:

(a)	The applicable range of estimated payouts under the AIP denominated in dollars (threshold, target, and maximum amount).
(b)	The number of performance shares to be paid out or vested upon satisfaction of the conditions in question within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 150%) as determined by Coeur’s three-year total stockholder return compared to its precious metals mining peer group. Please refer to the discussion in “Compensation Discussion and Analysis — 2017 Executive Compensation Results — Long-Term Equity Incentive Awards”.
(c)	The number of performance shares to be paid out or vested upon satisfaction of the conditions in question within the applicable range of estimated payouts (threshold at 25%, target at 100%, and maximum amount at 200%) as determined by the achievement of specific operational goals over a three-year period. Please refer to the discussion in “Compensation Discussion and Analysis — 2017 Executive Compensation Results — Long-Term Equity Incentive Awards”.
(d)	This column consists of the annual restricted share grants as described above in the “Compensation Discussion and Analysis — 2017 Executive Compensation Results — Long-Term Equity Incentive Awards”.
(e)	Fair Value of stock awards granted on the award date.

Narrative Disclosure to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Agreements

Mitchell J. Krebs

On February 5, 2018, Coeur and Mitchell J. Krebs entered into an amended and restated employment agreement amending the terms of Mr. Krebs’s employment as President and Chief Executive Officer. Mr. Krebs’s amended employment agreement calls for a base salary subject to adjustment from time to time, plus annual incentive compensation. Mr. Krebs’s employment agreement includes severance and change-in-control provisions, the terms of which are described under “Potential Payments Upon Termination or Change-in-Control — Severance and Change-in-Control Arrangement with Mr. Krebs.” The term of Mr. Krebs’s employment runs through June 30, 2018, at which time the term will automatically renew for an additional one-year period, ending June 30, 2019, unless terminated or modified by us by written notice, subject to the terms and conditions of the agreement.

Peter C. Mitchell, Frank L. Hanagarne, Jr., Casey M. Nault and Hans J. Rasmussen

Messrs. Mitchell, Hanagarne, Nault and Rasmussen do not have employment agreements, and are instead covered by our Executive Severance Policy described under “Termination of Employment/Severance and Change-in-Control Arrangements — Executive Severance Policy.”

Outstanding Equity Awards at 2017 Year-End

The following table sets forth information on outstanding option and stock awards held by the NEOs on December 31, 2017, including the number of shares underlying both exercisable and unexercisable portions of each stock option as well as the exercise price and expiration date of each outstanding option.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (a)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(b)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(c)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(d)
Mitchell J. Krebs	2,183	0	48.50	1/10/2018	341,592	2,561,940	808,181	6,061,358
	10,275	0	10.00	2/3/2019
	13,167	0	15.40	3/2/2020
	11,496	0	27.45	1/3/2021
	22,631	0	27.66	1/31/2022
	30,487	0	23.90	1/22/2023
Peter C. Mitchell					157,234	1,179,255	372,373	2,792,798
Frank L. Hanagarne, Jr.	3,249	0	20.90	10/3/2021	157,234	1,179,255	372,373	2,792,798
	9,854	0	27.66	1/31/2022
	12,957	0	23.90	1/22/2023
Casey M. Nault	9,036	0	19.01	5/7/2022	114,273	857,048	264,361	1,982,708
	9,171	0	23.90	1/22/2023
Hans J. Rasmussen	5,598	0	11.88	10/1/2023	90,680	680,100	214,670	1,610,025

Explanatory Notes:

(a)	Options that expire January 10, 2018 through October 1, 2023 were fully vested as of December 31, 2017.
(b)	With respect to the number of shares of restricted stock granted and unvested as of December 31, 2017:
►	For Mr. Krebs, a grant of 123,417 restricted shares that vests one-third annually beginning January 20, 2016, a grant of 344,751 restricted shares that vests one-third annually beginning January 20, 2017, and a grant of 70,619 restricted shares that vests one-third annually beginning January 18, 2018.
►	For Mr. Mitchell, a grant of 56,962 restricted shares that vests one-third annually beginning January 20, 2016, a grant of 159,116 restricted shares that vests one-third annually beginning January 20, 2017 and a grant of 32,170 restricted shares that vests one-third annually beginning January 18, 2018.
►	For Mr. Hanagarne, a grant of 56,962 restricted shares that vests one-third annually beginning January 20, 2016, a grant of 159,116 restricted shares that vests one-third annually beginning January 20, 2017 and a grant of 32,170 restricted shares that vests one-third annually beginning January 18, 2018.
►	For Mr. Nault, a grant of 39,082 restricted shares that vests one-third annually beginning January 20, 2016, a grant of 107,734 restricted shares that vets one-third annually beginning January 20, 2017 and a grant of 29,424 restricted shares that vests one-third annually beginning January 18, 2018.
►	For Mr. Rasmussen, a grant of 33,069 restricted shares that vests one-third annually beginning January 20, 2016, a grant of 91,160 restricted shares that vests one-third annually beginning January 20, 2017 and a grant of 18,884 restricted shares that vests one-third annually beginning January 18, 2018.
(c)	The total number of performance shares and performance units which do not vest until the end of the three-year performance period, if at all. Performance shares and performance unit awards that were outstanding as of December 31, 2017 were granted January 20, 2015, January 20, 2016 and January 18, 2017.
(d)	The total fair market value at the end of the fiscal year based on the closing market price of Coeur's common stock on the New York Stock Exchange on December 29, 2017, the final trading day of 2017, of $7.50.

2017 Option Exercises and Stock Vested

The following table sets forth information regarding each exercise of stock options and vesting of restricted stock and performance shares during 2017 for each of the NEOs on an aggregated basis.

	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Mitchell J. Krebs	—	—	203,637	2,332,539
Peter C. Mitchell	—	—	93,988	1,076,576
Frank L. Hanagarne, Jr.	—	—	93,164	1,067,017
Casey M. Nault	—	—	64,008	733,194
Hans J. Rasmussen	—	—	54,159	620,377

Explanatory Notes:

(a)	The aggregate dollar value realized upon exercise of options (i.e., the difference between the market price of the underlying shares at exercise and the exercise price) or upon the transfer of an award for value.
(b)	The aggregate dollar value realized upon vesting of stock (i.e., the number of shares times the market price of the underlying shares on the vesting date) or upon the transfer of an award for value.

Pension Benefits and Nonqualified Deferred Compensation

We do not maintain a defined benefit pension program. Effective February 1, 2014, Coeur established the Coeur Mining, Inc. Non-Qualified Deferred Compensation Plan (“Deferred Compensation Plan”) for highly compensated employees.

The Deferred Compensation Plan allows directors and eligible highly compensated employees the opportunity to defer, on a pre-tax basis, a portion of his or her director fees, base salary, and/or AIP award, as applicable, to a date in the future. Employees can defer 5%-75% of base salary and 5%-75% of AIP award amounts. Directors can defer 5%-75% of director fees. Coeur may also decide to make employer contributions to the account of a participant from time to time. Participants may designate investment funds in which deferred amounts are invested. The net gain or loss on the assets of any such investment funds is used to determine the amount of earnings or losses to be credited to the participant’s account. Each participant must elect the time and form of distribution of deferred amounts (together with any earnings or losses credited to such amounts). Subject to certain limitations in the Deferred Compensation Plan, participants elect the frequency of payments and the number of payments to receive at the time of distribution. Participants are always 100% vested in amounts deferred by the participant. Amounts contributed by Coeur to a participant’s account vest based upon a schedule or schedules determined by us and communicated to the participant.

Executive Name	Executive Contributions in Last FY ($)(a)	Registrant Contributions in Last FY ($)(b)	Aggregate Earnings in Last FY ($)(c)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)(d)
Mitchell J. Krebs	108,225	56,325	93,469	—	777,393
Peter C. Mitchell	—	24,070	791	—	55,956
Frank L. Hanagarne, Jr.	—	23,620	1,022	—	71,075
Casey M. Nault	—	20,691	585	—	40,857
Hans J. Rasmussen	—	8,858	306	—	21,449

Explanatory Notes:

(a)	The amount in this column represents fiscal year 2017 deferred salary, which is reported in the Salary column of the Summary Compensation Table.
(b)	The amount in this column is reported in footnote (d) to the All Other Compensation column of the Summary Compensation Table as follows: for 2017, each of Mr. Krebs, Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Rasmussen received an additional contribution from the Company into the Deferred Compensation Plan in the amount of $56,325, $24,070, $23,620, $20,691 and $8,858, respectively.
(c)	The amount in this column is not included in the Summary Compensation Table because plan earnings were not preferential or above-market.
(d)	The aggregate balances at last fiscal year-end reported in this table include the following amounts that were previously reported as compensation in the Summary Compensation Table of the Company’s proxy statements for prior years:

Executive Name	Amounts Previously Reported
Mitchell J. Krebs	$326,126
Peter C. Mitchell	$54,652
Frank L. Hanagarne, Jr.	$68,982
Casey M. Nault	$39,663
Hans J. Rasmussen	$7,600

Potential Payments Upon Termination or Change-In-Control

We have severance and change-in-control arrangements with each of the NEOs currently serving as executive officers that provide for certain benefits payable to the executives in the event of certain qualifying terminations not in connection with a change in control or a change in control followed by the termination of the executive’s employment within two years for any reason other than for cause, disability, death, normal retirement or early retirement.

Each of the following constitutes a change in control under our change-in-control arrangements:

►	any organization, group or person (“Person”) (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the beneficial owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of Coeur representing 35% or more of the combined voting power of the then outstanding securities of Coeur;
►	during any two-year period, a majority of the members of the Board serving at the effective date of the change-in-control arrangement is replaced by directors who are not nominated and approved by the Board;
►	a majority of the members of the Board is represented by, appointed by or affiliated with any Person who the Board has determined is seeking to effect a change in control of Coeur; or
►	we are combined with or acquired by another company and the Board determines, either before such event or thereafter, by resolution, that a change in control will occur or has occurred.

The change-in-control arrangements provide that in the event the payment provided would constitute a “parachute payment” under Section 280G of the Internal Revenue Code, the payment will be reduced to the amount that will result in no portion being subject to the excise tax unless such reduction would result in the executive receiving a lower payment than the executive would be entitled to receive and retain on a net after-tax basis if such amount was not reduced.

Severance and Change-in-Control Arrangement with Mr. Krebs

If Mr. Krebs is terminated by Coeur without cause or Mr. Krebs terminates his employment with Coeur for good reason not in connection with a change in control, Mr. Krebs would be entitled to the benefits described below:

►	a lump sum equivalent to 2.75 times his base salary and target annual incentive plan award for the year in which the termination occurs; and
►	continuation of health care benefits for Mr. Krebs and his dependents for up to one year following the termination.

If a change in control occurs, Mr. Krebs shall be entitled to the benefits described below upon a termination by Coeur without cause or by Mr. Krebs for good reason within the 90 days preceding or two years following the change in control:

►	a lump sum equivalent to 2.75 times Mr. Krebs’s base salary and target annual incentive plan award for the year in which the change in control occurs; and
►	continuation of health care benefits for Mr. Krebs and his dependents for up to two years following the change in control; and
►	accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table.

Severance and Change-in-Control Arrangements with Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Rasmussen

Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Rasmussen do not have individual employment agreements or change-in-control agreements but are covered under our Executive Severance Policy.

Under that policy, in the event of a termination by Coeur without cause or by the employee for good reason not in connection with a change in control, Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Rasmussen would be entitled to the benefits described below:

►	a lump sum equivalent to two times the executive’s base salary and target annual incentive plan award for the year in which the termination occurs; and
►	continuation of health care benefits for the employee and his dependents for up to one year following the termination.

Under the Executive Severance Policy, if a change in control occurs, Mr. Mitchell, Mr. Hanagarne, Mr. Nault and Mr. Rasmussen would be entitled to the benefits described below upon a termination by Coeur without cause or by the employee for good reason within the 90 days preceding or two years following the change in control:

►	a lump sum equivalent to two times the executive’s base salary and target annual incentive plan award for the year in which the change in control occurs;
►	continuation of health care benefits for the employee and his dependents for up to 18 months following the change in control; and
►	accelerated vesting of unvested grants of equity, as more fully described in the footnotes to the following table.

The following table describes the potential payments and benefits under our compensation and benefit plans and arrangements to which the NEOs would be entitled upon certain terminations of employment assuming the triggering event took place after the close of business on December 29, 2017(a) (i.e., the last business day of 2017) and the price per share of Coeur’s common stock is the closing market price of $7.50 as of that date.

Name and Principal Position		Cash Severance Payments ($)(b)	Continuation of Medical/ Welfare Benefits (present value) ($)(c)	Accelerated Vesting of Equity Awards ($)(d)	Total Termination Benefits ($)
Mitchell J. Krebs, President, Chief Executive Officer and Director
►	Not for cause — involuntary	3,712,500	20,770	—	3,733,270
►	Death & Disability	—	—	7,234,860	7,234,860
►	Not for cause — voluntary under age 65	—	—	—	—
►	Change in Control, without termination	—	—	—	—
►	Termination subsequent to a Change in Control (e)	2,677,482	42,395	6,323,633	9,043,510
Peter C. Mitchell, Senior Vice President and Chief Financial Officer
►	Not for cause — involuntary	1,435,000	8,721	—	1,443,721
►	Death & Disability	—	—	3,331,230	3,331,230
►	Not for cause — voluntary under age 65	—	—	—	—
►	Change of Control, without termination	—	—	—	—
►	Termination subsequent to a Change in Control	1,435,000	13,281	2,912,248	4,360,528
Frank L. Hanagarne, Jr., Senior Vice President and Chief Operating Officer
►	Not for cause — involuntary	1,435,000	17,321	—	1,452,321
►	Death & Disability	—	—	3,331,230	3,331,230
►	Not for cause — voluntary under age 65	—	—	—	—
►	Change in Control, without termination	—	—	—	—
►	Termination subsequent to a Change in Control	1,435,000	26,378	2,912,248	4,373,625
Casey M. Nault, Senior Vice President, General Counsel and Secretary
►	Not for cause — involuntary	1,312,500	22,891	—	1,335,391
►	Death & Disability	—	—	2,400,098	2,400,098
►	Not for cause — voluntary under age 65	—	—	—	—
►	Change in Control, without termination	—	—	—	—
►	Termination subsequent to a Change of Control	1,312,500	34,861	2,087,755	3,435,116
Hans J. Rasmussen, Senior Vice President, Exploration
►	Not for cause — involuntary	855,000	19,892	—	874,892
►	Death & Disability	—	—	1,918,103	1,918,103
►	Not for cause — voluntary under age 65	—	—	—	—
►	Change in Control, without termination	—	—	—	—
►	Termination subsequent to a Change in Control	855,000	30,294	1,676,363	2,561,656

Explanatory Notes:

(a)	As disclosed in the Annual Report, the Board approved an Amended and Restated Executive Severance Policy (the “2018 Severance Policy”) and Amended and Restated Employment Agreement with Mr. Krebs effective February 5, 2018. In the interest of presenting timely and relevant information to stockholders, this chart assumes that the 2018 Severance Policy and Mr. Krebs’s amended agreement were in effect on December 29, 2017.
(b)	Cash severance payments consist of 2.75 times, for Mr. Krebs, and 2.0 times, for other executives, the sum of annual base salary plus target annual incentive opportunity.

(c)	In the event of a qualifying termination not in connection with a change in control, NEOs receive continued payment of employee health care benefits or costs of benefits for up to 12 months. In the event of a change in control and a subsequent qualifying termination of employment within two years following the change in control, NEOs receive continued payment of employee health care benefits or costs of benefits for up to 18 months, except in the case of the CEO in which case the benefits would be available for up to 24 months. This column represents the net present value of health plan benefits provided upon termination.
(d)	Represents the value of any unvested stock options, restricted stock or other equity awards that were not vested as of the relevant date and whose vesting was accelerated.
►	In the event of death or disability, all options, restricted stock grants, and performance share grants would vest 100%, with the performance shares vesting at target. The NEOs would have 12 months from the date of death or disability to exercise their options, except for non-qualified options granted prior to January 22, 2013 which permit up to three years to exercise in the event of disability.
►	In the event of a qualifying termination of employment within 90 days prior to and up to two years following a change in control, the NEOs would have up to 12 months from termination to exercise their options, except for incentive stock options granted between January 22, 2013 and May 13, 2015, which permit up to two years to exercise, instead of the usual 3 months. Our equity awards are “double trigger” accelerated vesting upon a change-in-control, meaning stock options and restricted stock will vest 100%, and performance shares will vest pro-rata based on the actual performance achieved up to the date of the change in control, in each case only upon a qualifying termination within 90 days prior to and up to two years after the change in control. For purposes of the above disclosures, the pro-rata achievement of performance targets was estimated using the elapsed time in the performance period occurring prior to the hypothetical change in control, compared to the total length of the performance period.
(e)	The severance payments will be reduced to keep the total payments from exceeding the cap imposed by the golden parachute rules of the Internal Revenue Service to the extent that such reduction will, on a net after-tax basis, provide the executive with a greater value than if no reduction was made and the executive paid any 280G-related excise tax payments. For Mr. Krebs, the amounts are shown net of a reduction of $1,035,018.

In the event of death or disability, no special benefits are provided other than the payment of any accrued compensation and benefits under the companywide benefit plans, and the accelerated vesting of equity grants discussed above. None of the NEOs is eligible for retirement. Upon an eligible retirement, the NEOs are entitled to accelerated vesting of equity identical to that occurring in the event of death or disability, except that options are generally exercisable for only three months after retirement, except for non-qualified options granted January 22, 2013 or July 1, 2013 which permit up to three years to exercise after retirement.

2017 RATIO OF CEO COMPENSATION TO MEDIAN EMPLOYEE COMPENSATION

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, and Item 402(u) of Regulation S-K, we are providing the following ratio of the annual total compensation of Mr. Krebs, our CEO, to the annual total compensation of our median employee. The pay ratio included in this information is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.

For 2017, our last completed fiscal year:

►	the annual total compensation of our CEO, as reported in the 2017 Summary Compensation Table on page 67 of this proxy statement, was $3,722,609; and
►	the annual total compensation of our median compensated employee (other than our CEO) was $41,899.
Based on this information, for 2017 the ratio of the annual total compensation of Mr. Krebs, our CEO, to the annual total compensation of our median compensated employee was 88.8 to 1.

To identify the median of the annual total compensation of all our employees, as well as to determine the annual total compensation of our median employee and our CEO, we took the following steps:

►	We determined that, as of December 31, 2017, our employee population consisted of approximately 2,257 individuals with these individuals located in the United States, Bolivia, Canada and Mexico (as reported in Item 1, Business, in our Annual Report). This population consisted of our full-time, part-time, and temporary employees.
►	To identify the “median employee” from our employee population, we compared the amount of total cash compensation reflected in our payroll records. Total cash compensation includes base salary or hourly wages paid during 2017, as applicable, and amounts paid during 2017 under our AIP and other cash bonus arrangements. We identified our median employee using this compensation measure, which was consistently applied to all our employees included in the calculation. In making the determination of the median employee, we annualized the compensation of approximately 167 full-time employees who work at our Silvertip mine in British Columbia, Canada, which we acquired during the fourth quarter of 2017.
►	Once we identified our median employee, we combined all of the elements of such employee’s compensation for 2017 in accordance with the requirements of Item 402(c)(2)(x) of Regulation S-K, resulting in annual total compensation of $41,899.
►	Our median employee’s annual total compensation includes hourly wages and cash bonus earned during 2017. For 2017, the Company contributed an amount equal to 100% of the first 4% of an employee’s eligible compensation contributed by the employee to the Company’s 401(K) Retirement Plan. In addition, for 2017, the Board approved a discretionary contribution equal to 4% of eligible compensation for all participating employees, subject to applicable IRS limits. This contribution was made during the first quarter of 2018. For 2017, the median compensated employee received an aggregate of $2,828 in respect of the Company’s contribution to the employee’s Company’s 401(K) Retirement Plan account and the discretionary contribution.
►	With respect to the annual total compensation of our CEO, we used the amount reported in the “Total” column of our 2017 Summary Compensation Table on page 67 of this proxy statement and incorporated by reference under Item 11 of Part III of our Annual Report.

DIRECTOR COMPENSATION

For 2017, outside directors received an annual retainer of $180,000, of which half was paid in cash and half was paid in common stock. The Board maintains share ownership guidelines for directors, calling for directors to hold the equivalent of five times their annual base cash retainer in common stock. The Company pays additional retainers to the independent Board Chairman and to each committee Chair. As our CEO, Mr. Krebs does not receive any compensation for his service as a director. Director fees are pro-rated for directors who serve for partial years. We do not pay meeting fees. Director compensation amounts were unchanged from those in 2016.

Board and Committee Retainers for the Year Ended December 31, 2017

Annual Common Stock Retainer	$90,000
Annual Cash Retainer	$90,000
Independent Chairman Annual Retainer	$150,000
Audit Committee Chair Annual Retainer	$20,000
Compensation Committee Chair Annual Retainer	$15,000
Nominating and Corporate Governance Committee Chair Annual Retainer	$10,000
Environmental, Health, Safety and Social Responsibility Committee Chair Annual Retainer	$10,000

The following table sets forth information regarding the compensation received by each of the Company’s outside directors during the year ended December 31, 2017:

Name	Fees Earned or Paid in Cash ($)(a)	Stock Awards ($)(b)	Total ($)(c)
Robert E. Mellor	$250,000	$90,000	$340,000
Linda L. Adamany	$110,000	$90,000	$200,000
Sebastian Edwards	$90,000	$90,000	$180,000
John H. Robinson	$105,000	$90,000	$195,000
Kevin S. Crutchfield	$90,000	$90,000	$180,000
Randolph E. Gress	$90,000	$90,000	$180,000
J. Kenneth Thompson	$100,000	$90,000	$190,000

Explanatory Notes:

(a)	The aggregate dollar amount of all fees paid in cash for services as a director, including annual retainer fees, committee and/or chairmanship fees.
(b)	The assumptions used to calculate the valuation of the awards are set forth in Note 6 to the Notes to Audited Consolidated Financial Statements in Coeur’s Annual Report. Stock is granted in full shares which may not equal exactly the stock portion of the retainer.
(c)	As of December 31, 2017, none of our outside directors held outstanding unvested or unexercised equity awards as all prior stock options have expired and director stock awards are now fully vested upon grant.

EQUITY COMPENSATION PLANS

The following table sets forth information as of December 31, 2017 regarding the Company’s equity compensation plans.

Plan Category	Number of shares to be issued upon exercise of outstanding options, warrants and rights ($)(a)	Weighted-average exercise price of outstanding options, warrants and rights ($)(b)	Number of shares remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))(1) ($)(c)
Equity compensation plans approved by security holders	617,446	10.53	2,014,703
Equity compensation plans not approved by security holders	–	–	–
Total	617,446	10.53	2,014,703
(1)	Amounts include 2,368,281 performance shares that cliff vest three years after the date of grant if certain market and performance criteria are met, if the recipient remains an employee of the Company and subject to approval of the Compensation Committee of the Board of Directors. The Compensation Committee of the Board of Directors has discretion to settle performance shares in cash.

OTHER MATTERS

Management is not aware of any other matters to be considered at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy will vote the Proxy in accordance with their discretion.

Related Person Transactions

Our Related Person Transactions Policy includes written policies and procedures for the review, approval or ratification of related person transactions. As more fully explained in this policy, any transaction in which a related person has a material interest, other than transactions involving aggregate amounts less than $120,000, must be approved or ratified by the NCGC. The policies apply to all executive officers, directors and their immediate family members. Since the beginning of 2017, there were no related person transactions under the relevant standards.

We take the following steps with regard to related person transactions:

►	On an annual basis, each director and executive officer of the Company completes a Director and Officer Questionnaire that requires disclosure of any transaction, arrangement or relationship with us during the last fiscal year in which the director or executive officer, or any member of his or her immediate family, had a direct or indirect material interest.
►	Each director and executive officer is expected to promptly notify our legal department of any direct or indirect interest that such person or an immediate family member of such person had, has or may have in a transaction in which we participate.
►	Any reported transaction that our legal department determines may qualify as a related person transaction is referred to the NCGC.
►	The Company monitors its accounts payable, accounts receivable and other databases to identify any other potential related person transactions that may require disclosure.

In determining whether or not to approve or ratify a related person transaction, the NCGC may take such action as it may deem necessary or in the best interests of the Company and may take into account the effect of any related person transaction on independence status of a director.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act, requires Coeur’s officers and directors, and persons who own more than 10% of a registered class of our equity securities, to file initial reports of ownership of our equity securities on Form 3 and reports of changes in ownership on Form 4 or Form 5. Persons subject to Section 16 are required by SEC regulations to furnish us with copies of all Section 16(a) forms that they file. Based solely on a review of such forms furnished to us and written representations that no other reports were required, we believe that for 2017 all required reports were filed on a timely basis under Section 16(a).

Cautionary Statement Concerning Forward-Looking Statements

This proxy statement contains numerous forward-looking statements within the meaning of Section 21E of the Exchange Act relating to our gold, silver, zinc and lead mining business, including statements regarding reserve and measured and indicated mineralized material estimates, production levels, cash flow levels, growth, margins, mine lives, exploration efforts, capital expenditures, mining rates, costs, risk profile, returns and advancement of strategic priorities. Such forward-looking statements are identified by the use of words such as “believes,” “intends,” “expects,” “hopes,” “may,” “should,” “plan,” “projected,” “contemplates,” “anticipates” or similar words. Actual results could differ materially from those projected in the forward-looking statements. The factors that could cause actual results to differ materially from those projected in the forward-looking statements include (i) the risk factors set forth in our Annual Report, (ii) the risks and hazards inherent in the mining business (including risks inherent in developing large-scale mining projects, environmental hazards, industrial accidents, weather or geologically related conditions), (iii) changes in the market prices of gold, silver, zinc and lead and a sustained lower price environment, (iv) the uncertainties inherent in our production, exploratory and developmental activities, including risks relating to permitting and regulatory delays, ground conditions and grade variability, (v) any future labor disputes or work stoppages (involving Coeur or any third parties), (vi) the uncertainties inherent in the estimation of gold, silver, zinc and lead reserves and measured and indicated mineralized materials, (vii) changes that could result from our future acquisition of new mining properties or businesses, (viii), the absence of control over mining operations in which we or any of our subsidiaries holds royalty or streaming interests and risks related to these mining operations (including results of mining and exploration activities, environmental, economic and political risks and changes in mine plans and project parameters); (ix) the loss of access to any third-party smelter to which we market gold and silver, (x) the effects of environmental and other governmental regulations, (xi) the risks inherent in the ownership or operation of or investment in mining properties or businesses in foreign countries, and (xii) our ability to raise additional financing necessary to conduct its business, make payments or refinance its debt. You should not put undue reliance on forward-looking statements. We disclaim any intent or obligation to update publicly these forward-looking statements, whether as a result of new information, future events or otherwise.

Stockholder Proposals for the 2019 Annual Stockholders’ Meeting

Proposals of stockholders intended to be presented at the 2019 Annual Meeting must be received by our Corporate Secretary, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois, no later than the close of business on November 28, 2018 in order for them to be considered for inclusion in the proxy statement for the 2019 Annual Stockholders’ Meeting (the “2019 Annual Meeting”). A stockholder desiring to submit a proposal, including a director nomination, to be voted on at the 2019 Annual Meeting, but not desiring to have such proposal included in next year’s proxy statement relating to that meeting, must deliver notice of such proposal, including the information specified in the Bylaws, to us no earlier than the close of business on January 8, 2019 and no later than the close of business on February 7, 2019. If the 2019 Annual Meeting is more than 30 days before or more than 70 days after the anniversary date of the 2018 Annual Meeting, such notice must be delivered to us no earlier than the close of business on the 120th day prior to the meeting and no later than the close of business on the later of the 90th day prior to the meeting or the 10th day following the date on which public announcement of such meeting is first made. For these purposes, "close of business" shall mean 6:00 p.m. local time at the principal executive offices of the Company on any calendar day, whether or not the day is a business day. Failure to comply with these advance notice requirements will permit management to use its discretionary voting authority if and when the proposal is raised at the Annual Meeting without having had a discussion of the proposal in the proxy statement.

This proxy statement is accompanied by our Annual Report, which includes financial statements for the year ended December 31, 2017. The Annual Report is not to be regarded as part of the proxy solicitation materials.

Any stockholder who would like a copy of our Annual Report, including the related financial statements and financial statement schedules, may obtain one, without charge, by addressing a request to the attention of the Corporate Secretary, Coeur Mining, Inc., 104 South Michigan Avenue, Suite 900, Chicago, Illinois. Our copying costs will be charged if copies of exhibits to the Annual Report are requested. You may also obtain a copy of the Annual Report, including exhibits, from our website, www.coeur.com, by clicking on “Investor Relations.”

By order of the Board of Directors,

Casey M. Nault
Senior Vice President,
General Counsel and Secretary

Chicago, IL
March 28, 2018

APPENDIX A
CERTAIN ADDITIONAL INFORMATION

Reconciliation of Non-U.S. GAAP Information

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by generally accepted accounting principles (“GAAP”). These measures should not be considered in isolation or as a substitute for performance measures prepared in accordance with GAAP.

EBITDA, Costs Applicable to Sales and All-in Sustaining Costs

The Company believes the use of EBITDA reflects the underlying operating performance of our core mining business and allows investors and analysts to compare results of the Company to similar results of other mining companies. EBITDA does not represent, and should not be considered an alternative to, Net income (loss) or Cash Flow from Operations as determined under GAAP. Management uses adjusted costs applicable to sales (“CAS”) per average spot silver equivalent ounce and all-in sustaining costs (“AISC”) per silver equivalent ounce (as defined by the World Gold Council) to evaluate the Company’s current operating performance and life of mine performance from discovery through reclamation. We believe that these measures provide meaningful information to assist management, investors and analysts in understanding the costs associated with producing gold and silver and in assessing our financial results and prospects for future performance. We believe these adjusted financial measures are important indicators of our recurring operations because they exclude items that may not be indicative of, or are unrelated to our core operating results, and provide a better baseline for analyzing trends in our underlying businesses. We believe EBITDA, adjusted CAS, and AISC are important measures in assessing the Company's overall operating and financial performance, to plan and forecast its operations, and assess leverage levels and liquidity measures. Other companies may calculate CAS and AISC differently as a result of reflecting the benefit from selling non-silver metals as a by-product credit rather than converting to silver equivalent ounces, differences in determination of sustaining capital expenditures, and differences in underlying accounting principles and accounting frameworks such as in International Financial Reporting Standards. For additional explanation regarding our use of non-U.S. GAAP financial measures, please refer to our Annual Report.

EBITDA Reconciliation

(Dollars in thousands except per share amounts)	2017	2016
Net income (loss)	$(1,319)	$55,352
(Income) loss from discontinued operations, net of tax	12,244	(32,917)
Interest expense, net of capitalized interest	16,440	36,896
Income tax provision (benefit)	28,998	(33,247)
Amortization	146,549	116,528
EBITDA	202,912	142,612

Reconciliation of All-in Sustaining Costs per Silver Equivalent Ounce for Year Ended December 31, 2017

	Silver				Gold
In thousands except per ounce amounts	Palmarejo	Rochester	Endeavor	Total	Kensington	Wharf	Total	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$219,920	$130,227	$1,046	$351,193	$152,118	$82,334	$234,452	$585,645
Amortization	73,744	22,306	301	96,351	36,022	13,012	49,034	145,385
Costs applicable to sales	$146,176	$107,921	$745	$254,842	$116,096	$69,322	$185,418	$440,260
Silver equivalent ounces sold	15,490,734	8,209,888	107,027	23,807,649				37,334,889
Gold equivalent ounces sold					125,982	99,472	225,454
Costs applicable to sales per ounce	$9.44	$13.15	$6.96	$10.70	$922	$697	$822	$11.79
Inventory adjustments	(0.08)	(0.07)	—	(0.08)	(2)	3	—	(0.05)
Adjusted costs applicable to sales per ounce	$9.36	$13.08	$6.96	$10.62	$920	$700	$822	$11.74

Costs applicable to sales per average spot ounce	$8.45	$12.04		$9.66				$10.24
Inventory adjustments	(0.07)	(0.07)		(0.07)				(0.04)
Adjusted costs applicable to sales per average spot ounce	$8.38	$11.97		$9.59				$10.20

Costs applicable to sales								$440,260
Treatment and refining costs								5,912
Sustaining capital(1)								65,010
General and administrative								33,616
Exploration								30,311
Reclamation								14,910
Project/pre-development costs								5,543
All-in sustaining costs								$595,562
Silver equivalent ounces sold								23,807,649
Kensington and Wharf silver equivalent ounces sold								13,527,240
Consolidated silver equivalent ounces sold								37,334,889
All-in sustaining costs per silver equivalent ounce								$15.95
Inventory adjustments								$(0.05)
Adjusted all-in sustaining costs per silver equivalent ounce								$15.90

Consolidated silver equivalent ounces sold (average spot)								42,969,841
All-in sustaining costs per average spot silver equivalent ounce								$13.86
Inventory adjustments								$(0.04)
Adjusted all-in sustaining costs per average spot silver equivalent ounce								$13.82

Reconciliation of All-in Sustaining Costs per Silver Equivalent Ounce for Year Ended December 31, 2016

	Silver				Gold
In thousands except per ounce amounts	Palmarejo	Rochester	Endeavor	Total	Kensington	Wharf	Total
Costs applicable to sales, including amortization (U.S. GAAP)	$117,419	$111,564	$2,363	$231,346	$131,518	$87,000	$218,518	$449,864
Amortization	36,599	21,838	644	59,081	34,787	20,621	55,408	114,489
Costs applicable to sales	$80,820	$89,726	$1,719	$172,265	$96,731	$66,379	$163,110	$335,375
Silver equivalent ounces sold	7,538,311	7,542,740	262,078	15,343,129				29,221,609
Gold equivalent ounces sold					121,688	109,620	231,308
Costs applicable to sales per ounce	$10.72	$11.90	$6.56	$11.23	$795	$606	$705	$11.48
Inventory adjustments	(0.17)	(0.04)	—	(0.11)	(5)	(31)	(17)	(0.19)
Adjusted costs applicable to sales per ounce	$10.55	$11.86	$6.56	$11.12	$790	$575	$688	$11.29

Costs applicable to sales per average spot ounce	$9.73	$10.97		$10.29				$9.98
Inventory adjustments	(0.16)	(0.04)		(0.10)				(0.17)
Adjusted costs applicable to sales per average spot ounce	$9.57	$10.93		$10.19				$9.81

Costs applicable to sales								$335,375
Treatment and refining costs								4,307
Sustaining capital(1)								71,134
General and administrative								29,275
Exploration								12,930
Reclamation								13,291
Project/pre-development costs								5,779
All-in sustaining costs								$472,091
Silver equivalent ounces sold								15,343,129
Kensington and Wharf silver equivalent ounces sold								13,878,480
Consolidated silver equivalent ounces sold								29,221,609
All-in sustaining costs per silver equivalent ounce								$16.16
Inventory adjustments								$(0.19)
Adjusted all-in sustaining costs per silver equivalent ounce								$15.97

Consolidated silver equivalent ounces sold (average spot)								33,600,783
All-in sustaining costs per average spot silver equivalent ounce								$14.05
Inventory adjustments								$(0.17)
Adjusted all-in sustaining costs per average spot silver equivalent ounce								$13.88

Consolidated Free Cash Flow Reconciliation

(Dollars in thousands)	2017	2016
Cash flow from continuing operations	$197,160	$96,461
Capital expenditures from continuing operations	136,734	94,382
Gold production royalty payments	—	27,155
Free cash flow	60,426	(25,076))

Wharf Free Cash Flow Reconciliation

(Dollars in thousands)	2017	2016	2015
Cash flow from continuing operations	$49,611	$62,417	$31,955
Capital expenditures from continuing operations	8,844	4,812	3,211
Free cash flow	40,767	57,605	28,744

Average Spot Prices

	2017	2016	2015
Average Silver Spot Price Per Ounce	$17.05	$17.14	$15.68
Average Gold Spot Price Per Ounce	$1,257	$1,251	$1,160
Average Silver to Gold Spot Equivalence	74:1	73:1	74:1

Reserves, Resources and Mineralized Material

Coeur Mining, Inc. is subject to the reporting requirements of the Exchange Act and applicable Canadian securities laws, and as a result we report our mineral reserves according to two different standards. Canadian reporting requirements for disclosure of mineral properties are governed by National Instrument 43-101 Standards of Disclosure for Mineral Projects (“NI 43-101”). The definitions of NI 43-101 are adopted from those given by the Canadian Institute of Mining, Metallurgy and Petroleum. U.S. reporting requirements, however, are governed by Industry Guide 7 (“Guide 7”). Both sets of reporting standards have similar goals in terms of conveying an appropriate level of confidence in the disclosures being reported, but embody different approaches and definitions. Under Guide 7, mineralization may not be classified as a “reserve” unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made.

In our public filings in Canada and in certain other announcements not filed with the SEC, we disclose measured, indicated and inferred resources, each as defined in NI 43-101, in addition to our mineral reserves. U.S. investors are cautioned that, while the terms “measured mineral resources,” “indicated mineral resources” and “inferred mineral resources” are recognized and required by Canadian securities laws, Guide 7 does not recognize them. The estimation of measured resources and indicated resources involve greater uncertainty as to their existence and economic feasibility than the estimation of proven and probable reserves, and therefore U.S. investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into Guide 7 compliant reserves. The estimation of inferred resources involves far greater uncertainty as to their existence and economic viability than the estimation of other categories of resources, and therefore it cannot be assumed that all or any part of inferred resources will ever be upgraded to a higher category. Therefore, investors are cautioned not to assume that all or any part of inferred resources exist, or that they can be mined legally or economically.

In this proxy statement and in our other filings with the SEC, we modify our estimates made in compliance with NI 43-101 to conform to Guide 7 for reporting in the United States. In this proxy statement, we use the term “mineralized material” to describe mineralization in mineral deposits that do not constitute “reserves” under U.S. standards. “Mineralized material” is substantially equivalent to measured and indicated mineral resources (exclusive of reserves) as disclosed for reporting purposes in Canada, except that the SEC only permits issuers to report "mineralized material" in tonnage and average grade without reference to contained ounces. We provide disclosure of mineralized material to allow a means of comparing our projects to those of other companies in the mining industry, many of which are Canadian and report pursuant to NI 43-101, and to comply with applicable disclosure requirements. We caution you not to assume that all or any part of mineralized material will ever be converted into Guide 7 compliant reserves.

APPENDIX B

COEUR MINING, INC.
2018 LONG-TERM INCENTIVE PLAN
(effective as of             , 2018)

1.	Purpose

The purpose of the Coeur Mining, Inc. 2018 Long-Term Incentive Plan (the “Plan”) is to promote and closely align the interests of employees and non-employee directors of Coeur Mining, Inc. (the “Company”) and its stockholders by providing stock-based compensation and other performance-based compensation. The objectives of the Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to Participants and to optimize the profitability and growth of the Company through incentives that are consistent with the Company’s goals and that link the personal interests of Participants to those of the Company’s stockholders.

The Plan provides for the grant of Options, Stock Appreciation Rights, Restricted Stock Units, Restricted Stock, and Performance Shares, any of which may be performance-based, and for Incentive Opportunities, which may be paid in cash or stock or a combination thereof, as determined by the Committee.

2.	Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a)	“2015 LTIP” means the Coeur Mining, Inc. 2015 Long-Term Incentive Plan (an amendment and restatement of the 2003 Long-Term Incentive Plan)
(b)	“Affiliate” means any entity in which the Company has a substantial direct or indirect equity interest, as determined by the Committee from time to time.
(c)	“Act” means the Securities Exchange Act of 1934, as amended, or any successor thereto.
(d)	“Award” means an Option, Stock Appreciation Right, Restricted Stock Unit, Restricted Stock, Performance Share or Incentive Opportunity granted to a Participant pursuant to the provisions of the Plan, any of which may be subject to performance conditions.
(e)	“Award Agreement” means a written or electronic agreement or other instrument implementing the grant of each Award, as may be approved from time to time by the Committee and designated as such. An Award Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices, memoranda or similar instruments as approved by the Committee and designated as such.
(f)	“Beneficial Owner” shall have the meaning set forth in Rule 13d-3 under the Act.
(g)	“Board” means the board of directors of the Company.
(h)	“Cause” means a Participant’s Termination of Employment by the Company or an Affiliate by reason of the Participant’s (i) fraud, misrepresentation, theft, or embezzlement; (ii) intentional violation of laws involving moral turpitude or which is materially injurious to the Company; (iii) willful and continued failure by the Participant substantially to perform his or her duties with the Company or its Subsidiaries (other than failure resulting from the Participant’s incapacity due to physical or mental illness), after a demand for substantial performance is delivered to the Participant by the senior human resources officer, the President or the Chairman of the Board of the Company, which demand specifically identifies the manner in which the Participant has not substantially performed his or her duties, or (iv) material breach of the Company’s policies, including, but not limited to, the Company’s Code of Business Conduct and Ethics. A

Participant’s employment or service will be deemed to have been terminated for Cause if it is determined subsequent to his or her termination of employment or service that grounds for termination of his or her employment or service for Cause existed at the time of his or her termination of employment or service.

(i)	“Change in Control” means the occurrence of any one of the following:
(1)	any organization, group or Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing thirty-five percent (35%) or more of the combined voting power of the then outstanding securities of the Company; or
(2)	during any two (2) year period, a majority of the members of the Board serving at the date of the most recent approval of this Plan by stockholders is replaced by members of the Board who are not nominated and approved by the Board; or
(3)	the Company shall be combined with or acquired by another company and the Board shall have determined, either before such event or thereafter, by resolution, that a Change in Control will or has occurred; provided, however, that no such determination shall be made if such transaction results in at least 50% of the assets or voting securities of the Company being Beneficially Owned, directly or indirectly, by all or substantially all of the Persons who were the Beneficial Owners of the outstanding voting securities of the Company prior to such transaction in substantially the same proportions as their Beneficial Ownership prior to such transaction.
(j)	“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issued thereunder.
(k)	“Committee” means the Compensation Committee of the Board (or any successor committee), or such other committee as designated by the Board to administer the Plan under Section 6.
(l)	“Common Stock” means the common stock of the Company, par value $0.01 per share, or such other class or kind of shares or other securities as may be applicable under Section 15.
(m)	“Company” means Coeur Mining, Inc., a Delaware corporation, and except as utilized in the definition of Change in Control, any successor corporation.
(n)	“Dividend Equivalents” mean an amount payable in cash or Common Stock, as determined by the Committee, with respect to a Restricted Stock Unit Award equal to what would have been received if the shares underlying the Award had been owned by the Participant.
(o)	“Effective Date” means the date on which the Plan was most recently approved by stockholders, as defined pursuant to Section 4 of the Plan.
(p)	“Eligible Person” means any employee or non-employee director of the Company, its Subsidiaries and/or, to the extent permissible under Form S-8, any of its Affiliates; provided however that Incentive Stock Options may only be granted to employees. Notwithstanding the foregoing, a person who would otherwise be an Eligible Person shall not be an Eligible Person in any jurisdiction where such person’s participation in the Plan would be unlawful.
(q)	“Fair Market Value” means as of any date, unless otherwise determined by the Committee for purposes of an Award and specified in the applicable Award Agreement, the value of the Common Stock determined as follows: (i) if the Common Stock is listed on any established stock exchange, system or market, its Fair Market Value shall be the closing price for the Common Stock as quoted on such exchange, system or market as reported in the Wall Street Journal or such other source as the Committee deems reliable; and (ii) in the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Committee by the reasonable application of a reasonable valuation method, taking into account factors consistent with Treas. Reg. § 409A-1(b)(5)(iv)(B) as the Committee deems appropriate.

(r)	“Incentive Opportunity” means an Award granted under Section 11 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria established for a specified performance period as specified in the Award Agreement.
(s)	“Incentive Stock Option” means a stock option that is designated as potentially eligible to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(t)	“Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.
(u)	“Option” means a right to purchase a number of shares of Common Stock at such exercise price, at such times and on such other terms and conditions as are specified in or determined pursuant to an Award Agreement. Options granted pursuant to the Plan may be Incentive Stock Options or Nonqualified Stock Options.
(v)	“Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Committee and any authorized transferee of such individual.
(w)	“Performance Share” means an Award of Restricted Stock or Restricted Stock Units that are subject during specified periods of time to such performance conditions and terms as the Committee deems appropriate.
(x)	“Person” shall have the meaning given in Section 3(a)(9) of the Act, as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (i) the Company or any of its Affiliates, (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its Subsidiaries, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.
(y)	“Plan” means the Coeur Mining, Inc. 2018 Long-Term Incentive Plan as set forth herein and as amended from time to time.
(z)	“Prior Plans” means the Coeur d’Alene Mines Corporation 2005 Non-employee Directors’ Equity Incentive Plan and the 2015 LTIP.
(aa)	“Restricted Stock” means an award or issuance of Common Stock the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.
(bb)	“Restricted Stock Unit” means an Award denominated in units of Common Stock under which the issuance of shares of Common Stock (or cash payment in lieu thereof) is subject to such conditions (including continued employment or performance conditions) and terms as the Committee deems appropriate.
(cc)	“Separation from Service” or “Separates from Service” means the termination of Participant’s employment with the Company and all Subsidiaries that constitutes a “separation from service” within the meaning of Section 409A of the Code.
(dd)	“Stock Appreciation Right” means a right granted to the Participant that entitles the Participant to receive, in cash or Common Stock or a combination thereof, as determined by the Committee, value equal to the excess of (i) the Fair Market Value of a specified number of shares of Common Stock at the time of exercise over (ii) the exercise price of the right, as established by the Committee on the date of grant.
(ee)	“Subsidiary” means any business association (including a corporation or a partnership, other than the Company) in an unbroken chain of such associations beginning with the Company if each of the associations other than the last association in the unbroken chain owns equity interests (including stock or partnership interests) possessing 50% or more of the total combined voting power of all classes of equity interests in one of the other associations in such chain.

(ff)	“Substitute Awards” means Awards granted or Common Stock issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a company acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.
(gg)	“Termination of Service” means ceasing to serve as an employee of the Company and its Subsidiaries or, with respect to a non-employee director or other service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Committee may determine that a leave of absence or employment on a less than full-time basis is considered a “Termination of Service,” (ii) the Committee may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Service,” (iii) service as a member of the Board shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee of the Company or a Subsidiary shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board or other service provider. The Committee shall determine whether any corporate transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, shall be deemed to result in a Termination of Service with the Company and its Subsidiaries for purposes of any affected Participant’s Awards, and the Committee’s decision shall be final and binding.
3.	Eligibility

Any Eligible Person is eligible to receive an Award.

4.	Effective Date and Termination of Plan

This Plan was adopted by the Board as of March 5, 2018, and shall become effective upon approval by the Company’s stockholders at the Company’s 2018 Annual Meeting of Stockholders on May 8, 2018 (the “Effective Date”). The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date; provided, however, that Incentive Stock Options may not be granted under the Plan after March 5, 2028. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted.

5.	Shares Subject to the Plan and to Awards
(a)	Aggregate Limits. The aggregate number of shares of Common Stock issuable under the Plan shall be equal to 11,204,419, plus any shares of Common Stock subject to outstanding awards under the Plan or any Prior Plans as of the Effective Date that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in nonforfeitable shares of Common Stock), and reduced by any shares of Common Stock subject to awards granted under the 2015 LTIP granted after December 31, 2017. Any shares of Common Stock issued pursuant to Options or Stock Appreciation Rights under this Plan (or subject to options or stock appreciation rights granted under the 2015 LTIP after December 31, 2017) shall be counted against this limit on a one-for-one basis and any shares of Common Stock issued pursuant to Awards under this Plan other than Options or Stock Appreciation Rights (or awards granted under the 2015 LTIP after December 31, 2017 other than options or stock appreciation rights) shall be counted against this limit as 1.5 shares for every one share issued pursuant to such Award. The aggregate number of shares of Common Stock available for issuance under this Plan and the number of shares of Common Stock subject to Awards outstanding at the time of any event described in Section 15 shall be subject to adjustment as provided in Section 15. The shares of Common Stock issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b)	Issuance of Shares. For purposes of Section 5(a), the aggregate number of shares of Common Stock issued under this Plan at any time shall equal only the number of shares actually issued upon exercise or settlement of an Award. Any shares of Common Stock related to Awards which terminate by expiration, forfeiture, cancellation, or otherwise without the issuance of such shares, are settled in cash in lieu of shares, or are exchanged with the Committee’s permission for Awards not involving shares, shall be available again for grant under the Plan. Notwithstanding the foregoing, shares of Common Stock subject to an Award may not again be made available for issuance under the Plan (and shall not be added to the Plan in respect of awards under the Prior Plans) if such shares are: (i) shares that were subject to a stock-settled Stock Appreciation Right (or stock appreciation right under a Prior Plan) and were not issued upon the net settlement or net exercise of such Stock Appreciation Right (or stock appreciation right under a Prior Plan), (ii) shares delivered to or withheld by the Company to pay the exercise price of an Option (or option under a Prior Plan), (iii) shares delivered to or withheld by the Company to pay the withholding taxes related an Option or Stock Appreciation Right (or option or stock appreciation right under a Prior Plan), or (iv) shares repurchased on the open market with the proceeds of an Option (or option under a Prior Plan) exercise. Any shares of Common Stock that again become available for grant pursuant to this Section 5(b) shall be added back as one share if such shares were subject to Options or Stock Appreciation Rights granted under the Plan or options or stock appreciation rights granted under a Prior Plan, and as 1.5 shares if such shares were subject to Awards other than Options or Stock Appreciation Rights granted under the Plan or subject to awards other than options or stock appreciation rights granted under a Prior Plan.
(c)	Other Limits. The aggregate number of shares of Common Stock subject to Awards granted under this Plan (or previously granted under this Plan) during any calendar year to any one Participant shall not exceed 1,500,000, which number shall be calculated and adjusted pursuant to Section 15. The maximum cash amount payable pursuant to an Incentive Opportunity granted in any calendar year to any one Participant under this Plan shall not exceed $10,000,000. The aggregate number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan after the Effective Date shall not exceed 11,204,419, which number shall be calculated and adjusted pursuant to Section 15 only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code.
(d)	Director Awards. The aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to any one non-employee director shall not exceed that number of shares having a Fair Market Value on the date of grant equal to $200,000; provided, however, that the aggregate number of shares of Common Stock subject to Awards granted under this Plan during any calendar year to a non-employee director that is designated as Chairman of the Board or Lead Director shall not exceed that number of shares having a Fair Market Value on the date of grant equal to $400,000.
(e)	Substitute Awards. Substitute Awards shall not reduce the shares of Common Stock authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a company acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by stockholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the shares of Common Stock authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were employees of such acquired or combined company before such acquisition or combination.

6.	Administration of the Plan
(a)	Administrator of the Plan. The Plan shall be administered by the Committee. Any power of the Committee may also be exercised by the Board, except to the extent that the grant or exercise of such authority would (i) cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Act or (ii) violate any requirement or rules of the stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control. To the maximum extent permissible under applicable law, the Committee (or any successor) may by resolution delegate any or all of its authority to one or more subcommittees composed of one or more directors and/or officers, and any such subcommittee shall be treated as the Committee for all purposes under this Plan, except to the extent that such subcommittee would fail to satisfy any applicable section or regulation under the Act or Code or any requirement or rules of the stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted. Notwithstanding the foregoing, if the Board or the Committee (or any successor) delegates to a subcommittee comprised of one or more officers of the Company (who are not also directors) the authority to grant Awards, the resolution so authorizing such subcommittee shall specify the total number of shares of Common Stock such subcommittee may award pursuant to such delegated authority, and no such subcommittee shall designate any officer serving thereon or any executive officer or non-employee director of the Company as a recipient of any Awards granted under such delegated authority. The Committee hereby delegates to and designates the senior human resources officer of the Company (or such other officer with similar authority), and to his or her delegates or designees, the authority to assist the Committee in the day-to-day administration of the Plan and of Awards granted under the Plan, including without limitation those powers set forth in Section 6(b)(4) through (9) and to execute agreements evidencing Awards made under this Plan or other documents entered into under this Plan on behalf of the Committee or the Company. The Committee may further designate and delegate to one or more additional officers or employees of the Company or any Subsidiary, and/or one or more agents, authority to assist the Committee in any or all aspects of the day-to-day administration of the Plan and/or of Awards granted under the Plan.
(b)	Powers of Committee. Subject to the express provisions of this Plan, the Committee shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation:
(1)	to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein;
(2)	to determine which persons are Eligible Persons, to which of such Eligible Persons, if any, Awards shall be granted hereunder and the timing of any such Awards;
(3)	to prescribe and amend the terms of the Award Agreements, to grant Awards and determine the terms and conditions thereof;
(4)	to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, retention, vesting, exercisability or settlement of any Award;
(5)	to prescribe and amend the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan;
(6)	to determine the extent to which adjustments are required pursuant to Section 15;
(7)	to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions if the Committee, in good faith, determines that it is appropriate to do so;
(8)	to approve corrections in the documentation or administration of any Award; and

(9)	to make all other determinations deemed necessary or advisable for the administration of this Plan.

Notwithstanding anything in this Plan to the contrary, with respect to any Award that is “deferred compensation” under Section 409A of the Code, the Committee shall exercise its discretion in a manner that causes such Awards to be compliant with or exempt from the requirements of such Code section. Without limiting the foregoing, unless expressly agreed to in writing by the Participant holding such Award, the Committee shall not take any action with respect to any Award which constitutes (i) a modification of a stock right within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(B) so as to constitute the grant of a new stock right, (ii) an extension of a stock right, including the addition of a feature for the deferral of compensation within the meaning of Treas. Reg. Section 1.409A-1 (b)(5)(v)(C), or (iii) an impermissible acceleration of a payment date or a subsequent deferral of a stock right subject to Section 409A of the Code within the meaning of Treas. Reg. Section 1.409A-1(b)(5)(v)(E).

The Committee may, in its sole and absolute discretion, without amendment to the Plan but subject to the limitations otherwise set forth in Section 19, waive or amend the operation of Plan provisions respecting exercise after termination of employment or service to the Company or an Affiliate. The Committee or any member thereof may, in its sole and absolute discretion and, except as otherwise provided in Section 19, waive, settle or adjust any of the terms of any Award so as to avoid unanticipated consequences or address unanticipated events (including any temporary closure of an applicable stock exchange, disruption of communications or natural catastrophe).

(c)	Determinations by the Committee. All decisions, determinations and interpretations by the Committee regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Committee shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select. Members of the Board and members of the Committee acting under the Plan shall be fully protected in relying in good faith upon the advice of counsel and shall incur no liability except for gross negligence or willful misconduct in the performance of their duties, to the fullest extent permissible under the Company’s governing documents and applicable laws.
(d)	Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Committee so directs, be implemented by the Company issuing any subject shares of Common Stock to the Subsidiary, for such lawful consideration as the Committee may determine, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the Participant in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Committee shall determine.
7.	Plan Awards
(a)	Terms Set Forth in Award Agreement. Awards may be granted at any time and from time to time prior to the termination of the Plan to Eligible Persons as determined by the Committee. The terms and conditions of each Award shall be set forth in an Award Agreement in a form approved by the Committee for such Award, which Award Agreement may contain such terms and conditions as specified from time to time by the Committee, provided such terms and conditions do not conflict with the Plan. The Award Agreement for any Award shall include the time or times at or within which and the consideration, if any, for which any shares of Common Stock may be acquired from the Company. The terms of Awards may vary among Participants, and the Plan does not impose upon the Committee any requirement to make Awards subject to uniform terms. Accordingly, the terms of individual Award Agreements may vary.

(b)	Separation from Service. Subject to the express provisions of the Plan, the Committee shall specify before, at, or after the time of grant of an Award the provisions governing the effect(s) upon an Award of a Participant’s Separation from Service.
(c)	Rights of a Stockholder. A Participant shall have no rights as a stockholder with respect to shares of Common Stock covered by an Award (including voting rights) until the date the Participant becomes the holder of record of such shares of Common Stock. No adjustment shall be made for dividends or other rights for which the record date is prior to such date, except as provided in Section 10(b) or Section 15 of this Plan or as otherwise provided by the Committee.
8.	Options
(a)	Grant, Term and Price. The grant, issuance, retention, vesting and/or settlement of any Option shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. The term of an Option shall in no event be greater than ten years; provided, however, the term of an Option (other than an Incentive Stock Option) shall be automatically extended if, at the time of its scheduled expiration, the Participant holding such Option is prohibited by law or the Company’s insider trading policy from exercising the Option, which extension shall expire on the thirtieth (30th) day following the date such prohibition no longer applies. The Committee will establish the price at which Common Stock may be purchased upon exercise of an Option, which, in no event will be less than the Fair Market Value of such shares on the date of grant; provided, however, that the exercise price per share of Common Stock with respect to an Option that is granted as a Substitute Award may be less than the Fair Market Value of the shares of Common Stock on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition that satisfies the requirements of (i) Section 409A of the Code, if such options held by such optionees are not intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code, and (ii) Section 424(a) of the Code, if such options held by such optionees are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code. The exercise price of any Option may be paid in cash or such other method as determined by the Committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares of Common Stock issuable under an Option, the delivery of previously owned shares of Common Stock or withholding of shares of Common Stock deliverable upon exercise.
(b)	No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Option and, at any time when the exercise price of a previously awarded Option is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Option for cash or a new Award with a lower (or no) exercise price.
(c)	No Reload Grants. Options shall not be granted under the Plan in consideration for and shall not be conditioned upon the delivery of shares of Common Stock to the Company in payment of the exercise price and/or tax withholding obligation under any other employee stock option.
(d)	Incentive Stock Options. Notwithstanding anything to the contrary in this Section 8, in the case of the grant of an Option intending to qualify as an Incentive Stock Option, if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the Fair Market Value of the shares of Common Stock on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant. Notwithstanding anything in this Section 8 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate Fair Market Value of shares of Common Stock (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months (or such other period of time provided in Section 422 of the Code) of separation of service (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder).

(e)	No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Option or any shares of Common Stock subject to an Option until the Participant has become the holder of record of such shares.
9.	Stock Appreciation Rights
(a)	General Terms. The grant, issuance, retention, vesting and/or settlement of any Stock Appreciation Right shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and/or satisfaction of performance conditions. Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of Options granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”). Upon exercise of a tandem SAR as to some or all of the shares covered by the grant, the related Option shall be canceled automatically to the extent of the number of shares covered by such exercise. Conversely, if the related Option is exercised as to some or all of the shares covered by the grant, the related tandem SAR, if any, shall be canceled automatically to the extent of the number of shares covered by the Option exercise. Any Stock Appreciation Right granted in tandem with an Option may be granted at the same time such Option is granted or at any time thereafter before exercise or expiration of such Option, provided that the Fair Market Value of Common Stock on the date of the Stock Appreciation Right’s grant is not greater than the exercise price of the related Option. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 8 and all tandem SARs shall have the same exercise price as the Option to which they relate. Subject to the provisions of Section 8 and the immediately preceding sentence, the Committee may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Common Stock, cash, Restricted Stock or a combination thereof, as determined by the Committee and set forth in the applicable Award Agreement.
(b)	No Repricing without Stockholder Approval. Other than in connection with a change in the Company’s capitalization (as described in Section 15), the Committee shall not, without stockholder approval, reduce the exercise price of a previously awarded Stock Appreciation Right and, at any time when the exercise price of a previously awarded Stock Appreciation Right is above the Fair Market Value of a share of Common Stock, the Committee shall not, without stockholder approval, cancel and re-grant or exchange such Stock Appreciation Right for cash or a new Award with a lower (or no) exercise price.
(c)	No Stockholder Rights. Participants shall have no voting rights and will have no rights to receive dividends or Dividend Equivalents in respect of an Award of Stock Appreciation Rights or any shares of Common Stock subject to an Award of Stock Appreciation Rights until the Participant has become the holder of record of such shares.
10.	Restricted Stock, Restricted Stock Units and Performance Shares
(a)	Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of any Award of Restricted Stock or Restricted Stock Units (including Performance Shares) shall occur at such time and be subject to such terms and conditions as determined by the Committee or under criteria established by the Committee, which may include conditions based on continued employment, passage of time, attainment of age and/or service requirements, and /or satisfaction of performance conditions. In addition, the Committee shall have the right to grant Restricted Stock, Restricted Stock Unit or Performance Share Awards as the form of payment for grants or rights earned or due under other stockholder-approved compensation plans or arrangements of the Company.

(b)	Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those shares of Common Stock, unless determined otherwise by the Committee. The Committee will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and/or subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Restricted Stock Units shall be entitled to dividends or distributions only to the extent provided by the Committee and set forth in the applicable Award Agreement. Notwithstanding anything herein to the contrary, in no event will dividends or Dividend Equivalents be paid during the performance or vesting period with respect to unearned or unvested shares of Restricted Stock or unearned Restricted Stock Units. Dividends or Dividend Equivalents accrued on or in respect of such Awards shall become payable no earlier than the date the applicable vesting criteria have been achieved and the underlying shares or Restricted Stock Units have been earned and/or vested. For the avoidance of doubt, for purposes of dividends and distributions, Performance Shares shall be treated as Restricted Stock or Restricted Stock Units, as applicable.
(c)	Voting Rights. Unless otherwise determined by the Committee and set forth in a Participant’s Award Agreement, to the extent permitted or required by applicable laws, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares. Participants shall have no voting rights in respect of Restricted Stock Units or any shares of Common Stock subject to Restricted Stock Units until the Participant has become the holder of record of such shares. For the avoidance of doubt, for purposes of determining voting rights, Performance Shares shall be treated as Restricted Stock or Restricted Stock Units, as applicable.
11.	Incentive Opportunities
(a)	Performance Criteria. The Committee shall establish the performance criteria and level of achievement versus pre-determined and approved criteria that shall determine the amount payable with respect to an Incentive Opportunity, which may include a target, threshold and/or maximum amount payable and any formula for determining such achievement, and which criteria may be based on performance conditions.
(b)	Timing and Form of Payment. The Committee shall determine the timing of payment of any Incentive Opportunity. Payment of the amount due under an Incentive Opportunity may be made in cash or in Common Stock, as determined by the Committee.
(c)	Discretionary Adjustments. Notwithstanding satisfaction of any performance goals and subject to Section 12 of this Plan, as applicable, the amount paid under an Incentive Opportunity on account of either financial performance or personal performance evaluations may be adjusted by the Committee on the basis of such further considerations as the Committee shall determine.
12.	Qualifying Performance-Based Compensation

The Committee may establish performance criteria and level of achievement versus such criteria that shall determine the number of shares of Common Stock to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may include any one or more of the following performance criteria, or derivations of such criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, either based upon United States Generally Accepted Accounting Principles (“GAAP”) or non-GAAP financial results, in each case as specified by the Committee: (i) earnings per share (actual or targeted growth); (ii) economic valued added (EVA); (iii) net income after capital costs; (iv) net income (before or after taxes); (v) return measures (including return on average assets, return on capital, return on equity, or cash flow return measures); (vi) stock price (including growth measures and total stockholder return); (vii) expense targets; (viii) margins; (ix) production levels; (x) cost performance measures, including but not limited to cash and/or all-in sustaining costs of production, and/or costs applicable to sales (in each case on a per ounce, per ton, aggregate or other basis); (xi) earnings before interest, tax, depreciation, and amortization; (xii) capital budget targets; (xiii) budget target measures; (xiv) earnings before interest and taxes (EBIT); (xv) revenue; (xvi) cash flow (including operating cash flow); (xvii) reserve replacement; (xviii) resource levels, including but not limited to growth in reserves and resources either on an aggregate or per share basis; (xix) statistical health, safety and/or environmental performance; (xx) growth in gross investments (GGI); (xxi) net asset value (or growth therein); and (xxii) such other criteria as the Committee shall approve.

13.	Deferral of Payment

The Committee may, in an Award Agreement or otherwise, provide for the deferred delivery of Common Stock or cash upon settlement, vesting or other events with respect to Restricted Stock Units, or in payment or satisfaction of an Incentive Opportunity. Notwithstanding anything herein to the contrary, in no event will any election to defer the delivery of Common Stock or any other payment with respect to any Award be allowed if the Committee determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code. The Company, the Board and the Committee shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A of the Code is not so exempt or compliant or for any action taken by the Board or the Committee.

14.	Conditions and Restrictions Upon Securities Subject to Awards

The Committee may provide that the Common Stock issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Committee in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Common Stock issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Common Stock already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any shares of Common Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Common Stock be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

15.	Adjustment of and Changes in the Stock
(a)	The number and kind of shares of Common Stock available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of shares of Common Stock subject to the limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Committee to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of shares of Common Stock outstanding. Such adjustment may be designed to comply with Section 424 of the Code or may be designed to treat the shares of Common Stock available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such shares of Common Stock to reflect a deemed reinvestment in shares of Common Stock of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Committee as to price, number or kind of shares of Common Stock subject to such Award, vesting, and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. No fractional shares of Common Stock shall be issued pursuant to such an adjustment.

(b)	In the event there shall be any other change in the number or kind of outstanding shares of Common Stock, or any stock or other securities into which such Common Stock shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Committee shall determine the appropriate and equitable adjustment to be effected, which adjustments need not be uniform between different Awards or different types of Awards. In addition, in the event of such change described in this paragraph, the Committee may accelerate the time or times at which any Award may be exercised, consistent with and as otherwise permitted under Section 409A of the Code, and may provide for cancellation of such accelerated Awards that are not exercised within a time prescribed by the Committee in its sole discretion.
(c)	Unless prohibited by applicable law or unless otherwise expressly provided in the Award Agreement or another contract, including an employment agreement, the following shall occur upon a Participant’s Termination of Service without Cause within twenty-four (24) months following a Change in Control: (a) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise any portion of the Option or Stock Appreciation Right not previously exercisable (and the Participant shall have until the earlier of twelve (12) months following such Termination of Service and the expiration date of such Option or Stock Appreciation Right to exercise any such Option or Stock Appreciation Right), (b) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an Incentive Opportunity, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on performance through the Change in Control, and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (b)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. Notwithstanding anything herein to the contrary, in the event of a Change in Control in which the acquiring or surviving company in the transaction does not assume or continue outstanding Awards upon the Change in Control, immediately prior to the Change in Control, all Awards that are not assumed or continued shall be treated as follows effective immediately prior to the Change in Control: (a) in the case of an Option or Stock Appreciation Right, the Participant shall have the ability to exercise such Option or Stock Appreciation Right, including any portion of the Option or Stock Appreciation Right not previously exercisable, (b) in the case of any Award the vesting of which is in whole or in part subject to performance criteria or an Incentive Opportunity, all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse and the Participant shall have the right to receive a payment based on performance through the Change in Control (as determined by the Committee in its sole discretion), and (c) in the case of outstanding Restricted Stock and/or Restricted Stock Units (other than those referenced in subsection (b)), all conditions to the grant, issuance, retention, vesting or transferability of, or any other restrictions applicable to, such Award shall immediately lapse. In no event shall any action be taken pursuant to this Section 15(c) that would change the payment or settlement date of an Award in a manner that would result in the imposition of any additional taxes or penalties pursuant to Section 409A of the Code.
(d)	The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 15 of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

(e)	Notwithstanding anything in this Section 15 to the contrary, an adjustment to an Option or Stock Appreciation Right under this Section 15 shall be made in a manner that will not result in the grant of a new Option or Stock Appreciation Right under Section 409A of the Code.
16.	Transferability

Each Award may not be sold, transferred for value, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, outstanding Options may be exercised following the Participant’s death by the Participant’s beneficiaries or as permitted by the Committee. Further, and notwithstanding the foregoing, to the extent permitted by the Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section A.1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Committee, and (ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Committee provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 16, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

17.	Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver shares of Common Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver Common Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such shares of Common Stock as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Common Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Common Stock underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Committee may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Committee may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

The Board shall have the authority, subject to the express limitations of the Plan, to create sub-plans hereunder necessary to comply with laws and regulations of any foreign country in which the Company may seek to grant an Award to a person eligible under Section 3.

18.	Withholding

To the extent required by applicable federal, state, local or foreign law, the Committee may and/or a Participant shall make arrangements satisfactory to the Company for the satisfaction of any withholding tax obligations that arise with respect to any Award, or the issuance or sale of any shares of Common Stock. The Company shall not be required to recognize any Participant rights under an Award, to issue shares of Common Stock or to recognize the disposition of such shares of Common Stock until such obligations are satisfied. To the extent permitted or required by the Committee, these obligations may or shall be satisfied by the Company withholding cash from any compensation otherwise payable to or for the benefit of a Participant, the Company withholding a portion of the shares of Common Stock that otherwise would be issued to a Participant under such Award or any other award held by the Participant or by the Participant tendering to the Company cash or, if allowed by the Committee, shares of Common Stock.

19.	Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Committee may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 15, no such amendment shall, without the approval of the stockholders of the Company:

(a)	increase the maximum number of shares of Common Stock for which Awards may be granted under this Plan;
(b)	reduce the price at which Options may be granted below the price provided for in Section 8(a);
(c)	reprice outstanding Options or Stock Appreciation Rights as described in 8(b) and 9(b);
(d)	extend the term of this Plan;
(e)	change the class of persons eligible to be Participants;
(f)	increase the individual maximum limits in Section 5(c); or
(g)	otherwise amend the Plan in any manner requiring stockholder approval by law or the rules of any stock exchange or market or quotation system on which the Common Stock is traded, listed or quoted.

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Committee determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either (i) is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard, or (ii) is not reasonably likely to significantly diminish the benefits provided under such Award, or that any such diminishment has been adequately compensated.

20.	No Liability of Company

The Company, any Subsidiary or Affiliate which is in existence or hereafter comes into existence, the Board and the Committee shall not be liable to a Participant or any other person as to: (a) the non-issuance or sale of shares of Common Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares of Common Stock hereunder; and (b) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21.	Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

22.	Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the State of Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23.	No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its Affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its Affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its Affiliates.

24.	Specified Employee Delay

To the extent any payment under this Plan is considered deferred compensation subject to the restrictions contained in Section 409A of the Code, such payment may not be made to a specified employee (as determined in accordance with a uniform policy adopted by the Company with respect to all arrangements subject to Section 409A of the Code) upon Separation from Service before the date that is six months after the specified employee’s Separation form Service (or, if earlier, the specified employee’s death). Any payment that would otherwise be made during this period of delay shall be accumulated and paid on the sixth month plus one day following the specified employee’s Separation from Service (or, if earlier, as soon as administratively practicable after the specified employee’s death).

25.	No Liability of Committee Members

To the fullest extent permissible under the Company’s governing documents and applicable laws, no member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or willful bad faith; provided, however, that approval of the Board shall be required for the payment of any amount in settlement of a claim against any such person. The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

26.	Severability

If any provision of the Plan or any Award is or becomes or is deemed to be invalid, illegal, or unenforceable in any jurisdiction or as to any Person or Award, or would disqualify the Plan or any Award under any law deemed applicable by the Committee, such provision shall be construed or deemed amended to conform to the applicable laws, or if it cannot be construed or deemed amended without, in the determination of the Committee, materially altering the intent of the Plan or the Award, such provision shall be stricken as to such jurisdiction, Person or Award and the remainder of the Plan and any such Award shall remain in full force and effect.

27.	Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Committee or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

28.	Clawback

Subject to the terms and conditions of the Plan, the Committee may provide that any Participant and/or any Award, including any shares of Common Stpck subject to an award, will be subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by the Company from time to time. Further, to the extent any policy adopted by New York Stock Exchange (or any other exchange on which the securities of the Company are listed) pursuant to Section 10D of the Securities Exchange Act of 1934 requires the repayment of incentive-based compensation received by a Participant, whether paid pursuant to an Award granted under this Plan or any other plan of incentive-based compensation maintained in the past or adopted in the future by the Company, by accepting an Award under this Plan, the Participant agrees to the repayment of such amounts to the extent required by such policy and applicable law.

29.	Electronic Delivery

Awards granted under the Plan and/or communications regarding the Plan and any Award under the Plan may be sent via electronic delivery through an online or electronic system established and maintained by the Company or a third party designated by the Company.

30.	Arbitration

In the event a Participant or other holder of an Award or person claiming a right under an Award or the Plan believes that a decision by the Committee with respect to such person or Award was arbitrary or capricious, the person may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Participant or other Award holder has proven that the Committee’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Committee’s decision. Participants, Award holders and persons claiming rights under an Award or the Plan explicitly waive any right to judicial review. Notice of demand for arbitration shall be made in writing to the Committee within thirty (30) days after the applicable decision by the Committee. The arbitrator shall be selected by those members of the Board who are neither members of the Committee nor employees of the Corporation or any Subsidiary. If there are no such members of the Board, the arbitrator shall be selected by the Board. The arbitrator shall be an individual who is an attorney licensed to practice law in the jurisdiction in which the Company’s headquarters are then located. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. Each side shall bear its own fees and expenses, including its own attorney’s fees, and each side shall bear one half of the arbitrator’s fees and expenses. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction

104 South Michigan Avenue
Suite 900
Chicago, Illinois 60603

COEUR MINING INVESTOR RELATIONS

www.coeur.com

COEUR MINING, INC.
ATTN: CASEY M. NAULT
104 S. MICHIGAN AVE., SUITE 900
CHICAGO IL 60603

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on May 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on May 7, 2018. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

E37271-P02110                KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

COEUR MINING, INC.

The Board of Directors recommends you vote FOR the following proposals:

1.	Election of ten directors		For	Against	Abstain

	1a.	Linda L. Adamany	☐	☐	☐

	1b.	Kevin S. Crutchfield	☐	☐	☐

	1c.	Sebastian Edwards	☐	☐	☐

	1d.	Randolph E. Gress	☐	☐	☐

	1e.	Mitchell J. Krebs	☐	☐	☐

	1f.	Eduardo Luna	☐	☐	☐

	1g.	Jessica L. McDonald	☐	☐	☐

	1h.	Robert E. Mellor	☐	☐	☐

	1i.	John H. Robinson	☐	☐	☐

	1j.	J. Kenneth Thompson	☐	☐	☐

		For	Against	Abstain

2.	Approval of the adoption of the Coeur Mining, Inc. 2018 Long-Term Incentive Plan.	☐	☐	☐

3.	Ratification of the appointment of Grant Thornton LLP as the Company’s independent registered public accounting firm for 2018.	☐	☐	☐

4.	Advisory resolution to approve executive compensation.	☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address changes and/or comments, please check this box and write them on the back where indicated.				☐

Please indicate if you plan to attend this meeting.		☐	☐
		Yes	No

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Stockholders’ Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

E37272-P02110

COEUR MINING, INC.
Annual Stockholders’ Meeting
May 8, 2018 at 10:30 a.m., EDT
This proxy is solicited by the Board of Directors

The stockholder(s) hereby appoint(s) Mitchell J. Krebs or, in his absence Casey M. Nault, or either of them, as proxies, each with the power to appoint their substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of COEUR MINING, INC. that the stockholders are entitled to vote at the Annual Stockholders’ Meeting to be held at the Four Seasons Hotel, 57 East 57th Street, New York, NY 10022 at 10:30 a.m., EDT on May 8, 2018, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors’ recommendations and, in the discretion of the proxies, upon such other matters as may properly come before the Annual Stockholders’ Meeting.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side